As filed with the Securities and Exchange Commission on May 29, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CATASYS, INC.

(Exact name of registrant as specified in its charter)

Delaware	8090	88-0464853
(State of Incorporation)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

11601 Wilshire Boulevard, Suite 950

Los Angeles, California 90025

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Terren S. Peizer

Chief Executive Officer

c/o Catasys, Inc.

11601 Wilshire Boulevard, Suite 950

Los Angeles, California 90025

(310) 444-4300

(Name, address, including zip code, and telephone number, including, area code, of agent for service)

Copies to:

Kenneth R. Koch, Esq.

Merav Gershtenman, Esq.

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

The Chrysler Center

666 Third Avenue

New York, NY 10017

(212) 935-3000 (telephone number)

(212) 983-3115 (facsimile number)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1) (2)	Amount of Registration Fee
Common stock, $0.0001 par value per share	$10,000,000	$1,162.00
Total	$10,000,000	$1,162.00
(1)

Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) under the Securities Act. Includes the aggregate offering price of additional shares that the underwriters have the option to purchase to cover over-allotments, if any.

(2)

Pursuant to Rule 416 under the Securities Act of 1933, as amended, the shares of common stock registered hereby also include an indeterminate number of additional shares of common stock as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 29, 2015

PRELIMINARY PROSPECTUS

                            Shares

Common Stock

We are offering up to                                of shares of our common stock.

Our common stock is quoted on the OTCQB Marketplace under the symbol “CATS”. On        , 2015, the last reported sale price for our common stock as reported on the OTCQB Marketplace was $            per share. We intend to apply to list our common stock on the NASDAQ Capital Market under the symbol “             .” No assurance can be given that our application will be approved.

Investing in our common stock involves a high degree of risk. Please read “Risk Factors ” beginning on page 9 of this prospectus for a discussion of factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$

Underwriting discounts and commissions(1)	$	$

Proceeds, before expenses, to us	$	$

(1)	Please refer to “Underwriting” beginning on page 67 of this prospectus for additional information regarding underwriting compensation.

We have granted the underwriters an option for       days to purchase additional shares of our common stock to cover over-allotments, if any, in an amount of up to   % of the number of shares offered hereunder. If the underwriters exercise the option in full, the total underwriting discounts and commissions payable by us will be $           , and the total proceeds to us, before expenses, will be $            .

The underwriters expect to deliver the shares to the purchasers on or about                 , 2015.

The date of this prospectus is                 , 2015

TABLE OF CONTENTS

Page No.
Prospectus Summary	1
Risk Factors	9
Special Note Regarding Forward-Looking Statements	22
Use of Proceeds	23
Price Range of Our Common Stock	24
Dividend Policy	24
Capitalization	25
Dilution	27
Selected Consolidated Financial Data	29
Management’s Discussion and Analysis of Financial Condition and Results of Operations	31
Business	41
Management and Certain Corporate Governance Matters	49
Executive Compensation	53
Certain Relationships and Related Person Transactions	58
Security Ownership of Certain Beneficial Owners and Management	61
Description of Capital Stock	63
Shares Eligible for Future Sale	65
Underwriting	67
Legal Matters	74
Experts	74
Where You Can Find Additional Information	74
Index to Consolidated Financial Statements	F-1

About This Prospectus

You should rely only on the information that we have provided in this prospectus. We have not authorized anyone to provide you with different information. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus is accurate only as of the date on the front of this document, regardless of the time of delivery of this prospectus, or any sale of a security registered under the registration statement of which this prospectus is a part.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, or will be filed as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find Additional Information.”

As used in this prospectus, unless the context indicates or otherwise requires, “our company,” “we,” “us,” and “our” refer to Catasys, Inc., a Delaware corporation, and its consolidated subsidiaries.

i

PROSPECTUS SUMMARY

This summary does not contain all of the information that should be considered before investing in our common stock. Investors should carefully read this prospectus, and the registration statement of which this prospectus is a part, in their entirety before investing in our common stock, including the information discussed under “Risk Factors” in this prospectus.

Our Company

Overview

We provide specialized healthcare management services to health plans and other third party payors through our OnTrak program. Our OnTrak program is designed to improve member health and at the same time lower costs to the insurer for underserved populations where behavioral health conditions are causing or exacerbating co-existing medical conditions. The program utilizes member engagement and patient centric treatment that integrates evidence-based medical and psychosocial interventions along with care coaching in a 52-week outpatient program. Our initial focus has been members with substance use disorders, but we have plans to expand into other behavioral health conditions, including anxiety and depression. We currently operate our OnTrak for substance dependence program in Florida, Kansas, Kentucky, Louisiana, Massachusetts, New Jersey, Oklahoma, West Virginia. Wisconsin, and our OnTrak for anxiety program in Kansas.

In the fourth quarter of 2014, we commenced enrollment of our OnTrak program in Florida and New Jersey. The launch of the Florida program represented an expansion of an existing customer relationship. In the first quarter of 2015, we expanded our Wisconsin program with a national health plan to include their Medicare Advantage members. In addition, we signed an agreement with a new customer in Illinois, which is anticipated to commence enrollment in the second quarter of 2015, and with an existing customer in Kansas to expand our OnTrak for anxiety program, which commenced enrollment in the second quarter of 2015. The agreement to include OnTrak for anxiety represents our first agreement for this product.

Our Strategy

Our business strategy is to provide a quality integrated medical and behavioral program to help health plans and other organizations treat and manage health plan members whose behavioral health conditions are causing or exacerbating co-existing medical conditions resulting in increased in-patient medical costs. We have focused initially on members with substance use disorders. We intend to grow our business through increased adoption by health plans and other payors of our OnTrak program for substance dependence, as well as expansion into other populations with high costs driven by other behavioral health conditions, such as anxiety and depression.

Key elements of our business strategy include:

●	Demonstrating to key managed care and other third-party payors the potential for improved clinical outcomes and reduced cost associated with using our OnTrak programs;

●	Educating third-party payors on the disproportionately high cost of their substance dependent population;

●	Providing our OnTrak program to third-party payors for reimbursement on a case rate, fee for service, or monthly fee basis; and

●	Generating outcomes data from our OnTrak program to demonstrate improved health and cost reductions, and utilize outcomes data to facilitate broader adoption.

As an early entrant into offering integrated medical and behavioral programs for substance dependence, we believe we are well positioned to address increasing market demand. We believe our OnTrak program will help fill the gap that exists today: a lack of programs that focus on smaller populations with disproportionately high costs caused or exacerbated by behavioral health conditions but who are generally not receiving care, or adequate care, for their behavioral health conditions. We believe this provides an opportunity to engage this population and reduce their costs while improving their health.

Recent Developments

Bridge Notes

On April 16, 2015, we entered into a Securities Purchase Agreement with several institutional accredited investors, pursuant to which we received aggregate gross proceeds of $2.0 million from the investors for the sale of approximately $2.12 million principal amount of 12% Original Issue Discount Convertible Debentures due January 18, 2016, or the Bridge Notes, and five-year warrants to purchase an aggregate of 530,303 shares of our shares of common stock, par value $0.0001 per share, or our common stock, at an exercise price of $2.00 per share, or the April 2015 Warrants. The closing of the Bridge Notes transaction occurred on April 17, 2015. We received aggregate net proceeds of $1,815,000. We have used $560,000 of the net proceeds to repay our outstanding indebtedness incurred by way of short term, interest free loans over the months of March and April 2015 to an affiliate of Terren S. Peizer, our Chairman and Chief Executive Officer.

The conversion price of the Bridge Notes and the exercise price of the April 2015 Warrants is $2.00 per share, subject to adjustment, including for issuances of common stock and common stock equivalents below the then current conversion or exercise price, as the case may be. The Bridge Notes are unsecured, bear interest at a rate of 12% per annum payable quarterly in cash or shares of common stock, subject to certain conditions, at our option, and are subject to mandatory prepayment upon the consummation of certain future financings. We are obligated to offer to repay the Bridge Notes, and any interest payable thereon, out of the proceeds of the offering contemplated by this prospectus.

The investors will receive 200,000 additional shares of common stock if we have not consummated a public offering of at least $5.0 million in gross proceeds by September 30, 2015. The offering contemplated by this prospectus would fulfill that requirement if consummated prior to September 30, 2015. In connection with the Bridge Notes, the investors have agreed, subject to certain exceptions for shares owned prior to this transaction or acquired in the open market subsequent to this transaction, not to sell or dispose of any shares prior to October 15, 2015, subject to earlier termination of such lock-up if we have not filed a registration statement for a public offering by May 31, 2015. In addition, our officers and directors also entered into lock-up agreements pursuant to which they agreed not to sell or dispose any securities of the company beneficially owned by them until the Bridge Notes are no longer outstanding. The investors are also entitled, until April 17, 2016, to participate in certain of our future financings.

Warrant Exchange

On May 18, 2015, we entered into Warrant Exchange Agreements, or the exchange agreements, with 15 warrant holders that held warrants for the purchase of up to an aggregate of 21,277,200 shares of our common stock, at an exercise price of $0.58 per share, that were originally issued by us in private placements consummated on various dates between December 2011 and May 2014. Pursuant to the exchange agreements, the warrant holders collectively agreed to surrender for cancellation their warrants in exchange for an aggregate of 21,277,200 of the our shares of common stock. This transaction hereinafter the “Warrant Exchange”. The principal purpose of the Warrant Exchange was to increase stockholders’ equity by eliminating a liability associated with the warrants of approximately $38 million as of March 31, 2015, as well as eliminating certain rights, including the anti-dilution rights that gave rise to the liability, associated with the warrants.

We also separately entered into lock-up agreements with the each warrant holder, under which the warrant holders agreed, subject to certain limited exceptions, that they will not, among other things, offer, sell, contract to sell, hypothecate, pledge or otherwise dispose any securities of the company beneficially owned by them, until the earlier of (a) six months after we files a registration statement, and (b) January 4, 2016.

Prior to the consummation of the Warrant Exchange, Mr. Peizer and his affiliates, and David E. Smith, a member of the Company’s board of directors, and his affiliates, owned an aggregate of 20,160,120 of the warrants, which were exchanged for an aggregate of 20,160,120 shares of Common Stock.

Risks associated with Our Business

Our business and ability to execute our business strategy are subject to a number of risks of which you should be aware before you decide to buy our common stock. In particular, you should consider the following risks, which are discussed more fully in the section entitled “Risk Factors” in this prospectus, as well as the other risks described in “Risk Factors.”

•

We have a limited operating history, expect to continue to incur substantial operating losses and may be unable to obtain additional financing, causing our independent registered public accounting firm to express substantial doubt about our ability to continue as a going concern.

•	We will need additional funding, and we cannot guarantee that we will find adequate sources of capital in the future.

•	We depend on key personnel, the loss of which could impact the ability to manage our business.

•	Our OnTrak programs may not become widely accepted, which could limit our growth.

•	We may be subject to future litigation, which could result in substantial liabilities that may exceed our insurance coverage.

•	If third-party payors fail to provide coverage and adequate payment rates for our OnTrak program, our revenue and prospects for profitability will be harmed.

•	We may not be able to achieve promised savings for our OnTrak contracts, which could result in loss of customers and pricing levels insufficient to cover our costs or ensure profitability.

•	Confidentiality agreements with employees, treating physicians and others may not adequately prevent disclosure of trade secrets and other proprietary information.

•	We or our healthcare professionals may be subject to regulatory, enforcement and investigative proceedings, which could adversely affect our financial condition or operations.

•	We may not fully comply with complex and increasing regulation by state and federal authorities, which could negatively impact our business operations.

•	Our share price is volatile and may be influenced by numerous factors, some of which are beyond our control.

•	Our principal stockholders and management own a significant percentage of our stock and will be able to exert significant control over matters subject to stockholder approval.

Corporate Information

We were incorporated in the State of Delaware on September 29, 2003. Our principal executive offices are located at 11601 Wilshire Blvd, Suite 950, Los Angeles, California 90025, and our telephone number is (310) 444-4300.

We are a “smaller reporting company” as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and have elected to take advantage of certain of the scaled disclosure available for smaller reporting companies.

Our corporate website address is www.catasys.com. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to reports filed pursuant to Sections 13(a) and 15(d) of the Securities Exchange Act of 1934, as amended, are available free of charge on our website as soon as reasonably practicable after we electronically file such material with, or furnish it to, the Securities and Exchange Commission. The Securities and Exchange Commission maintains an internet site that contains our public filings with the Securities and Exchange Commission and other information regarding our company, at www.sec.gov. These reports and other information concerning our company may also be accessed at the Securities and Exchange Commission’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The contents of these websites are not incorporated into this prospectus. Further, our references to the URLs for these websites are intended to be inactive textual reference only.

The Offering

Common stock offered by us	of shares

Common stock to be outstanding after this offering	shares

Option to purchase additional shares	We have granted the underwriters a -day option to purchase up to additional shares of our common stock from us at the public offering price, less underwriting discounts and commissions.

Use of proceeds

We estimate that the net proceeds from this offering will be approximately $         million, or approximately $           million if the underwriters exercise their option to purchase additional shares in full, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds of this offering to repay our outstanding Bridge Notes (if the holders thereof elect to be prepaid rather than to convert) and for working capital and general corporate purposes. See “Use of Proceeds” for a more complete description of the intended use of proceeds from this offering.

Risk factors

Investing in our securities involves a high degree of risk and purchasers may lose their entire investment. You should read the “Risk Factors” section of this prospectus beginning on page 9 for a discussion of certain factors to consider carefully before deciding to purchase any shares of our common stock.

OTCQB Marketplace symbol	“CATS.”

Proposed NASDAQ Capital Market Symbol	“ .” No assurance can be given that our shares of common stock will be approved for listing on NASDAQ.

The number of shares of our common stock to be outstanding after this offering is based on 46,597,760 shares of common stock outstanding as of May 26, 2015, and assumes the sale of                       shares of common stock at $           per share, the last reported sale price for our common stock as reported on the OTCQB Market Place, or the OTCQB, on           , 2015. A 5% increase or decrease in the assumed public offering price of $                per share would increase or decrease the number of shares of our common stock issued in this offering by approximately 5%. The number of shares of our common stock to be outstanding after this offering excludes:

•	1,676,625 shares of common stock issuable upon the exercise of outstanding stock options as of May 26, 2015, at a weighted average exercise price of $6.06 per share, as of May 26, 2015;

•	959,010 shares of common stock issuable upon the exercise of outstanding warrants as of May 26, 2015, at a weighted average exercise price of $2.86 per share, as of May 26, 2015; and

•	91,138 shares of common stock reserved for future issuance under our equity incentive plan, as of May 26, 2015.

Unless otherwise indicated, all information contained in this prospectus, and the number of shares of common stock outstanding, assumes no exercise by the underwriters of their option to purchase up to an additional                  of shares of our common stock to cover over-allotments, if any.

Summary Consolidated Financial Data

The following summary consolidated financial data should be read together with our audited consolidated financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this prospectus. Our summary statements of operations data for the three months ended March 31, 2015 and 2014 and the selected balance sheets data as of March 31, 2015 are derived from our unaudited interim condensed consolidated financial statements included elsewhere in this prospectus. Our summary statements of operations data for the years ended December 31, 2014 and 2013 are derived from our audited consolidated financial statements included elsewhere in this prospectus. Our historical results are not necessarily indicative of results to be expected for any future period. The summary financial data in this section are not intended to replace our audited and unaudited consolidated financial statements and the related notes:

(In thousands, except per share amounts)	Three Months Ended March 31,		Year Ended December 31,
	2015	2014	2014	2013
	(unaudited)		(audited)
Revenues
Healthcare services revenues	$433	$199	$2,030	$754

Operating expenses
Cost of healthcare services	406	265	1,301	650
General and administrative	2,734	1,337	6,302	5,426
Depreciation and amortization	34	24	113	23
Total operating expenses	3,174	1,626	7,716	6,099

Loss from operations	(2,741)	(1,427)	(5,686)	(5,345)

Interest and other income	11	-	1,194	107
Interest expense	(2)	(1,312)	(2,778)	(3,069)
Change in fair value of warrant liability	2,474	5,101	(19,854)	5,392
Loss from continuing operations before provision for income taxes	(258)	2,362	(27,124)	(2,915)
Provision for income taxes	2	2	9	9
Loss from continuing operations	$(260)	$2,360	$(27,133)	$(2,924)

Loss from discontinued operations, net of income taxes	-	(221)	(213)	(1,755)

Net Income (Loss)	$(260)	2,139	(27,346)	(4,679)

Basic net income (loss) from continuing operations per share:	$(0.01)	$0.12	$(1.21)	$(0.20)

Basic weighted number of shares outstanding	25,286	19,449	22,353	14,604

Diluted net income (loss) from continuing operations per share:	$(0.01)	$0.08	$(1.21)	$(0.20)

Diluted weighted number of shares outstanding	25,286	28,166	22,353	14,604

Basic net loss from discontinued operations per share:	$(0.00)	$(0.01)	$(0.01)	$(0.12)

Basic weighted number of shares outstanding	25,286	19,449	22,353	14,604

Diluted net loss from discontinued operations per share:	$(0.00)	$(0.01)	$(0.01)	$(0.12)

Diluted weighted number of shares outstanding	25,286	28,166	22,353	14,604

The unaudited pro forma balance sheet data as of March 31, 2015 gives effect to (i) the issuance of the Bridge Notes and the April 2015 Warrants we issued in April 2015 in the principal amount of approximately $2.12 million, and (ii) the issuance of an aggregate of 21,277,200 of our shares of common stock for warrants to purchase an aggregate of 21,277,200 shares of our common stock that were cancelled pursuant to the Warrant exchange transaction we consummated in May 2015.

The pro forma as adjusted balance sheet data as of March 31, 2015 gives effect to (i) the pro forma adjustments described above and (ii) our receipt of estimated net proceeds of $          million from this offering, based on the assumed initial public offering price of $            per share, which is the last bid price of our common stock on the OTCQB on             , 2015, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, as if each had occurred as of March 31, 2015. The pro forma as adjusted summary financial data are not necessarily indicative of what our financial position would have been if this offering had been completed as of the date indicated, nor are these data necessarily indicative of our financial position for any future date or period.

	As of March 31, 2015
	Actual	Pro Forma	Pro Forma As Adjusted
(in thousands)		(unaudited)	(unaudited)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$84	2,084
Total assets	1,339	3,339
Warrant liabilities	38,111	1,013
Total liabilities	41,757	6,780
Accumulated deficit	(254,755)	(260,332)
Total stockholders’ equity	$(40,418)	(3,441)

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks described below, together with the other information contained in this prospectus, including our consolidated financial statements and the related notes, before making any decision to invest in shares of our common stock. This prospectus contains forward-looking statements. If any of the events discussed in the risk factors below occurs, our business, prospects, results of operations, financial condition and cash flows could be materially harmed. If that were to happen, the trading price of our common stock could decline, and you could lose all or part of your investment. The risks and uncertainties described below are not the only ones we face. Additional risks not currently known to us or other factors not perceived by us to present significant risks to our business at this time also may impair our business operations.

Risks related to our business and financial condition

We have a limited operating history, expect to continue to incur substantial operating losses and may be unable to obtain additional financing, causing our independent registered public accounting firm to express substantial doubt about our ability to continue as a going concern.

We have been unprofitable since our inception in 2003 and expect to incur substantial additional operating losses and negative cash flow from operations for at least the next twelve months. As of March, 2015, these conditions raised substantial doubt as to our ability to continue as a going concern. As of March 31, 2015, cash and cash equivalents was approximately $84,000 and accumulated deficit was approximately $254.8 million. During the periods ended  December 31, 2014 and March 31, 2015, our cash and cash equivalents used by operating activities was $5.3 million and $811,000, respectively. Although we have recently taken actions to increase revenues and raised approximately $1.8 million of net proceeds in the Bridge Note financing, we anticipate requiring additional financing, including the financing contemplated by this prospectus. We may not be successful in raising necessary funds on acceptable terms or at all, and we may not be able to offset our operating losses by sufficient reductions in expenses and increases in revenue. If this occurs, we may be unable to meet our cash obligations as they become due and we may be required to further delay or reduce operating expenses and curtail our operations, which would have a material adverse effect on us.

We may fail to successfully manage and grow our business, which could adversely affect our results of operations, financial condition and business.

Continued expansion could put significant strain on our management, operational and financial resources. The need to comply with the rules and regulations of the Securities and Exchange Commission will continue to place significant demands on our financial and accounting staff, financial, accounting and information systems, and our internal controls and procedures, any of which may not be adequate to support our anticipated growth. The need to comply with the state and federal healthcare, security and privacy regulation will continue to place significant demands on our staff and our policies and procedures, any of which may not be adequate to support our anticipated growth. We may not be able to effectively hire, train, retain, motivate and manage required personnel. Our failure to manage growth effectively could limit our ability to satisfy our reporting obligations, or achieve our marketing, commercialization and financial goals.

We will need additional funding, and we cannot guarantee that we will find adequate sources of capital in the future.

We have incurred negative cash flows from operations since inception and have expended, and expect to continue to expend, substantial funds to grow our business. As of May 26, 2015, we estimate that our existing cash and cash equivalents will be sufficient to fund our operating expenses and capital requirements into July 2015. Actual cash fees collected and expenses incurred may significantly impact this estimate. We will require additional funds before we achieve positive cash flows and we may never become cash flow positive.

 If we raise additional funds by issuing equity securities, such financing will result in further dilution to our stockholders. Any equity securities issued also may provide for rights, preferences or privileges senior to those of holders of our common stock. If we raise funds by issuing debt securities, these debt securities would have rights, preferences and privileges senior to those of holders of our common stock, and the terms of the debt securities issued could impose significant restrictions on our operations.

We do not know whether additional financing will be available on commercially acceptable terms, or at all. If adequate funds are not available or are not available on commercially acceptable terms, we may need to continue to downsize, curtail program development efforts or halt our operations altogether.

Our programs may not be as effective as we believe them to be, which could limit our potential revenue growth.

Our belief in the efficacy of our OnTrak solution is based on a limited experience with a relatively small number of patients. Such results may not be statistically significant, have not been subjected to close scientific scrutiny, and may not be indicative of the long-term future performance of treatment with our programs. If the initially indicated results cannot be successfully replicated or maintained over time, utilization of our programs could decline substantially. There are no standardized methods for measuring efficacy of programs such as ours. Even if we believe our solutions are effective, our customers could determine they are not, resulting in utilization of different solutions by them. In addition, even if our customers determine our programs are effective they may discontinue them because they determine that the aggregate cost savings are not sufficient or that our programs do not have a high enough return on investment. Our success is dependent on our ability to enroll third-party payor members in our OnTrak programs. To date outreach and enrollment efforts have only been conducted on a limited scale and we may not be able to achieve the anticipated enrollment rates on a larger scale.

Our OnTrak Program may not become widely accepted, which could limit our growth.

Our ability to achieve further marketplace acceptance for our OnTrak Program may be dependent on our ability to contract with a sufficient number of third party payors and to demonstrate financial and clinical outcomes from those agreements. If we are unable to secure sufficient contracts to achieve recognition or acceptance of our OnTrak program or if our program does not demonstrate the expected level of clinical improvement and cost savings it is unlikely we will be able to achieve widespread market acceptance.

Disappointing results for our OnTrak Program or failure to attain our publicly disclosed projections and forecasts, could adversely affect market acceptance and have a material adverse effect on our stock price.

Disappointing results, later-than-expected press release announcements or termination of evaluations, pilot programs or commercial OnTrak programs could have a material adverse effect on the commercial acceptance of our programs, our stock price and on our results of operations. In addition, announcements regarding results, or anticipation of results, may increase volatility in our stock price. Furthermore, from time to time we provide financial guidance and other forecasts to the market. While we believe that the assumptions underlying projections and forecasts we make publicly available are reasonable, projections and forecasts are inherently subject to numerous risks and uncertainties. Any failure to achieve publicly announced guidance and forecasts, or to do so in a timely manner, could have a material adverse effect on our results of operations and the price of our common stock.

Our industry is highly competitive, and we may not be able to compete successfully.

The healthcare business, in general, and the substance dependence treatment business in particular, are highly competitive. While we believe our products and services are unique, we operate in highly competitive markets. We compete with other healthcare management service organizations and disease management companies, including MBHOs and other specialty healthcare and managed care companies. Most of our competitors are significantly larger and have greater financial, marketing and other resources than us. We believe that our ability to offer customers a comprehensive and integrated substance dependence solution, including identification and engagement of members and the utilization of innovative medical and psychosocial treatments will enable us to compete effectively. However, there can be no assurance that we will not encounter more effective competition in the future, which would limit our ability to maintain or increase our business.

We compete with many types of substance dependence treatment methods, treatment facilities and other service providers, many of whom are more established and better funded than we are. There are approximately 13,500 facilities reporting to the Substance Abuse and Mental Health Services Administration (SAMHSA) that provide substance abuse treatment on an inpatient or outpatient basis. Well known examples of residential treatment programs include the Betty Ford Center®, Caron Foundation®, Hazelden® and Sierra Tucson®. In addition, individual physicians may provide substance dependence treatment in the course of their practices. Many of these other treatment methods and facilities are well established in the same markets we target, have substantial sales volume, and are provided and marketed by companies with much greater financial resources, facilities, organization, reputation and experience than we have.

Our competitors may develop and introduce new processes and products that are equal or superior to our programs in treating alcohol and substance dependencies. Accordingly, we may be adversely affected by any new processes and technology developed by our competitors.

We depend on key personnel, the loss of which could impact the ability to manage our business.

Our future success depends on the performance of our senior management and operating personnel. The loss of the services of any key member of management and operating personnel could have a material adverse effect on our ability to manage our business.

We may be subject to future litigation, which could result in substantial liabilities that may exceed our insurance coverage.

All significant medical treatments and procedures, including treatment utilizing our programs, involve the risk of serious injury or death. Even under proper medical supervision, withdrawal from alcohol may cause severe physical reactions. While we have not been the subject of any such claims, our business entails an inherent risk of claims for personal injuries and substantial damage awards. We cannot control whether individual physicians and psychologists will apply the appropriate standard of care in determining how to treat their patients. While our agreements typically require physicians to indemnify us for their negligence, there can be no assurance they will be willing and financially able to do so if claims are made.

We currently have insurance coverage for personal injury claims, directors’ and officers’ liability insurance coverage, and errors and omissions insurance. We may not be able to maintain adequate liability insurance at acceptable costs or on favorable terms. We expect that liability insurance will be more difficult to obtain and that premiums will increase over time and as the volume of patients treated with our programs increases. In the event of litigation, we may sustain significant damages or settlement expense (regardless of a claim's merit), litigation expense and significant harm to our reputation.

If third-party payors fail to provide coverage and adequate payment rates for our programs, our revenue and prospects for profitability will be harmed.

Our future revenue growth will depend in part upon our ability to contract with health plans and other third-party payors for our OnTrak program. To date, we have not received a significant amount of revenue from our OnTrak substance dependence programs from health plans and other third-party payors, and acceptance of our OnTrak programs is critical to the future prospects of our business. In addition, third-party payors are increasingly attempting to contain healthcare costs, and may not cover or provide adequate payment for our programs. Adequate third-party reimbursement might not be available to enable us to realize an appropriate return on investment in research and product development, and the lack of such reimbursement could have a material adverse effect on our operations and could adversely affect our revenues and earnings.

We may not be able to achieve promised savings for our OnTrak contracts, which could result in pricing levels insufficient to cover our costs or ensure profitability.

We anticipate that many of our OnTrak contracts will be based upon anticipated or guaranteed levels of savings for our customers and achieving other operational metrics resulting in incentive fees based on savings. If we are unable to meet or exceed promised savings or achieve agreed upon operational metrics, or favorably resolve contract billing and interpretation issues with our customers, we may be required to refund from the amount of fees paid to us any difference between savings that were guaranteed and the savings, if any, which were actually achieved; or we may fail to earn incentive fees based on savings. Accordingly, during or at the end of the contract terms, we may be required to refund some or all of the fees paid for our services. This exposes us to significant risk that contracts negotiated and entered into may ultimately be unprofitable. In addition, managed care operations are at risk for costs incurred to provide agreed upon services under our program. Therefore, failure to anticipate or control costs could have materially adverse effects on our business.

Our ability to utilize net operating loss carryforwards may be limited.

As of December 31, 2014, we had net operating loss carryforwards (NOLs) of approximately $191 million for federal income tax purposes that will begin to expire in 2024. These NOLs may be used to offset future taxable income, to the extent we generate any taxable income, and thereby reduce or eliminate our future federal income taxes otherwise payable. Section 382 of the Internal Revenue Code imposes limitations on a corporation's ability to utilize NOLs if it experiences an ownership change as defined in Section 382. In general terms, an ownership change may result from transactions increasing the ownership of certain stockholders in the stock of a corporation by more than 50 percent over a three-year period. In the event that an ownership change has occurred, or were to occur, utilization of our NOLs would be subject to an annual limitation under Section 382 determined by multiplying the value of our stock at the time of the ownership change by the applicable long-term tax-exempt rate as defined in the Internal Revenue Code. Any unused annual limitation may be carried over to later years. We may be found to have experienced an ownership change under Section 382 as a result of events in the past or the issuance of shares of common stock, or a combination thereof. If so, the use of our NOLs, or a portion thereof, against our future taxable income may be subject to an annual limitation under Section 382, which may result in expiration of a portion of our NOLs before utilization.

Risks related to our intellectual property

Confidentiality agreements with employees, customers and others may not adequately prevent disclosure of trade secrets and other proprietary information.

  In order to protect our proprietary technology and processes, we rely in part on confidentiality provisions in our agreements with employees, customers and others. These agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, others may independently discover trade secrets and proprietary information. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive business position.

We may be subject to claims that we infringe the intellectual property rights of others, and unfavorable outcomes could harm our business.

Our future operations may be subject to claims, and potential litigation, arising from our alleged infringement of patents, trade secrets, trademarks or copyrights owned by other third parties. Within the healthcare, drug and bio-technology industry, many companies actively pursue infringement claims and litigation, which makes the entry of competitive products more difficult. We may experience claims or litigation initiated by existing, better-funded competitors and by other third parties. Court-ordered injunctions may prevent us from continuing to market existing products or from bringing new products to market and the outcome of litigation and any resulting loss of revenues and expenses of litigation may substantially affect our ability to meet our expenses and continue operations.

Risks related to our industry

The recently enacted healthcare reforms pose risks and uncertainties that may have a material adverse effect on our business.

There may be risks and uncertainties arising from the recently enacted healthcare reform and the implementing regulations that will be issued in the future. If we fail to comply with these laws or are unable to deal with these risks and uncertainties in an effective manner, our financial condition and results of operations could be adversely affected.

We may not fully comply with complex and increasing regulation by state and federal authorities, which could negatively impact our business operations.

The healthcare industry is highly regulated and continues to undergo significant changes as third-party payors, such as Medicare and Medicaid, traditional indemnity insurers, managed care organizations and other private payors, increase efforts to control cost, utilization and delivery of healthcare services. Healthcare companies are subject to extensive and complex federal, state and local laws, regulations and judicial decisions. Our failure, or the failure of our treating physicians, to comply with applicable healthcare laws and regulations may result in the imposition of civil or criminal sanctions that we cannot afford, or require redesign or withdrawal of our programs from the market.

We or our healthcare professionals may be subject to regulatory, enforcement and investigative proceedings, which could adversely affect our financial condition or operations.

We or one or more of our healthcare professionals could become the subject of regulatory, enforcement, or other investigations or proceedings, and our relationships, business structure, and interpretations of applicable laws and regulations may be challenged. The defense of any such challenge could result in substantial cost and a diversion of management’s time and attention. In addition, any such challenge could require significant changes to how we conduct our business and could have a material adverse effect on our business, regardless of whether the challenge ultimately is successful. If determination is made that we or one or more of our healthcare professionals has failed to comply with any applicable laws or regulations, our business, financial condition and results of operations could be adversely affected.

Our business practices may be found to constitute illegal fee-splitting or corporate practice of medicine, which may lead to penalties and adversely affect our business.

Many states have laws that prohibit business corporations, such as us, from practicing medicine, exercising control over medical judgments or decisions of physicians or other health care professionals (such as nurses or nurse practitioners), or engaging in certain business arrangements with physicians or other health care professionals, such as employment of physicians and other health care professionals or fee-splitting. The state laws and regulations and administrative and judicial decisions that enumerate the specific corporate practice and fee-splitting rules vary considerably from state to state and are enforced by both the courts and government agencies, each with broad discretion. Courts, government agencies or other parties, including physicians, may assert that we are engaged in the unlawful corporate practice of medicine. As a result of such allegations, we could be subject to civil and criminal penalties, our contracts could be found invalid and unenforceable, in whole or in part, or we could be required to restructure our contractual arrangements. If so, we may be unable to restructure our contractual arrangements on favorable terms, which would adversely affect our business and operations.

Our business practices may be found to violate anti-kickback, physician self-referral or false claims laws, which may lead to penalties and adversely affect our business.

The healthcare industry is subject to extensive federal and state regulation with respect to kickbacks, physician self-referral arrangements, false claims and other fraud and abuse issues.

The federal anti-kickback law (the “Anti-Kickback Law”) prohibits, among other things, knowingly and willfully offering, paying, soliciting, receiving, or providing remuneration, directly or indirectly, in exchange for or to induce either the referral of an individual, or the furnishing, arranging for, or recommending of an item or service that is reimbursable, in whole or in part, by a federal health care program. “Remuneration” is broadly defined to include anything of value, such as, for example, cash payments, gifts or gift certificates, discounts, or the furnishing of services, supplies, or equipment. The Anti-Kickback Law is broad, and it prohibits many arrangements and practices that are lawful in businesses outside of the health care industry.

Recognizing the breadth of the Anti-Kickback Law and the fact that it may technically prohibit many innocuous or beneficial arrangements within the health care industry, the Office of Inspector General (“OIG”) has issued a series of regulations, known as the “safe harbors.” In the absence of an applicable safe harbor, a violation of the Anti-Kickback Law may occur even if only one purpose of an arrangement is to induce referrals. The sanctions for violating the Anti-Kickback Law include criminal and civil penalties, imprisonment, and possible exclusion from the federal health care programs. Many states have adopted laws similar to the Anti-Kickback Law, and some apply to items and services reimbursable by any payor, including private insurers.

In addition, the federal ban on physician self-referrals, commonly known as the Stark Law, prohibits, subject to certain exceptions, physician referrals of Medicare patients to an entity providing certain “designated health services” if the physician or an immediate family member of the physician has any financial relationship with the entity. A “financial relationship” is created by an investment interest or a compensation arrangement. Penalties for violating the Stark Law include the return of funds received for all prohibited referrals, fines, civil monetary penalties, and possible exclusion from the federal health care programs. In addition to the Stark Law, many states have their own self-referral bans, which may extend to all self-referrals, regardless of the payor.

The federal False Claims Act imposes liability on any person or entity that, among other things, knowingly presents, or causes to be presented, a false or fraudulent claim for payment to the federal government. Under the False Claims Act, a person acts knowingly if he has actual knowledge of the information or acts in deliberate ignorance or in reckless disregard of the truth or falsity of the information. Specific intent to defraud is not required. Violations of other laws, such as the Anti-Kickback Law or the FDA prohibitions against promotion of off-label uses of drugs, can lead to liability under the federal False Claims Act. The qui tam provisions of the False Claims Act allow a private individual to bring an action on behalf of the federal government and to share in any amounts paid by the defendant to the government in connection with the action. The number of filings of qui tam actions has increased significantly in recent years. When an entity is determined to have violated the False Claims Act, it may be required to pay up to three times the actual damages sustained by the government, plus civil penalties of between $5,500 and $11,000 for each false claim. Conduct that violates the False Claims Act may also lead to exclusion from the federal health care programs. Given the number of claims likely to be at issue, potential damages under the False Claims Act for even a single inappropriate billing arrangement could be significant. In addition, various states have enacted similar laws modeled after the False Claims Act that apply to items and services reimbursed under Medicaid and other state health care programs, and, in several states, such laws apply to claims submitted to all payors.

On May 20, 2009, the Federal Enforcement and Recovery Act of 2009, or FERA, became law, and it significantly amended the federal False Claims Act. Among other things, FERA eliminated the requirement that a claim must be presented to the federal government. As a result, False Claims Act liability extends to any false or fraudulent claim for government money, regardless of whether the claim is submitted to the government directly, or whether the government has physical custody of the money. FERA also specifically imposed False Claims Act liability if an entity “knowingly and improperly avoids or decreases an obligation to pay or transmit money or property to the Government.” As a result, the knowing and improper failure to return an overpayment can serve as the basis for a False Claims Act action. In March 2010, Congress passed the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010, collectively the ACA, which also made sweeping changes to the federal False Claims Act. The ACA also established that Medicare and Medicaid overpayments must be reported and returned within 60 days of identification or when any corresponding cost report is due.

Finally, the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations created the crimes of health care fraud and false statements relating to health care matters. The health care fraud statute prohibits knowingly and willfully executing a scheme to defraud any health care benefit program, including a private insurer. The false statements statute prohibits knowingly and willfully falsifying, concealing, or covering up a material fact or making any materially false, fictitious, or fraudulent statement in connection with the delivery of or payment for health care benefits, items, or services. A violation of this statute is a felony and may result in fines, imprisonment, or exclusion from the federal health care programs.

Federal or state authorities may claim that our fee arrangements, our agreements and relationships with contractors, hospitals and physicians, or other activities violate fraud and abuse laws and regulations. If our business practices are found to violate any of these laws or regulations, we may be unable to continue with our relationships or implement our business plans, which would have an adverse effect on our business and results of operations. Further, defending our business practices could be time consuming and expensive, and an adverse finding could result in substantial penalties or require us to restructure our operations, which we may not be able to do successfully.

State and federal government agencies are devoting increased attention and resources to anti-fraud initiatives against healthcare providers and the entities and individuals with whom they do business, and such agencies may define fraud expansively to include our business practices, including the receipt of fees in connection with a healthcare business that is found to violate any of the complex regulations described above. While to our knowledge we have not been the subject of any anti-fraud investigations, if such a claim were made, defending our business practices could be time consuming and expensive, and an adverse finding could result in substantial penalties or require us to restructure our operations, which we may not be able to do successfully.

Our business practices may be subject to state regulatory and licensure requirements.

Our business practices may be regulated by state regulatory agencies that generally have discretion to issue regulations and interpret and enforce laws and rules. These regulations can vary significantly from jurisdiction to jurisdiction, and the interpretation of existing laws and rules also may change periodically. Some of our business and related activities may be subject to state health care-related regulations and requirements, including managed health care, utilization review (UR) or third-party administrator-related regulations and licensure requirements. These regulations differ from state to state, and may contain network, contracting, and financial and reporting requirements, as well as specific standards for delivery of services, payment of claims, and adequacy of health care professional networks. If a determination is made that we have failed to comply with any applicable state laws or regulations, our business, financial condition and results of operations could be adversely affected.

Our use and disclosure of patient information is subject to state and federal privacy and security laws and regulations, which may result in increased costs.

In conducting research or providing administrative services to healthcare providers in connection with the use of our treatment programs, we may collect, use, disclose, maintain and transmit patient information in ways that will be subject to many of the numerous state, federal and international laws and regulations governing the collection, use, disclosure, storage, privacy and security of patient-identifiable health information, including the administrative simplification requirements of the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations (HIPAA) and the Health Information Technology for Economic and Clinical Health Act of 2009 (HITECH) and its implementing regulations. The HIPAA Privacy Rule restricts the use and disclosure of patient information (“Protected Health Information” or “PHI”), and requires safeguarding that information. The HIPAA Security Rule and HITECH establish elaborate requirements for safeguarding PHI transmitted or stored electronically. HIPAA applies to covered entities, which may include healthcare facilities and also includes health plans that will contract for the use of our programs and our services. HIPAA and HITECH require covered entities to bind contractors that use or disclose protected health information (or “Business Associates”) to compliance with certain aspects of the HIPAA Privacy Rule and all of the HIPAA Security Rule. In addition to contractual liability, Business Associates are also directly subject to regulation by the federal government. Direct liability means that we are subject to audit, investigation and enforcement by federal authorities. HITECH imposes new breach notification obligations requiring us to report breaches of “Unsecured Protected Health Information” or PHI that has not been encrypted or destroyed in accordance with federal standards. Business Associates must report such breaches so that their covered entity customers may in turn notify all affected patients, the federal government, and in some cases, local or national media outlets. We may be required to indemnify our covered entity customers for costs associated with breach notification and the mitigation of harm resulting from breaches that we cause. If we are providing management services that include electronic billing on behalf of a physician practice or facility that is a covered entity, we may be required to conduct those electronic transactions in accordance with the HIPAA regulations governing the form and format of those transactions. Services provided under our Catasys program not only require us to comply with HIPAA and HITECH but also Title 42 Part 2 of the Code of Federal Regulations (“Part 2”). Part 2 is a federal, criminal law that severely restricts our ability to use and disclose drug and alcohol treatment information obtained from federally-supported treatment facilities. Our operations must be carefully structured to avoid liability under these laws. Our OnTrak program qualifies as a federally funded treatment facility which requires us to disclose information on members only in compliance with Part II. In addition to the federal privacy and security regulations, there are a number of state laws governing the privacy and security of health and personal information. The penalties for violation of these laws vary widely and the area is rapidly evolving. We believe that we have taken the steps required of us to comply with health information privacy and security laws and regulations in all jurisdictions, both state and federal. However, we may not be able to maintain compliance in all jurisdictions where we do business. Failure to maintain compliance, or changes in state or federal privacy and security laws could result in civil and/or criminal penalties and could have a material adverse effect on our business, including significant reputational damage associated with a breach. If regulations change or it is determined that we are not in compliance with privacy regulations we may be required to modify aspects of our program which may adversely affect program results and our business or profitability. Under HITECH, we are subject to prosecution or administrative enforcement and increased civil and criminal penalties for non-compliance, including a new, four-tiered system of monetary penalties. We are also subject to enforcement by state attorneys general who were given authority to enforce HIPAA under HITECH.

Security breaches, loss of data and other disruptions could compromise sensitive information related to our business, prevent us from accessing critical information or expose us to liability, which could adversely affect our business and our reputation.

In the ordinary course of our business, we collect and store sensitive data, including legally protected patient health information, personally identifiable information about our employees, intellectual property, and proprietary business information. We manage and maintain our applications and data utilizing an off-site co-location facility. These applications and data encompass a wide variety of business critical information including research and development information, commercial information and business and financial information.

The secure processing, storage, maintenance and transmission of this critical information is vital to our operations and business strategy, and we devote significant resources to protecting such information. Although we take measures to protect sensitive information from unauthorized access or disclosure, our information technology and infrastructure may be vulnerable to attaches by hackers; viruses, breaches or interruptions due to employee error or malfeasance, terrorist attacks, earthquakes, fire, flood, other natural disasters, power loss, computer systems failure, data network failure, Internet failure, or lapses in compliance with privacy and security mandates. Any such virus, breach or interruption could compromise our networks and the information stored there could be accessed by unauthorized parties, publicly disclosed, lost or stolen. We have measures in place that are designed to detect and respond to such security incidents and breaches of privacy and security mandates. Any such access, disclosure or other loss of information could result in legal claims or proceedings, liability under laws that protect the privacy of personal information, such as HIPAA, government enforcement actions and regulatory penalties. We also indemnify our customers for costs associated with having their data on our system breached. Unauthorized access, loss or dissemination could also interrupt our operations, including our ability to bill our customers, provide customer support services, conduct research and development activities, process and prepare company financial information, manage various general and administrative aspects of our business and damage our reputation, or we may lose one or more of our customers, especially if they felt their data may be breached, any of which could adversely affect our business.

Certain of our professional healthcare employees, such as nurses, must comply with individual licensing requirements.

All of our healthcare professionals who are subject to licensing requirements, such as our care coaches, are licensed in the state in which they provide professional services in person. While we believe our nurses provide coaching and not professional services, one or more states may require our healthcare professionals to obtain licensure if providing services telephonically across state lines to the state’s residents. Healthcare professionals who fail to comply with these licensure requirements could face fines or other penalties for practicing without a license, and we could be required to pay those fines on behalf of our healthcare professionals. If we are required to obtain licenses for our nurses in states where they provide telephonic coaching it would significantly increase the cost of providing our product. In addition, new and evolving agency interpretations, federal or state legislation or regulations, or judicial decisions could lead to the implementation of out-of-state licensure requirements in additional states, and such changes would increase the cost of services and could have a material effect on our business.

Risks related to this offering

There is not now, and there may never be, an active, liquid and orderly trading market for our common stock, which may make it difficult for you to sell your shares of our common stock.

There is not now, nor has there been since our inception, any significant volume of trading activity in our common stock or an active market for shares of our common stock, and an active trading market for our shares may never develop or be sustained after this offering. As a result, investors in our common stock must bear the economic risk of holding those shares for an indefinite period of time. Although our common stock is quoted on the OTCQB Marketplace, or OTCQB, over-the-counter quotation system, trading of our common stock on such system has only recently commenced and continues to be extremely limited and sporadic and at very low volumes. Although we intend to apply to list our common stock on the NASDAQ Capital Market and expect that our common stock will be listed on the NASDAQ Capital Market prior to the completion of this offering, an active trading market for our common stock may never develop or be sustained. If an active market for our common stock does not develop, it may be difficult for you to sell the shares you purchase in this offering without depressing the market price for the shares or at all. Further, an unestablished trading market for our common stock may also impair our ability to raise capital by selling additional equity in the future, and may impair our ability to enter into strategic partnerships or acquire companies or products by using shares of our common stock as consideration.

Our common stock has limited trading volume, and it is therefore susceptible to high price volatility.

Our common stock is quoted on the OTCQB, under the symbol “CATS” and has limited trading volume. As such, our common stock is more susceptible to significant and sudden price changes than stocks that are widely followed by the investment community and actively traded on an exchange. The liquidity of our common stock depends upon the presence in the marketplace of willing buyers and sellers. We cannot assure you that you will be able to find a buyer for your shares. In the future, if we successfully list the common stock on a securities exchange or obtain trading authorization, we will not be able to assure you that an organized public market for our securities will develop or that there will be any private demand for the common stock. We could also subsequently fail to satisfy the standards for continued national securities exchange trading, such as standards having to do with a minimum share price, the minimum number of public shareholders or the aggregate market value of publicly held shares. Any holder of our securities should regard them as a long-term investment and should be prepared to bear the economic risk of an investment in our securities for an indefinite period.

If at any time our common stock is subject to the Securities and Exchange Commission’s “penny stock” rules, broker-dealers may experience difficulty in completing customer transactions and trading activity in our securities may be adversely affected.

If at any time our common stock is not listed on a national securities exchange, including the NASDAQ Capital Market, or we have net tangible assets of $5,000,000 or less and our common stock has a market price per share of less than $5.00, as is currently the case, transactions in our common stock will be subject to the Securities and Exchange Commission’s “penny stock” rules. If our common stock is subject to the “penny stock” rules promulgated under the Exchange Act, broker-dealers may find it difficult to effectuate customer transactions and trading activity in our securities may be adversely affected. For any transaction involving a penny stock, unless exempt, the rules require:

●	that a broker or dealer approve a person’s account for transactions in penny stocks; and
●	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person’s account for transactions in penny stocks, the broker or dealer must:

●	obtain financial information and investment experience objectives of the person; and
●

make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Securities and Exchange Commission relating to the penny stock market, which, in highlight form:

●	sets forth the basis on which the broker or dealer made the suitability determination; and
●	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

We will incur increased costs associated with, and our management will need to devote substantial time and effort to, compliance with public company reporting and other requirements.

We intend to apply to list our common stock on the NASDAQ Capital Market and expect that our common stock will be listed on the NASDAQ Capital Market prior to the completion of this offering. As a public company listed on the NASDAQ Capital Market, and particularly if and after we cease to be a “smaller reporting company,” we will incur significant legal, accounting and other expenses that we did not incur prior to the listing of our common stock on the NASDAQ Capital Market. In addition, the rules and regulations of the Securities and Exchange Commission and the NASDAQ Capital Market impose numerous requirements on public companies, including requirements relating to our corporate governance practices, with which we will need to comply. Our management and other personnel will need to devote substantial time to gaining expertise regarding operations as a public company on NASDAQ and compliance with applicable laws and regulations, and our efforts and initiatives to comply with those requirements could be expensive.

Failure to maintain effective internal controls could adversely affect our operating results and the market for our common stock.

Section 404 of the Sarbanes-Oxley Act of 2002 requires that we maintain internal control over financial reporting that meets applicable standards. As with many smaller companies with small staff, material weaknesses in our financial controls and procedures may be discovered. If we are unable, or are perceived as unable, to produce reliable financial reports due to internal control deficiencies, investors could lose confidence in our reported financial information and operating results, which could result in a negative market reaction and adversely affect our ability to raise capital.

Approximately 67% of our outstanding common stock is beneficially owned by our chairman and chief executive officer, who has the ability to substantially influence the election of directors and other matters submitted to stockholders.

As of May 26, 2015, 32,750, 31,315,374, and 56,792 shares are beneficially held of record by Reserva Capital, LLC, Crede CG III, Ltd. (“Crede III”) and Bonmore, LLC, respectively, whose sole managing member is our Chairman and Chief Executive Officer, which represents beneficial ownership of approximately 67% of our outstanding shares of common stock. Such beneficial interest will represent % of our outstanding common stock after giving effect to the sale of common stock in this offering. As a result, he has, and is expected to continue to have, the ability to significantly influence the election of our board of directors and the outcome of all other issues submitted to our stockholders. His interest may not always coincide with our interests or the interests of other stockholders, and they may act in a manner that advances their best interests and not necessarily those of other stockholders. One consequence to this substantial influence or control is that it may be difficult for investors to remove our management of our company. It could also deter unsolicited takeovers, including transactions in which stockholders might otherwise receive a premium for their shares over then current market prices.

Our stock price may be subject to substantial volatility, and the value of our stockholders' investment may decline.

The price at which our common stock will trade may fluctuate as a result of a number of factors, including the number of shares available for sale in the market, quarterly variations in our operating results and actual or anticipated announcements of our OnTrak Program, announcements regarding new or discontinued OnTrak Program contracts, new products or services by us or competitors, regulatory investigations or determinations, acquisitions or strategic alliances by us or our competitors, recruitment or departures of key personnel, the gain or loss of significant customers, changes in the estimates of our operating performance, actual or threatened litigation, market conditions in our industry and the economy as a whole.

Numerous factors, including many over which we have no control, may have a significant impact on the market price of our common stock, including:

●	announcements of new products or services by us or our competitors;
●	current events affecting the political, economic and social situation in the United States and other countries where we operate;
●	trends in our industry and the markets in which we operate;
●	adoption of new laws, rules and regulations affecting the health care industry;
●	changes in financial estimates and recommendations by securities analysts;
●	acquisitions and financings by us or our competitors;
●	the gain or loss of a significant customer;
●	quarterly variations in operating results;
●	the operating and stock price performance of other companies that investors may consider to be comparable;
●	purchases or sales of blocks of our securities; and
●	issuances of stock.

Furthermore, stockholders may initiate securities class action lawsuits if the market price of our stock drops significantly, which may cause us to incur substantial costs and could divert the time and attention of our management.

If you purchase shares of our common stock in this offering, you will suffer immediate dilution of your investment.

We expect the public offering price of our common stock to be substantially higher than the net tangible book value per share of our common stock. Therefore, if you purchase shares of our common stock in this offering, you will pay a price per share that substantially exceeds our pro forma as adjusted net tangible book value per share after this offering. Based on a public offering price of $            per share, which is the last reported sale price for our common stock as reported on the OTCQB on              , 2015, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, you will experience immediate dilution of $             per share, representing the difference between our pro forma as adjusted net tangible book value per share after this offering and the assumed public offering price.

In addition, as of May 26, 2015, 2015, we had outstanding stock options to purchase 1,676,625 shares of common stock and an outstanding warrant to purchase 959,010 shares of our common stock. To the extent these outstanding options or warrant are exercised, there may be further dilution to investors in this offering.

Future sales of common stock by existing stockholders, or the perception that such sales may occur, could depress our stock price.

The market price of our common stock could decline as a result of sales by, or the perceived possibility of sales by, our existing stockholders. We have completed a number of private placements of our common stock and other securities over the last several years and most of our outstanding shares are eligible for public resale pursuant to Rule 144 under the Securities Act of 1933, as amended. As of May 26, 2015, approximately 40.7 million shares of our common stock are held by our affiliates and may be sold pursuant to an effective registration statement or in accordance with the volume and other limitations of Rule 144 or pursuant to other exempt transactions. In addition, all of our directors and officers are subject to lock-up agreements with the underwriters of this offering that restrict the stockholders’ ability to transfer shares of our common stock for at least six months from the date of this prospectus. The lock-up agreements limit the number of shares of common stock that may be sold immediately following the public offering. Future sales of common stock by significant stockholders, including those who acquired their shares in private placements or who are affiliates, or the perception that such sales may occur, could depress the price of our common stock.

Future issuances of common stock and hedging activities may depress the trading price of our common stock.

Any future issuance of equity securities could dilute the interests of our existing stockholders, and could substantially decrease the trading price of our common stock. As of May 26, 2015, we have outstanding options to purchase approximately 1,676,625 shares of our common stock and warrants to purchase approximately 959,010 shares of our common stock at exercise prices ranging from $1.40 to $3,200.00 per share. We may issue equity securities in the future for a number of reasons, including to finance our operations and business strategy, in connection with acquisitions, to adjust our ratio of debt to equity, to satisfy our obligations upon the exercise of outstanding warrants or options or for other reasons.

There may be future sales or other dilution of our equity, which may adversely affect the market price of our common stock.

In the future, we may need to raise additional funds through public or private financing, which might include sales of equity securities. The issuance of any additional shares of common stock or securities convertible into, exchangeable for, or that represent the right to receive common stock or the exercise of such securities could be substantially dilutive to holders of our common stock. Holders of shares of our common stock have no preemptive rights that entitle holders to purchase their pro rata share of any offering of shares of any class or series. The market price of our common stock could decline as a result of sales of shares of our common stock made after this offering or the perception that such sales could occur. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, our stockholders bear the risk of our future offerings reducing the market price of our common stock and diluting their interests in us.

Provisions in our certificate of incorporation and Delaware law could discourage a change in control, or an acquisition of us by a third party, even if the acquisition would be favorable to you.

Our certificate of incorporation and the Delaware General Corporation Law contain provisions that may have the effect of making more difficult or delaying attempts by others to obtain control of our company, even when these attempts may be in the best interests of stockholders. For example, our certificate of incorporation also authorizes our board of directors, without stockholder approval, to issue one or more series of preferred stock, which could have voting and conversion rights that adversely affect or dilute the voting power of the holders of common stock or be used for a “poison pill”. In addition, we are subject to Section 203 of the Delaware General Corporation Law (DGCL), which generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with an interested stockholder for a period of three years following the date on which the stockholder became an interested stockholder, unless such transactions are approved by our board of directors. This provision could have the effect of delaying or preventing a change of control, whether or not it is desired by or beneficial to our stockholders. Further, other provisions of Delaware law or our certificate of incorporation may also discourage, delay or prevent someone from acquiring us or merging with us, including limiting the removal of directors by the stockholders and establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon at stockholder meetings. These provisions and others that could be adopted in the future could deter unsolicited takeovers or delay or prevent changes in our control or management, including transactions in which stockholders might otherwise receive a premium for their shares over then current market prices. These provisions may also limit the ability of stockholders to approve transactions that they may deem to be in their best interests.

We do not expect to pay dividends in the foreseeable future.

We have paid no cash dividends on our common stock to date, and we intend to retain our future earnings, if any, to fund the continued development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. Further, any payment of cash dividends will also depend on our financial condition, results of operations, capital requirements and other factors, including contractual restrictions to which we may be subject, and will be at the discretion of our board of directors.

A number of our outstanding warrants contain anti-dilution provisions that, if triggered, could cause substantial dilution to our then-existing stockholders and adversely affect our stock price.

The warrants to purchase 530,303 shares of our common stock we issued in our Bridge Note in April 2015 contain anti-dilution provisions. As a result, if we, in the future, issue or grant any rights to purchase any of our common stock or other securities convertible into our common stock, for a per share price less than the current exercise price of $2.00, the exercise price of these warrants will be reduced to such lower price. If our available funds and cash generated from operations are insufficient to satisfy our liquidity requirements in the future, then we may need to raise substantial additional funds in the future to support our working capital requirements and for other purposes. If shares of our common stock or securities exercisable for our common stock are issued in consideration of such funds at an effective per share price lower than our existing warrants issued in the Bridge Note transaction, then the anti-dilution provisions would be triggered, thus possibly causing substantial dilution to our then-existing shareholders if such warrants are exercised. Such anti-dilution provisions may also make it more difficult to obtain financing.

The exercise of our outstanding warrants may result in a dilution of our current stockholders' voting power and an increase in the number of shares eligible for future resale in the public market which may negatively impact the market price of our stock.

The exercise of some or all of our outstanding warrants could significantly dilute the ownership interests of our existing stockholders. As of May 26, 2015, after the consummation of our warrant exchange transaction, we had outstanding warrants to purchase an aggregate of 959,010 shares of common stock at exercise prices ranging from $2.00 to $80.00 per share. To the extent warrants are exercised, additional shares of common stock will be issued, and such issuance may dilute existing stockholders and increase the number of shares eligible for resale in the public market.

In addition to the dilutive effects described above, the exercise of those warrants would lead to a potential increase in the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of our shares.

Certain investors are parties to securities purchase agreements with us that would permit them to receive additional shares of our common stock upon a reverse stock split, which could cause substantial dilution to our then-existing stockholders.

We have entered into securities purchase agreements with several investors which provide that in the event that we effectuate a reverse stock split of our common stock within 24 months of the closing date of such securities purchase agreements (the “Reverse Split”) and the volume weighted average price (“VWAP”) of the common stock during the 20 trading days following the effective date of the Reverse Split (the “VWAP Period”) declines from the closing price on the trading date immediately prior to the effective date of the Reverse Split, that we issue additional shares of common stock (the “Adjustment Shares”) if we receive a written notice from an investor requesting us to issue to such investor the Adjustment Shares. The number of Adjustment Shares to be issued in such case will be the lesser of (a) 20% of the number of shares of our common stock originally purchased by such investor (as adjusted) and that are still held by such investor as of the last day of the VWAP Period (as adjusted), and (b) the number of shares originally purchased by such investor (as adjusted) and that are still held by such investor as of the last day of the VWAP Period (as adjusted) multiplied by the percentage decline during the VWAP Period in the VWAP from the closing price on the trading day immediately prior to the effective date of the Reverse Split (as adjusted). In addition, the number of shares of our common stock exercisable under the warrant purchased and held by such investor shall increase by a number equal to the number of Adjustment Shares. Issuance of any Adjustment Shares could cause substantial dilution to our then-existing shareholders. In addition, this provision could also make it more difficult for us to obtain future financing.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements in this prospectus that are not descriptions of historical facts, including statements regarding our future results of operations and financial position, business strategy, prospective products, product approvals, research and development costs, timing and likelihood of success, plans and objectives of management for future operations, and future results of anticipated products, are forward-looking statements that are based on management’s current expectations and assumptions and are subject to risks and uncertainties. If such risks or uncertainties materialize or such assumptions prove incorrect, our business, operating results, financial condition and stock price could be materially negatively affected. In some cases, you can identify forward-looking statements by terminology including “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should,” “will,” “would” or the negative of these terms or other comparable terminology. Factors that could cause actual results to differ materially from those currently anticipated include those set forth in the section titled “Risk Factors” including, without limitation, risks relating to:

•	our dependence on a widespread acceptance of our OnTrak Program for our continued growth;

•	our need for additional funds in order to pursue our business plan and the uncertainty of whether we will be able to obtain the funding we need;

•	our ability to enroll members in our OnTrak Programs and achieve promised savings for our OnTrak contracts;

•	competition in our industry;

•	our dependence on the retention of key personnel;

•	our ability to protect our intellectual property rights;

•	our dependence on third-party payors to provide coverage and adequate payment rates for our programs;

•	our ability to comply with complex and increasing regulation by state and federal authorities;

•	the impact of healthcare reform legislation;

•	regulatory developments in the United States and foreign countries;

•	our history of operating losses since our inception;

•	our ability to continue to operate as a going concern; and

•	our liquidity.

We operate in a very competitive and rapidly-changing environment and new risks emerge from time to time. As a result, it is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. The forward-looking statements included in this prospectus speak only as of the date hereof, and except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations. For all forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

USE OF PROCEEDS

We estimate that we will receive net proceeds of approximately $           million (or approximately $               million if the underwriters’ option to purchase additional shares is exercised in full) from the sale of the shares of common stock offered by us in this offering, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The holders of our Bridge Notes have the right to require us to repay $             of the Bridge Notes out of the proceeds of this offering. We intend to use the remaining net proceeds of this offering for working capital and general corporate purposes. To the extent that the holders of the Bridge Notes elect not to be prepaid out of the proceeds of this offering, such proceeds will be added to our working capital.

We believe that our existing cash and cash equivalents, together with the net proceeds from this offering, will be sufficient to fund our operating expenses and capital expenditure requirements for at least the next           months. The amount and timing of our actual expenditures will depend upon numerous factors, including the status of our expansion strategy, and other factors described under “Risk Factors” in this prospectus, as well as the amount of cash used in our operations. We may find it necessary or advisable to use the net proceeds for other purposes, and we will have broad discretion in the use of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our stock. Pending their use, we plan to invest the net proceeds from this offering in money market funds short- and intermediate-term, interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government.

PRICE RANGE OF OUR COMMON STOCK

Our common stock is quoted on the OTCQB under the symbol “CATS.” The last reported sale price for our common stock on the OTCQB on May 26, 2015 was $1.19 per share.

The table below sets forth the high and low sale prices for our common stock as reported on the OTCQB during the periods indicated, with prices prior to May 6, 2013 adjusted to account for our 1-for-10 reverse stock split that occurred on that date. The quotations below reflect inter-dealer prices and do not include retail markup, markdown or commissions. In addition, these quotations may not necessarily represent actual transactions.

2015	High	Low
2nd Quarter (through May 26, 2015)	$2.10	$0.95
1st Quarter	2.45	1.72

2014	High	Low
4th Quarter	$2.30	$1.56
3rd Quarter	2.29	1.51
2nd Quarter	2.05	0.78
1st Quarter	1.60	0.77

2013	High	Low
4th Quarter	$1.17	$0.75
3rd Quarter	1.36	0.81
2nd Quarter	1.39	0.80
1st Quarter	1.40	0.80

Stockholders

As of May 26, 2015, there were approximately 60 stockholders of record of our 46,597,760 outstanding shares of common stock. On           , 2015, we had           stockholders that hold our outstanding shares in “street” name.

DIVIDEND POLICY

We have never declared or paid dividends on our common stock and we do not anticipate paying any cash dividends on our common stock in the foreseeable future. Payment of cash dividends, if any, in the future will be at the discretion of our board of directors and will depend on applicable law and then-existing conditions, including our financial condition, operating results, contractual restrictions, capital requirements, business prospects and other factors our board of directors may deem relevant. We currently intend to retain all available funds and any future earnings to fund the development and growth of our business.

CAPITALIZATION

The following table sets forth our cash and cash equivalents as well as capitalization as of March 31, 2015:

•	on an actual basis; and

•

on a pro forma basis to reflect (i) the issuance of the Bridge Notes and the April 2015 Warrants we issued in April 2015 in the principal amount of approximately $2.12 million, and (ii) the issuance of an aggregate of 21,277,200 of our shares of common stock for warrants to purchase an aggregate of 21,277,200 shares of our common stock that were cancelled pursuant to the Warrant exchange transaction we consummated in May 2015; and

•

on a pro forma as adjusted basis to give further effect to the issuance and sale by us of            shares of common stock in this offering at the assumed public offering price of $           per share (the last reported sale price for our common stock as reported on the OTCQB on             , 2015), after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

You should read this table together with “Selected Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” as well as our consolidated financial statements and related notes appearing elsewhere in this prospectus.

(In thousands, except for number of shares)	As of March 31, 2015
	Actual	Pro Forma (1) (unaudited)	Pro Forma As Adjusted (unaudited)

Cash and cash equivalents	$84	$2,084

Preferred stock, $0.0001 par value; 50,000,000 shares authorized; no shares issued and outstanding	—	—	—

Common stock, $0.0001 par value; 500,000,000 shares authorized; 25,320,569, 46,597,760 and shares issued and outstanding, actual, pro forma and pro forma as adjusted, respectively	3	5

Warrant liabilities	38,111	1,013

Additional paid-in capital	214,334	256,886

Accumulated deficit	(254,755)	(260,332)

Total Stockholders' equity (deficit)	(40,418)	(3,441)

Total capitalization	$214,337	256,891

(1)

A 5% increase or decrease in the assumed public offering price of $           per share, the last reported sale price for our common stock as reported on the OTCQB on           , 2015, would increase or decrease the number of shares of our common stock issued in this offering by approximately 5%.

The number of shares of common stock to be outstanding after this offering is based on 46,597,760 shares of common stock outstanding as of March 31, 2015, which does not include:

•	1,676,625 shares of common stock issuable upon the exercise of outstanding stock options as of March 31, 2015, at a weighted average exercise price of $6.06 per share;
•	959,010 shares of common stock issuable upon the exercise of outstanding warrants as of March 31, 2015, at a weighted average exercise price of $2.86 per share; and
•	91,138 shares of common stock reserved for future issuance under out equity incentive as of March 31, 2015.

DILUTION

Investors purchasing shares of our common stock in this offering will experience immediate and substantial dilution in the as adjusted net tangible book value of their shares of common stock. Dilution in as adjusted net tangible book value represents the difference between the public offering price per share and the as adjusted net tangible book value per share of our common stock immediately after the offering.

The historical net tangible book value of our common stock as of March 31, 2015 was $(40,514), or $(1.60) per share. Historical net tangible book value per share of our common stock represents our total tangible assets (total assets less intangible assets) less total liabilities divided by the number of shares of common stock outstanding as of that date.

On a pro forma basis, after giving effect to (a) the issuance of the Bridge Notes and the April 2015 Warrants we issued in April 2015 in the principal amount of approximately $2.12 million, and (ii) the issuance of an aggregate of 21,277,200 of our shares of common stock for warrants to purchase an aggregate of 21,277,200 shares of our common stock that were cancelled pursuant to the Warrant exchange transaction we consummated in May 2015, our pro forma net tangible book as of March 31, 2015 would have been approximately $(3,537), or approximately $(0.07) per share of our common stock.

After giving effect to the issuance and sale of shares of common stock in this offering, at an assumed public offering price of $                  per share (the last reported sale price for our common stock as reported on the OTCQB on              , 2015), and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of March 31, 2015 would have been approximately $           million, or $            per share of common stock. This amount represents an immediate increase in pro forma net tangible book value of $           per share to existing stockholders and an immediate dilution of $            per share to new investors purchasing our common stock in this offering.

The following table illustrates this dilution on a per share basis to new investors:

Assumed public offering price per share	$
Historical net tangible book value per share as of March 31, 2015		$(1.60)
Increase in pro forma historical net tangible book value per share attributable to the pro forma transactions described in preceding paragraphs		$(0.07)
Increase in net tangible book value per share attributable to new investors purchasing shares in this offering
Pro forma as adjusted net tangible book value per share after giving effect to this offering

Dilution in pro forma as adjusted net tangible book value per share to new investors participating in this offering	$

If the underwriters exercise their option in full to purchase an additional                  of shares of common stock in this offering, the as adjusted net tangible book value per share after the offering would be $                 per share, the increase in the net tangible book value per share to existing stockholders would be $                 per share and the dilution to new investors purchasing our common stock in this offering would be $                 per share.

The number of shares of common stock to be outstanding after this offering is based on 25,320,569 shares of common stock outstanding as of March 31, 2015, which does not include:

•	1,698,124 shares of common stock issuable upon the exercise of outstanding stock options as of March 31, 2015, at a weighted average exercise price of $6.37 per share;
•	21,761,570 shares of common stock issuable upon the exercise of outstanding warrants as of March 31, 2015, at a weighted average exercise price of $0.65 per share; and
•	69,639 shares of common stock reserved for future issuance under out equity incentive as of March 31, 2015.

To the extent that outstanding exercisable options or warrants are exercised, you may experience further dilution. If all outstanding exercisable options and warrants with exercise prices below $                 per share (the last reported sale price for our common stock as reported on the OTCQB on               , 2015) were exercised, our as adjusted net tangible book value as of March 31, 2015 (calculated on the basis of the assumptions set forth above) would have been approximately $                 million, or approximately $                  per share, causing immediate dilution of

$                  per share to new investors purchasing shares in this offering.

In addition, we may choose to raise additional capital due to market conditions or strategic considerations, even if we believe we have sufficient funds for our current or future operating plans. To the extent that we raise additional capital by issuing equity securities or convertible debt, your ownership will be further diluted.

SELECTED CONSOLIDATED FINANCIAL DATA

The following table summarizes our selected consolidated financial data for the periods and as of the dates indicated. Our selected statements of operations data for each of the years ended December 31, 2014 and 2013, and our selected balance sheet data as of December 31, 2014, have been derived from our audited consolidated financial statements and related notes included elsewhere in this prospectus. Our selected statements of operations data for the three months ended March 31, 2015 and 2014, and our selected balance sheet data as of March 31, 2015, have been derived from our unaudited interim condensed consolidated financial statements and related notes included elsewhere in this prospectus. Our unaudited interim condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America on the same basis as the annual audited consolidated financial statements and, in the opinion of management, reflect all adjustments, consisting only of normal recurring adjustments, necessary to state fairly our financial position as of March 31, 2015 and the results of our operations for the three months ended March 31, 2015 and 2014. Our selected financial data should be read together with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and with our financial statements and their related notes, which are included elsewhere in this prospectus. Our historical results are not indicative of the results that may be expected in the future.

(In thousands, except per share amounts)	Three Months Ended March 31,		Year Ended December 31,
	2015	2014	2014	2013
	(unaudited)		(audited)
Revenues
Healthcare services revenues	$433	$199	$2,030	$754

Operating expenses
Cost of healthcare services	406	265	1,301	650
General and administrative	2,734	1,337	6,302	5,426
Depreciation and amortization	34	24	113	23
Total operating expenses	3,174	1,626	7,716	6,099

Loss from operations	(2,741)	(1,427)	(5,686)	(5,345)

Interest and other income	11	-	1,194	107
Interest expense	(2)	(1,312)	(2,778)	(3,069)
Change in fair value of warrant liability	2,474	5,101	(19,854)	5,392
Loss from continuing operations before provision for income taxes	(258)	2,362	(27,124)	(2,915)
Provision for income taxes	2	2	9	9
Loss from continuing operations	$(260)	$2,360	$(27,133)	$(2,924)

Loss from discontinued operations, net of income taxes	-	(221)	(213)	(1,755)

Net Income (Loss)	$(260)	2,139	(27,346)	(4,679)

Basic net income (loss) from continuing operations per share:	$(0.01)	$0.12	$(1.21)	$(0.20)

Basic weighted number of shares outstanding	25,286	19,449	22,353	14,604

Diluted net income (loss) from continuing operations per share:	$(0.01)	$0.08	$(1.21)	$(0.20)

Diluted weighted number of shares outstanding	25,286	28,166	22,353	14,604

Basic net loss from discontinued operations per share:	$(0.00)	$(0.01)	$(0.01)	$(0.12)

Basic weighted number of shares outstanding	25,286	19,449	22,353	14,604

Diluted net loss from discontinued operations per share:	$(0.00)	$(0.01)	$(0.01)	$(0.12)

Diluted weighted number of shares outstanding	25,286	28,166	22,353	14,604

	As of March 31,	As of December 31,
(In thousands)	2015	2014	2013
	(unaudited)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$84	$708	$1,136
Total assets	1,339	2,352	2,623
Total liabilities	41,757	43,576	20,666
Accumulated deficit	(254,755)	(254,560)	(227,214)
Total stockholders’ equity	(40,418)	(41,224)	(18,043)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with “Selected Consolidated Financial Data” and our consolidated financial statements and related notes appearing elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties as described under the heading “Special Note Regarding Forward-Looking Statements” elsewhere in this prospectus. You should review the disclosure under the heading “Risk Factors” in this prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

General

We provide specialized healthcare management services to health plans and other third party payors through our OnTrak program. Our OnTrak program is designed to improve member health and at the same time lower costs to the insurer for underserved populations where behavioral health conditions are causing or exacerbating co-existing medical conditions. The program utilizes member engagement and patient centric treatment that integrates evidence based medical and psychosocial interventions along with care coaching in a 52-week outpatient program. Our initial focus has been members with substance use disorders, but we have plans to expand into other behavioral health conditions, including anxiety and depression. We currently operate our OnTrak for substance dependence program in Florida, Kansas, Kentucky, Louisiana, Massachusetts, New Jersey, Oklahoma, West Virginia and Wisconsin, and our OnTrak for anxiety program in Kansas.

Recent Developments

Bridge Notes

In April 2015, we entered into a Securities Purchase Agreement with several institutional accredited investors, pursuant to which we received aggregate gross proceeds of $2.0 million from the investors for the sale of approximately $2.12 million principal amount of 12% Original Issue Discount Convertible Debentures due January 18, 2016 (the “Bridge Notes”), and five-year warrants to purchase an aggregate of 530,303 shares of our shares of common stock”, at an exercise price of $2.00 per share (the “April 2015 Warrants”). The closing of the Bridge Notes transaction occurred on April 17, 2015. We received aggregate net proceeds of $1,815,000. We have used $560,000 of the net proceeds to repay our outstanding indebtedness incurred by way of short term, interest free loans over the months of March and April 2015 to Crede.

The conversion price of the Bridge Notes and the exercise price of the April 2015 Warrants is $2.00 per share, subject to adjustment, including for issuances of common stock and common stock equivalents below the then current conversion or exercise price, as the case may be. The Bridge Notes are unsecured, bear interest at a rate of 12% per annum payable quarterly in cash or shares of common stock, subject to certain conditions, at our option, and are subject to mandatory prepayment upon the consummation of certain future financings. The investors will receive 200,000 additional shares of common stock if we have not consummated a public offering of at least $5.0 million in gross proceeds by September 30, 2015. In connection with the Bridge Notes, the investors have agreed, subject to certain exceptions for shares owned prior to the transaction or acquired in the open market subsequent to the transaction, not to sell or dispose of any shares prior to October 15, 2015, subject to earlier termination of such lock-up if we have not filed a registration statement for a public offering by May 31, 2015. In addition, our officers and directors also entered into lock-up agreements pursuant to which they agreed not to sell or dispose any securities of the company beneficially owned by them until the Bridge Notes are no longer outstanding. The investors are also entitled, until April 17, 2016, to participate in certain of our future financings.

Warrant Exchange

On May 18, 2015, we entered into Warrant Exchange Agreements, or the exchange agreements, with 15 warrant holders that held warrants for the purchase of up to an aggregate of 21,277,200 shares of our common stock, at an exercise price of $0.58 per share, that were originally issued by us in private placements consummated on various dates between December 2011 and May 2014. Pursuant to the exchange agreements, the warrant holders collectively agreed to surrender for cancellation their warrants in exchange for an aggregate of 21,277,200 of the our shares of common stock. This transaction hereinafter the “Warrant Exchange”. The principal purpose of the Warrant Exchange was to increase stockholders’ equity by eliminating a liability associated with the warrants of approximately $38 million as of March 31, 2015, as well as eliminating certain rights, including the anti-dilution rights that gave rise to the liability, associated with the warrants.

Our Strategy

Our business strategy is to provide a quality integrated medical and behavioral program to help health plans and other organizations engage, treat and manage health plan members whose behavioral health conditions are causing or exacerbating co-existing medical conditions resulting in increased in-patient medical costs. We have focused initially on members with substance use disorders. We intend to grow our business through increased adoption by health plans and other payors of our OnTrak program for substance dependence, as well as expansion into other populations with high costs driven by other behavioral health conditions, such as anxiety and depression.

Key elements of our business strategy include:

●	Demonstrating to key managed care and other third-party payors the potential for improved clinical outcomes and reduced cost associated with using our OnTrak program;

●	Educating third-party payors on the disproportionately high cost of their substance dependent, anxiety and depression populations;

●	Providing our OnTrak program to third-party payors for reimbursement on a case rate, fee for service, or monthly fee basis; and

●	Generating outcomes data from our OnTrak program to demonstrate improved health and cost reductions, and utilize outcomes data to facilitate broader adoption.

As an early entrant into offering integrated medical and behavioral programs for substance dependence, we believe we are well positioned to address increasing market demand. We believe our OnTrak program will help fill the gap that exists today: a lack of programs that focus on smaller populations with disproportionately high costs caused or exacerbated by behavioral health conditions but who are generally not receiving care, or adequate care, for their behavioral health conditions. We believe this provides an opportunity to engage this population and reduce their costs while improving their health.

Reporting Segment

We manage and report our operations through one business segment: healthcare services. The healthcare services segment includes OnTrak and its integrated substance dependence solutions marketed to health plans and other third party payors through a network of licensed and company managed healthcare providers.

We have discontinued our license and management fees segment. The operations of this segment were shut down effective April 1, 2014 and of the assets were absorbed by the healthcare services segment.

Operations

In the quarter ended March 31 2015, we operated our OnTrak for substance dependence solutions for third-party payors in Florida, Kansas, Kentucky, Louisiana, Massachusetts, New Jersey, Oklahoma, West Virginia and Wisconsin. During the first quarter of 2015 we expanded our Wisconsin program with a national health plan to include their Medicare Advantage members. In addition, we signed an agreement with a new customer in Illinois, which is anticipated to commence enrollment during the second quarter of 2015, and an existing customer in Kansas expanded into our OnTrak for anxiety program in the second quarter of 2015. The agreement to include OnTrak for anxiety represents our first agreement for this product. We have generated fees from our launched programs and expect to increase enrollment and fees throughout 2015. However, there can be no assurance that we will generate such fees or that new programs will launch as we expect.

Results of Operations

Three Months Ended March 31, 2015 compared with the Three Months Ended March 31, 2014

The table below and the discussion that follows summarize our results of consolidated operations for the three months ended March 31, 2015 compared to the three months ended March 31, 2014:

	Three Months Ended
(In thousands, except per share amounts)	March 31,
	2015	2014
Revenues
Healthcare services revenues	$433	$199
Operating expenses
Cost of healthcare services	406	265
General and administrative	2,734	1,337
Depreciation and amortization	34	24
Total operating expenses	3,174	1,626
Loss from operations	(2,741)	(1,427)
Other income	11	-
Interest expense	(2)	(1,312)
Change in fair value of warrant liability	2,474	5,101
Income/(Loss) from continuing operations before provision for income taxes	(258)	2,362
Provision for income taxes	2	2
Income/(Loss) from continuing operations	$(260)	$2,360
Loss from discontinued operations, net of income taxes	$-	$(221)
Net Income/(Loss)	$(260)	$2,139
Basic net income (loss) from continuing operations per share:	$(0.01)	$0.12
Basic weighted number of shares outstanding	25,286	19,449
Diluted net income (loss) from continuing operations per share:	$(0.01)	$0.08
Diluted weighted number of shares outstanding	25,286	28,166
Basic net loss from discontinued operations per share:	$(0.00)	$(0.01)
Basic weighted number of shares outstanding	25,286	19,449
Diluted net loss from discontinued operations per share:	$(0.00)	$(0.01)
Diluted weighted number of shares outstanding	25,286	28,166

Loss from continuing operations before provision for income taxes for the three months ended March 31, 2015 was $260,000, compared with a net gain of $2.4 million for the same period in 2014. The difference primarily relates to the decrease in the change in fair value of warrant liability for the three months ended March 31, 2015, compared to the same period in 2014.

Revenues

As of March 31, 2015, seven healthcare services contracts were operational resulting in a significant increase in the number of patients being treated compared with the same period in 2014. Recognized revenue increased by $234,000, or 118%, for the three months ended March 31, 2015, compared with the same period in 2014. Some of the revenue related to these contracts is initially recorded to deferred revenue as the revenue is subject to performance guarantees, or in the case of case rates received upon enrollment, recognized ratably over the period of enrollment.

Cost of Healthcare Services

Cost of healthcare services consists primarily of salaries related to our care coaches, healthcare provider claims payments to our network of physicians and psychologists, and fees charged by our third party administrators for processing these claims. The increase of $141,000 for the months ended March 31, 2015, compared with the same period in 2014, relates primarily to the increase in the number of members being treated, the mix in members treated, and the addition of care coaches and clinical care coordinators to our staff to manage the increasing number of enrolled members.

General and Administrative Expenses

Total general and administrative expense increased by $1.4 million for the three months ended March 31, 2015, compared with the same period in 2014. The increase was due primarily to an increase in share-based compensation expense related to stock options issued to our board of directors during the first quarter of 2015, investor relations services, and legal services.

Interest Expense

Interest expense decreased by $1.3 million for the three months ended March 31, 2015 compared with the same period in 2014. The decrease related to the issuance of warrants as part of our January 2014 financings and no such warrants were issued during the three months ended March 31, 2015.

Change in fair value of warrant liability

We issued warrants to purchase common stock in July 2010, October 2010, November 2010, December 2011, February 2012, April 2012, May 2012, September 2012, December 2012, April 2013, October 2013, January 2014, and May 2014. The warrants are being accounted for as liabilities in accordance with Financial Accounting Standards Board (“FASB”) accounting rules, due to anti-dilution provisions in some warrants that protect the holders from declines in our stock price and a requirement to deliver registered shares upon exercise of the warrants, which is considered outside our control. The warrants are marked-to-market each reporting period, using the Black-Scholes pricing model, until they are completely settled or expire.

The decrease in the change in fair value for the warrants was $2.6 million for the three months ended March 31, 2015 compared with the same period in 2014.

We will continue to mark-to-market the warrants to market value each quarter-end until they are completely settled.

Depreciation and Amortization

Depreciation and amortization was immaterial for the three months ended March 31, 2015 and 2014, respectively.

Year ended December 31, 2014 compared with year ended December 31, 2013

The table below and the discussion that follows summarize our results of operations and certain selected operating statistics for the last two fiscal years ended December 31, 2014 and 2013:

	Twelve Months Ended
(In thousands, except per share amounts)	December 31,
	2014	2013
Revenues
Healthcare services revenues	$2,030	$754

Operating expenses
Cost of healthcare services	1,301	650
General and administrative	6,302	5,426
Depreciation and amortization	113	23
Total operating expenses	7,716	6,099

Loss from operations	(5,686)	(5,345)

Interest and other income	1,194	107
Interest expense	(2,778)	(3,069)
Change in fair value of warrant liability	(19,854)	5,392
Loss from continuing operations before provision for income taxes	(27,124)	(2,915)
Provision for income taxes	9	9
Loss from continuing operations	$(27,133)	$(2,924)

Loss from discontinued operations, net of income taxes	$(213)	$(1,755)

Loss	$(27,346)	$(4,679)

Basic and diluted net loss from continuing operations per share:	$(1.21)	$(0.20)

Basic weighted number of shares outstanding	22,353	14,604

Basic and diluted net loss from discontinued operations per share:	$(0.01)	$(0.12)

Basic weighted number of shares outstanding	22,353	14,604

Loss from continuing operations before provision for income taxes for the twelve months ended December 31, 2014 was $27.1 million compared with $2.9 million for the twelve months ended December 31, 2013. The increase in loss from continuing operations was primarily due to an increase in revenue of $1.3 million and a decrease in fair value of warrants of $25.2 million.

Revenues

As of December 31, 2014, seven healthcare services contracts were operational resulting in a significant increase in the number of patients being treated compared with the same period in 2013. Recognized revenue increased by $1.3 million, or 169% for the period ended December 31, 2014, compared with the same period in 2013. Some of the revenue related to these contracts is initially recorded to deferred revenue as the revenue is subject to performance guarantees, or in the case of case rates received upon enrollment, recognized ratably over the period of enrollment.

Operating Expenses

Cost of Healthcare Services

Cost of healthcare services consists primarily of salaries related to our care coaches, healthcare provider claims payments to our network of physicians and psychologists, and fees charged by our third party administrators for processing these claims. The increase of $651,000 in cost of healthcare services for the year ended December 31, 2014 compared with the same period in 2013, relates primarily to the increase in members being treated, the mix in members treated, and the addition of care coaches and clinical care coordinators to our staff to manage the increasing number of customers we serve, as well as the increased numbers of enrolled members.

General and Administrative Expenses

Total general and administrative expense increased by $876,000 for the year ended December 31, 2014, compared with the same period in 2013. The increase was due primarily to an increase in salaries and benefits expense as a result of us hiring more employees to service our increased number of contracts, and investor relations services.

Depreciation and Amortization

Depreciation and amortization was immaterial for the years ended December 31, 2014 and 2013.

Other Income

The increase of $1.1 million in other income relates to the write off of all balances in accounts payable and accrued liabilities related to a liability under a previous research contract on which the statute of limitations expired during the year ending December 31, 2014.

Interest Expense

Interest expense for the year ended December 31, 2014 decreased by $291,000 compared with the same period in 2013. The expense is directly related to the multiple financings that were done during 2014 and 2013.

Change in Fair Value of Warrant Liabilities

We issued warrants to purchase common stock in July 2010, October 2010, November 2010, December 2011, February 2012, April 2012, May 2012, September 2012, December 2012, April 2013, October 2013, January 2014, and May 2014. The warrants are being accounted for as liabilities in accordance with Financial Accounting Standards Board (“FASB”) accounting rules, due to anti-dilution provisions in some warrants that protect the holders from declines in our stock price and a requirement to deliver registered shares upon exercise of the warrants, which is considered outside our control.  The warrants are marked-to-market each reporting period, using the Black-Scholes pricing model, until they are completely settled or expire.

Liquidity and Capital Resources

 Liquidity and Going Concern

As of May 26, 2015, we had a balance of approximately $492,000 cash on hand. We had working capital deficit of approximately $3.1 million at March 31, 2015. We have incurred significant operating losses and negative operating cash flows since our inception. We could continue to incur negative cash flows and operating losses for the next twelve months. Our current cash burn rate is approximately $450,000 per month, excluding non-current accrued liability payments. We expect our current cash resources to cover expenses into July 2015; however delays in cash collections, revenue, or unforeseen expenditures could impact this estimate. We are in need of additional capital, however, there is no assurance that additional capital can be timely raised in an amount which is sufficient for us or on terms favorable to us and our stockholders, if at all. If we do not obtain additional capital, there is a significant doubt as to whether we can continue to operate as a going concern and we will need to curtail or cease operations or seek bankruptcy relief. If we discontinue operations, we may not have sufficient funds to pay any amounts to stockholders.

In April 2015, we entered into a Securities Purchase Agreement with several institutional accredited investors, pursuant to which we received aggregate gross proceeds of $2.0 million from the investors for the sale of approximately $2.12 million principal amount of Bridge Notes, and five-year warrants to purchase an aggregate of 530,303 shares of our shares of common stock, at an exercise price of $2.00 per share (the “April 2015 Warrants”). The closing of the Bridge Notes transaction occurred on April 17, 2015. We received aggregate net proceeds of $1,815,000. We have used $560,000 of the net proceeds to repay our outstanding indebtedness incurred by way of short term, interest free loans over the months of March and April 2015 to Crede.

The conversion price of the Bridge Notes and the exercise price of the April 2015 Warrants is $2.00 per share, subject to adjustment, including for issuances of common stock and common stock equivalents below the then current conversion or exercise price, as the case may be. The Bridge Notes are unsecured, bear interest at a rate of 12% per annum payable quarterly in cash or shares of common stock, subject to certain conditions, at our option, and are subject to mandatory prepayment upon the consummation of certain future financings. The investors will receive 200,000 additional shares of common stock if we have not consummated a public offering of at least $5.0 million in gross proceeds by September 30, 2015.

Our ability to fund our ongoing operations and continue as a going concern is dependent on signing and generating fees from existing and new contracts for our Catasys managed care programs and the success of management’s plans to increase revenue and continue to control expenses. We currently operate our OnTrak for substance dependence program in Florida, Kansas, Kentucky, Louisiana, Massachusetts, New Jersey, Oklahoma, West Virginia and Wisconsin. During the first quarter of 2015 we expanded our Wisconsin program with a national health plan to include their Medicare Advantage members. In addition, we signed an agreement with a new customer in Illinois, which is anticipated to commence enrollment during the second quarter of 2015, and an existing customer in Kansas expanded into our OnTrak for anxiety program in the second quarter of 2015. The agreement to include OnTrak for anxiety represents our first agreement for this product. We have generated fees from our launched programs and expect to increase enrollment and fees throughout 2015. However, there can be no assurance that we will generate such fees or that new programs will launch as we expect. We are in need of additional capital, however, there is no assurance that additional capital can be timely raised in an amount which is sufficient for us or on terms favorable to us and our stockholders, if at all. If we do not obtain additional capital, there is a significant doubt as to whether we can continue to operate as a going concern and we will need to curtail or cease operations or seek bankruptcy relief. If we discontinue operations, we may not have sufficient funds to pay any amounts to our stockholders.

On May 18, 2015, we entered into exchange agreements, with certain of our warrant holders that held warrants for the purchase of up to an aggregate of 21,277,200 shares of our common stock, at an exercise price of $0.58 per share. Pursuant to the exchange agreements, the warrant holders collectively agreed to surrender for cancellation their warrants in exchange for an aggregate of 21,277,200 of the our shares of common stock. We consummated the Warrant Exchange in order to increase stockholders’ equity by eliminating a liability associated with the warrants of approximately $38 million as of March 31, 2015, as well as eliminating certain rights, including the anti-dilution rights that gave rise to the liability, associated with the warrants.

Cash Flows

We used $811,000 of cash for continuing operating activities during the three months ended March 31, 2015 compared with $1.2 million in the same period in 2014. Significant non-cash adjustments to operating activities for the three months ended March 31, 2015 included share-based compensation expense of $828,000, depreciation and amortization of $33,000, and a fair value adjustment on warrant liability of $2.5 million.

Capital expenditures for the three months ended March 31, 2015 were not material. Our future capital expenditure requirements will depend upon many factors, including obsolescence or failure of our systems, progress with expanding the adoption of our programs, and our marketing efforts, the necessity of, and time and costs involved in obtaining, regulatory approvals, competing technological and market developments, and our ability to establish collaborative arrangements, effective commercialization, marketing activities and other arrangements.

Our net cash provided by financing activities was $195,000 for the three months ended March 31, 2015, compared with net cash provided by financing activities of $994,000 for the three months ended March 31, 2014. Cash provided by financing activities for the three months ended March 31, 2015 consisted of the net proceeds from the loan provided by Terren S. Peizer, our Chairman and Chief Executive Officer, in March 2015, leaving a balance of $84,000 in cash and cash equivalents at March 31, 2015.

As discussed above, we currently expend cash at a rate of approximately $450,000 per month, excluding non-current accrued liability payments. We also anticipate cash inflow to increase during 2015 as we continue to service our executed contracts and sign new contracts. We expect our current cash resources to cover our operations into April 2015; however delays in cash collections, revenue, or unforeseen expenditures could impact this estimate. We are in need of additional capital, however, there is no assurance that additional capital can be timely raised in an amount which is sufficient for us or on terms favorable to us and our stockholders, if at all. If we do not obtain additional capital, there is a significant doubt as to whether we can continue to operate as a going concern and we will need to curtail or cease operations or seek bankruptcy relief. If we discontinue operations, we may not have sufficient funds to pay any amounts to our stockholders.

Off-Balance Sheet Arrangements

As of March 31, 2015, we had no off-balance sheet arrangements.

Critical Accounting Estimates

The discussion and analysis of our financial condition and results of operations is based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). U.S. GAAP requires management to make estimates, judgments and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities. We base our estimates on experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that may not be readily apparent from other sources. On an on-going basis, we evaluate the appropriateness of our estimates and we maintain a thorough process to review the application of our accounting policies. Our actual results may differ from these estimates.

We consider our critical accounting estimates to be those that (1) involve significant judgments and uncertainties, (2) require estimates that are more difficult for management to determine, and (3) may produce materially different results when using different assumptions. We have discussed these critical accounting estimates, the basis for their underlying assumptions and estimates and the nature of our related disclosures herein with the audit committee of our Board of Directors. We believe our accounting policies related to the fair value of warrants, share-based compensation expense, and the impairment assessment for intangible assets, involve our most significant judgments and estimates that are material to our consolidated financial statements. They are discussed further below.

Warrant Liabilities

We issued warrants to purchase common stock in July 2010, October 2010, November 2010, December 2011, February 2012, April 2012, May 2012, September 2012, December 2012, April 2013, October 2013, January 2014, and May 2014. The warrants are being accounted for as liabilities in accordance with FASB accounting rules, due to anti-dilution provisions in some warrants that protect the holders from declines in our stock price and a requirement to deliver registered shares upon exercise of the warrants, which is considered outside our control. The warrants are marked-to-market each reporting period, using the Black-Scholes pricing model, until they are completely settled or expire.

For the three months ended March 31, 2015 and 2014, we recognized a non-operating gain of $2.5 million and $5.1 million, respectively, related to the revaluation of our warrant liabilities.

We will continue to mark the warrants to market value each reporting period, using the Black-Scholes pricing model until they are completely settled or expire.

Share-based compensation expense

We account for the issuance of stock, stock options, and warrants for services from non-employees based on an estimate of the fair value of options and warrants issued using the Black-Scholes pricing model. This model’s calculations include the exercise price, the market price of shares on grant date, weighted average assumptions for risk-free interest rates, expected life of the option or warrant, expected volatility of our stock and expected dividend yield.

The amounts recorded in the financial statements for share-based compensation expense could vary significantly if we were to use different assumptions. For example, the assumptions we have made for the expected volatility of our stock price have been based on the historical volatility of our stock, measured over a period generally commensurate with the expected term. If we were to use a different volatility than the actual volatility of our stock price, there may be a significant variance in the amounts of share-based compensation expense from the amounts reported. The weighted average expected option term for the three months ended March 31, 2015 and 2014, reflects the application of the simplified method set out in SEC Staff Accounting Bulletin No. 107, which defines the life as the average of the contractual term of the options and the weighted average vesting period for all option tranches. From time to time, we retain terminated employees as part-time consultants upon their resignation from the Company. Because the employees continue to provide services to us, their options continue to vest in accordance with the original terms. Due to the change in classification of the option awards, the options are considered modified at the date of termination. The modifications are treated as exchanges of the original awards in return for the issuance of new awards. At the date of termination, the unvested options are no longer accounted for as employee awards and are accounted for as new non-employee awards. The accounting for the portion of the total grants that have already vested and have been previously expensed as equity awards is not changed. There were no employees moved to consulting status for the three months ended March 31, 2015 and 2014, respectively.

Impairment of Intangible Assets

We have capitalized significant costs for acquiring patents and other intellectual property directly related to our products and services. We review our intangible assets for impairment whenever events or circumstances indicate that the carrying amount of these assets may not be recoverable. In reviewing for impairment, we compare the carrying value of such assets to the estimated undiscounted future cash flows expected from the use of the assets and/or their eventual disposition. If the estimated undiscounted future cash flows are less than their carrying amount, we record an impairment loss to recognize a loss for the difference between the assets’ fair value and their carrying value. Since we have not recognized significant revenue to date, our estimates of future revenue may not be realized and the net realizable value of our capitalized costs of intellectual property or other intangible assets may become impaired.

During the three months ended March 31, 2015, we did not acquire any new intangible assets and as of March 31, 2015, all of our intangible assets consisted of intellectual property, which is not subject to renewal or extension. We recorded no intangible impairment for the three months ended March 31, 2015 or 2014.

Recently Issued or Newly Adopted Accounting Pronouncements

In February 2015, the FASB issued Accounting Standards Update (“ASU”) 2015-02, Consolidation (Topic 810): Amendments to the Consolidation Analysis (“ASU 2015-02”). ASU 2015-02 modifies existing consolidation guidance for reporting organizations that are required to evaluate whether they should consolidate certain legal entities. ASU 2015-02 is effective for fiscal years and interim periods within those years beginning after December 15, 2015, and requires either a retrospective or a modified restrospective approach to adoptions. Early adoption is permitted. We are currently evaluating the potential impact of this standard on our consolidated financial statements, as well as the available transition methods.

In August 2014, the FASB issued FASB ASU 2014-15, Presentation of Financial Statements—Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern, (“ASU 2014-15”). ASU 2014-15 changes to the disclosure of uncertainties about an entity’s ability to continue as a going concern. Under U.S. GAAP, continuation of a reporting entity as a going concern is presumed as the basis for preparing financial statements unless and until the entity’s liquidation becomes imminent. Even if an entity’s liquidation is not imminent, there may be conditions or events that raise substantial doubt about the entity’s ability to continue as a going concern. Because there is no guidance in U.S. GAAP about management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern or to provide related note disclosures, there is diversity in practice whether, when, and how an entity discloses the relevant conditions and events in its financial statements. As a result, these changes require an entity’s management to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the date that financial statements are issued. Substantial doubt is defined as an indication that it is probable that an entity will be unable to meet its obligations as they become due within one year after the date that financial statements are issued. If management has concluded that substantial doubt exists, then the following disclosures should be made in the financial statements: (i) principal conditions or events that raised the substantial doubt, (ii) management’s evaluation of the significance of those conditions or events in relation to the entity’s ability to meet its obligations, (iii) management’s plans that alleviated the initial substantial doubt or, if substantial doubt was not alleviated, management’s plans that are intended to at least mitigate the conditions or events that raise substantial doubt, and (iv) if the latter in (iii) is disclosed, an explicit statement that there is substantial doubt about the entity’s ability to continue as a going concern. ASU 2014-15 is effective for periods beginning after December 15, 2016. The adoption of ASU 2013-15 will not have a material effect on our consolidated financial position or results of operations.

Effects of Inflation

Our most liquid assets are cash and cash equivalents. Because of their liquidity, these assets are not directly affected by inflation. Because we intend to retain and continue to use our equipment, furniture and fixtures and leasehold improvements, we believe that the incremental inflation related to replacement costs of such items will not materially affect our operations. However, the rate of inflation affects our expenses, such as those for employee compensation and contract services, which could increase our level of expenses and the rate at which we use our resources.

BUSINESS

Overview

We provide specialized healthcare management services to health plans and other third party payors through our OnTrak program. Our OnTrak program is designed to improve member health and at the same time lower costs to the insurer for underserved populations where behavioral health conditions are causing or exacerbating co-existing medical conditions. The program utilizes member engagement and patient centric treatment that integrates evidence based medical and psychosocial interventions along with care coaching in a 52-week outpatient program. Our initial focus has been members with substance use disorders, but we have plans to expand into other behavioral health conditions, including anxiety and depression. We currently operate our OnTrak for substance dependence program in Florida, Kansas, Kentucky, Louisiana, Massachusetts, New Jersey, Oklahoma, West Virginia and Wisconsin, and our OnTrak for anxiety program in Kansas.

In the fourth quarter of 2014, we commenced enrollment of our OnTrak program in Florida and New Jersey. The launch of the Florida program represented an expansion of an existing customer relationship. In the first quarter of 2015 we expanded our Wisconsin program with a national health plan to include their Medicare Advantage members. In addition, we signed an agreement with a new customer in Illinois, which is anticipated to commence enrollment in the second quarter of 2015, and an existing customer in Kansas to expand to our OnTrak for anxiety program, which commenced enrollment in the second quarter of 2015. The agreement to include OnTrak for anxiety represents our first agreement for this product.

Substance Dependence

Scientific research indicates that not only can drugs interfere with normal brain functioning, but they can also have long-lasting effects that persist even after the drug is no longer being used. Data indicates that at some point changes may occur in the brain that can turn drug and alcohol abuse into substance dependence—a chronic, relapsing and sometimes fatal disease. Those dependent on drugs may suffer from compulsive drug craving and usage and be unable to stop drug use or remain drug abstinent without effective treatment. Professional medical treatment may be necessary to end this physiologically-based compulsive behavior.

Substance dependence is a worldwide problem with prevalence rates continuing to rise despite the efforts by national and local health authorities to curtail its growth. Substance dependence disorders affect many people and have wide-ranging social consequences. In 2012, an estimated 22.2 million Americans ages 12 and older were classified with substance dependence or abuse, of which less than 3 million received the specialized treatment they needed, according to the National Survey on Drug Use and Health published by the Substance Abuse and Mental Health Services Administration (SAMHSA), an agency of the U.S. Department of Health and Human Services.

We believe the best results in treating substance dependence can be achieved in programs such as our OnTrak program that integrate psychosocial and medical treatment modalities and provide longer term support on an out-patient basis over a 52-week period.

Our Market

The true impact of substance dependence is often under-identified by organizations that provide healthcare benefits. The reality is that substance dependent individuals:

●	are likely to exist in any organization;

●	cost health plans and employers a disproportionate amount of money;

●	have higher rates of absenteeism and lower rates of productivity; and

●	have co-morbid medical conditions which incur increased costs for the treatment of these conditions compared to a non-substance dependent population.

When considering substance dependence-related costs, many organizations have historically only looked at direct treatment costs–usually behavioral claims.  The reality is that substance dependent individuals generally have overall poorer health and lower compliance, which leads to more expensive treatment for related, and even seemingly unrelated, co-occurring medical conditions. In fact, of total healthcare claims costs associated with substance dependence populations, the vast majority are medical claims and not behavioral treatment costs.

According to the U.S. Census Bureau in 2011, there were over 197 million lives in the United States covered by various private managed care programs including Preferred Provider Organizations (PPOs), Health Maintenance Organizations (HMOs), self-insured employers and managed Medicare/Medicaid programs.  Each year, based on our analysis, approximately 1.9% of commercial plan members will have a substance dependence diagnosis, and that figure may be lesser or greater for specific payors depending on the health plan demographics and location.  A smaller, high-cost subset of this population drives the majority of the claims costs for the overall substance dependent population.  For commercial members with substance dependence and a total annual claims cost of at least $7,500, the average annual per member claims cost is $27,500, compared with an average of $3,250 for a commercial non-substance dependent member, according to our research.

Our customers provide health insurance to individuals or groups (Contracted Membership). We contract with our customers to provide our OnTrak program to the customers’ Contracted Membership generally in specific lines of business (e.g., commercial, Medicare, Medicaid, etc.) and/or specific states or other geographical areas and for specific indications, such as substance use disorders and, more recently, anxiety. We refer to the Contracted Membership to whom we are providing the OnTrak program as Covered Lives. Generally, we receive data relating to the Covered Lives on a regular basis from our customers. We use that data to identify members who meet our contractual eligibility requirements (Eligible Members) and we attempt to engage and enroll those members in our OnTrak program. Our Eligible Members can fluctuate significantly month to month due to fluctuations in our customers’ Contracted Membership and changes in eligibility due to changes in claims or eligibility data provided to us by our customers. Based on our analysis of the data provided to us by our customers, approximately 0.045% of Contracted Membership in a commercial line of business are anticipated to be eligible for our OnTrak substance use disorder program. Based on our analysis, Medicare and Medicaid lines of business average approximately 2.5 times the number of Eligible Members for our OnTrak substance use disorder program as the same number Covered Lives in a commercial line of business. Further, as we move into OnTrak programs for anxiety and depression, our preliminary data analysis shows that adding anxiety and depression indications to our Covered Lives is anticipated to increase our pool of Eligible Members substantially. Based on the latest data provided by the one customer that has contracted for us to provide OnTrak for anxiety, adding the anxiety indication is anticipated to increase the number of Eligible Members by approximately four times over the number of Eligible Members for substance use disorders alone. As noted above, there are fluctuations in the number of Eligible Members across customers and geographies and our analysis to date is based on limited data, and in some cases like anxiety and depression, very limited data. There can be no assurance that the data we have analyzed to date will be predictive of the future or that the percentages of Covered Lives that are eligible for our programs will not change in the future. In addition, the percentage of Eligible Members in any lines of Covered Lives may fluctuate substantially from period to period due to a number of factors inside and outside of our control.

Our Solution: OnTrak

OnTrak™

Our OnTrak program combines evidence based medical and psychosocial treatments with elements of population health management and ongoing member support to help organizations treat members with substance dependence to improve member health and lower the overall health plan costs of these members. We believe the benefits of our OnTrak program include improved clinical outcomes and decreased costs for the payor, and improved quality of life and productivity for the member.

We believe OnTrak is the only program of its kind dedicated exclusively to treatment of substance dependence. The OnTrak substance dependence program was developed by addiction experts with years of clinical experience in the substance dependence field. This experience has helped to form key areas of expertise that we believe sets our solution apart from other solutions, including member engagement, working directly with the member treatment team and a more fully integrated treatment offering.

Our OnTrak program includes the following components: identification of impactable members, member engagement, enrollment/referral, a Catasys provider network of physicians and therapists, outpatient medical treatment, outpatient psychosocial treatment, care coaching, monitoring and reporting, and our proprietary web-based clinical information platform (eOnTrak).

We assist health plans in identifying those members who incur significant costs and may be appropriate for enrollment into OnTrak. We then engage and enroll targeted members into our program through direct mailings and telephonic outreach, and referral through health plan sources. After enrollment, our contracted specially trained network of providers provide treatments utilizing integrated medical and psychosocial treatment modalities, including our proprietary OnTrak Relapse Prevention Program, to help members develop improved coping skills and a recovery support network. Throughout the treatment process, our care coaches work directly with members to keep them engaged in treatment by proactively supporting members to enhance motivation, minimize lapses and enable lifestyle modifications consistent with the recovery goals. We also link providers and care coaches to member information through our eOnTrak web based clinical information platform, enabling each provider to be better informed as to a member’s treatment in order to assist in providing the best possible care. Periodically, we provide outcomes reporting on clinical and financial metrics to our customers to demonstrate the program’s value.

Clinical and financial outcomes from the OnTrak program have been promising with OnTrak enrolled members achieving an average gross cost reduction of more than 50% as measured against the 12 months prior to enrollment. In addition, to date, approximately 80% of members who have remained eligible have been retained in the program.

OnTrak – Integrated Substance Dependence Solutions

Our proprietary OnTrak integrated substance dependence solutions are designed to improve treatment outcomes and lower the utilization of medical and behavioral health plan services by high utilizing and high risk enrollees. Our OnTrak substance dependence programs include medical and psychosocial interventions, a proprietary web based clinical information platform and database, psychosocial programs and integrated care coaching services.

Another important aspect of the Catasys program is that the program is flexible and can be altered in a modular way to enable us to partner with payors to meet their needs. As a service delivery model, the OnTrak program can be modified to cover particular populations and provide for varying levels of service. In this way, OnTrak can work with payors to identify, engage and treat a broader spectrum of patients struggling with substance dependence in a way that is consistent with payors’ business needs.

Our value proposition to our customers includes that the OnTrak program is designed for the following benefits:

●	A specific program aimed at addressing high-cost conditions by improving patient health and thereby reducing overall healthcare costs can benefit health plans;

●	Increased worker productivity by reducing workplace absenteeism, compensation claims and job related injuries;

●	Decreased emergency room and inpatient utilization;

●	Decreased readmission rates; and

●	Healthcare cost savings (including medical, behavioral and pharmaceutical).

Our Strategy

Our business strategy is to provide a quality integrated medical and behavioral program to help health plans and other organizations treat and manage health plan members whose behavioral health conditions are exacerbating co-existing medical conditions resulting in increased in-patient medical costs. We have focused initially on members with substance use disorders. We intend to grow our business through increased adoption by health plans and other payors of our OnTrak program for substance dependence, as well as expansion into other populations with high costs driven by other behavioral health conditions, such as anxiety and depression.

Key elements of our business strategy include:

●	Demonstrating to key managed care and other third-party payors the potential for improved clinical outcomes and reduced cost associated with using our OnTrak program;

●	Educating third-party payors on the disproportionately high cost of their substance dependent population;

●	Providing our OnTrak program to third-party payors for reimbursement on a case rate, fee for service, or monthly fee basis; and

●	Generating outcomes data from our OnTrak program to demonstrate improved health and cost reductions, and utilize outcomes data to facilitate broader adoption.

As an early entrant into offering integrated medical and behavioral programs for substance dependence, we believe we are well positioned to address increasing market demand. We believe our OnTrak program will help fill the gap that exists today: a lack of programs that focus on smaller populations with disproportionately high costs caused or exacerbated by behavioral health conditions but who are generally not receiving care, or adequate care, for their behavioral health conditions. We believe this provides an opportunity to engage this population and reduce their costs while improving their health.

Our Operations

Healthcare Services

Our OnTrak program combines innovative medical and psychosocial treatments with elements of traditional disease management, case management, and ongoing member support to help organizations treat and manage substance dependent populations to improve their health and thereby decrease their overall health care costs.

As of May 1, 2015, we have contracts for our OnTrak program with eight health plans, three of which have merged and are in the process of integrating operations. We are enrolling patients under seven of these contracts, with enrollment for the eighth expected to commence in the second quarter of 2015.

We are currently marketing our OnTrak program to managed care health plans on a case rate, monthly fee, or fee for service basis, which involves educating third party payors on the disproportionately high cost of their substance dependent population and demonstrating the potential for improved clinical outcomes and reduced cost associated with using our program.

Discontinued Operations

We have discontinued our license and management fees segment. The operations of this segment were shut down effective April 1, 2014 and of the assets were absorbed by the healthcare services segment.

Competition

Healthcare Services

Our OnTrak program focuses primarily on substance dependence and is marketed to health plans and other insurance payers. While we believe our products and services are unique, we operate in highly competitive markets. We compete with other healthcare management service organizations and disease management companies, including managed behavioral health organizations (MBHOs) that manage behavioral health benefits, perform utilization reviews, provide case management and patient coaching, and pay their network of providers for behavioral health services delivered. Most of our competitors are significantly larger and have greater financial, marketing and other resources than us. We compete with companies such as Hummingbird, One Health Solutions, and Health Integrated that offer coaching, social media, and in the case of Health Integrated, more comprehensive products to address the costs of members with substance dependence and other behavioral health conditions. One Health Solutions, a behavioral change technology and social networking site for people in recovery, has conducted a pilot with a national health plan that purported to show a reduction in in-patient readmissions for substance dependence treatment and has reported a pilot with a large managed behavioral health organization that has exceeded expectations on duration and frequency of participant engagement. We believe our product is the most comprehensive to focus exclusively on substance dependence and focus on the overall health and cost of members.

In addition, managed care companies may seek to provide similar specialty healthcare services directly to their members, rather than by contracting with us for such services.  Behavioral health insurance benefits, including for substance dependence, are typically managed for medical insurance companies by internal divisions or third-parties (MBHOs) frequently under capitated arrangements.  Under such arrangements, MBHOs are paid a fixed monthly fee to create networks of behavioral health providers and pay those network providers for services provided to members when they see a network provider for care, which gives MBHOs an incentive to decrease cost and utilization of services by members.  As a result, generally MBHOs do not seek to increase member visits to their network of providers and passively managed the behavioral health benefit in accordance with their contracts and operate case management and utilization management programs to manage high acuity members that seek care from their network of providers. We do not manage a behavioral health benefit. Instead, we actively seek to engage members to enroll in our programs, thereby increasing treatment services in an effort to improve member health and thereby reduce costs through lower inpatient hospital admissions. We compete to differentiate our active engagement based treatment programs from the benefit management and case management programs that MBHOs offer.

We believe that our ability to offer customers a comprehensive and integrated substance dependence solution, including the utilization of innovative, evidence based medical and psychosocial treatments and engagement methodologies will enable us to compete effectively.  However, there can be no assurance that we will not encounter more effective competition in the future, which would limit our ability to maintain or increase our business.

Once we contract with a third-party payor we implement our program in conjunction with the third party payor and then commence outreach to eligible members to enroll them in our OnTrak program. In this enrollment process, we compete against numerous other providers of substance dependence treatment programs, facilities and providers for those members that elect to receive treatment for substance dependence (see Treatment Programs below). We believe we provide members lower cost and more comprehensive solutions, but members may choose to receive care from other providers. To the extent a member selects a different provider that is part of a health plan network of providers, the cost of such treatment may be paid in whole or in part by our health plan customer.

Treatment Programs

There are over 13,500 facilities reporting to the SAMHSA that provide substance dependence treatment. Well-known examples of residential treatment programs include the Betty Ford Center®, Caron Foundation®, Hazelden® and Sierra Tucson®. In addition, individual physicians may provide substance dependence treatment in the course of their practices. Many of these traditional treatment programs have established name recognition.

Trademarks

We rely on a combination of trademark, trade secret and copyright laws and contractual restrictions to protect the proprietary aspects of our technology. Our branded trade names on which we rely include the following:

●	OnTrak™; and

●	eOnTrak™.

We require that, as a condition of their employment, employees assign to us their interests in inventions, original works of authorship, copyrights and similar intellectual property rights conceived or developed by them during their employment with us.

Financial Information about Segments

We manage and report our operations through one business segment: Healthcare Services. This segment includes the OnTrak program marketed to health plans and other third party payors.

Government Regulation

Overview

We believe that our business and operations as outlined above are in substantial compliance with applicable laws and regulations. Only a treating physician can determine if our OnTrak program is appropriate for any individual patient. Our future prospects are subject to the legal, regulatory, commercial and scientific risks outlined below and under the caption “Risk Factors.”

The healthcare industry is highly regulated and continues to undergo significant changes as third-party payors, such as Medicare and Medicaid, traditional indemnity insurers, managed care organizations and other private payors, increase efforts to control cost, utilization and delivery of healthcare services. Healthcare companies are subject to extensive and complex federal, state and local laws, regulations and judicial decisions.

Health Care Reform

The Affordable Care Act or the ACA was enacted into law in 2010. The provisions of the ACA are comprehensive and varied and are generally directed at implementing health insurance reforms to increase health insurance coverage and reduce the number of uninsured and reshaping the health care delivery system to increase quality and efficiency and reduce cost. Certain provisions of the ACA took effect immediately or within a few months, while others will be phased in over time, ranging from one year to ten years. Because of the complexity of health care reform generally, additional legislation is likely to be considered and enacted over time. The ACA, and any subsequent health care reform legislation, will require the promulgation of substantial regulations with significant effect on the health care industry. Thus, the health care industry will be subjected to significant new statutory and regulatory requirements, and consequently to structural and operational changes and challenges, for a substantial period of time.

Reimbursement

 Reimbursement from federal health care programs such as Medicare and Medicaid are subject to complex statutory and regulatory requirements, administrative rulings, interpretations of policy, determinations by fiscal intermediaries and government funding restrictions, all of which may materially increase or decrease reimbursement to our company.

Fraud and Abuse

Health care fraud and abuse laws have been enacted at the federal and state levels to regulate both the provision of services to government program beneficiaries and the methods and requirements for submitting claims for services rendered to such beneficiaries. Under these laws, individuals and organizations can be penalized for various activities, including submitting claims for services that are not provided, are billed in a manner other than as actually provided, are not medically necessary, are provided by an improper person, are accompanied by an illegal inducement to utilize or refrain from utilizing a service or product, or are billed in a manner that does not comply with applicable government requirements. Both individuals and organizations are subject to prosecution under the criminal and civil fraud and abuse statutes relating to health care providers.

The federal anti-kickback law (the “Anti-Kickback Law”) prohibits, among other things, knowingly and willfully offering or receiving remuneration to induce the referral of items or services that are reimbursable by a federal health care program. The Office of Inspector General has issued a series of regulations, known as the “safe harbors” which immunizes the parties to the business arrangement from prosecution under the Anti-Kickback Law. The failure of a business arrangement to fit within a safe harbor does not necessarily mean that the arrangement is illegal. Many states have adopted laws similar to the Anti-Kickback Law, and some apply to items and services reimbursable by any payor, including private insurers.

The so-called Stark Law prohibits physician referrals of Medicare patients to an entity providing certain “designated health services” if the physician or an immediate family member of the physician has any financial relationship with the entity and the financial relationship does not fall within one of the enumerated exceptions to the Stark Law. In addition to the Stark Law, many states have their own self-referral bans, which may extend to all self-referrals, regardless of the payor.

The federal False Claims Act imposes liability for the submission of false or fraudulent claims for payment to the federal government. The knowing and improper failure to return an overpayment can serve as the basis for a False Claims Act action and Medicare and Medicaid overpayments must be reported and returned within 60 days of identification. The qui tam provisions of the False Claims Act allow a private individual to bring an action on behalf of the federal government and to share in any amounts paid by the defendant to the government in connection with the action. Various states have enacted similar laws modeled after the False Claims Act that apply to items and services reimbursed under Medicaid and other state health care programs, and, in several states, such laws apply to claims submitted to all payors.

The Health Insurance Portability and Accountability Act of 1996 prohibits the knowing and willful execution of a scheme to defraud any health care benefit program, including a private insurer. It also prohibits falsifying, concealing, or covering up a material fact or making any materially false, fictitious, or fraudulent statement in connection with the delivery of or payment for health care benefits, items, or services.

State and Federal Privacy and Data Security Laws

The Health Insurance Portability and Accountability Act of 1996 and its implementing regulations (HIPAA) and the Health Information Technology for Economic and Clinical Health Act of 2009 and its implementing regulations (HITECH) govern the collection, use, disclosure, maintenance and transmission of identifiable patient information (“Protected Health Information” or “PHI”). HIPAA and HITECH apply to covered entities, which may include health plans as well as to those entities that contract with covered entities (“Business Associates”). HITECH imposes breach notification obligations that require the reporting of breaches of “Unsecured Protected Health Information” or PHI that has not been encrypted or destroyed in accordance with federal standards.

Federal Regulations (Title 42 Part 2 of the Code of Federal Regulations) set forth very specific rules governing the use and disclosure of drug and alcohol treatment information obtained from federally-supported treatment facilities.

In addition to the federal privacy and security laws and regulations, most states have enacted data security laws governing other types of personal data such as employee and customer information.

State Managed Care Laws

State insurance and managed cared laws and regulations regulate the contractual relationships with managed care organizations, utilization review programs and third-party administrator activities. These regulations differ from state to state, and may contain network, contracting, and financial and reporting requirements, as well as specific standards for delivery of services, payment of claims, and adequacy of health care professional networks.

Corporate practice of medicine and fee-splitting and laws

Many states prohibit business corporations from practicing medicine, exercising control over medical judgments or decisions of physicians or other health care professionals (such as nurses or nurse practitioners), or engaging in certain business arrangements with physicians or other health care professionals, such as employment of physicians and other health care professionals or fee-splitting. The state laws and regulations and administrative and judicial decisions that enumerate the specific corporate practice and fee-splitting rules vary considerably from state to state and are enforced by both the courts and government agencies, each with broad discretion.

State Laws Governing Licensure of Healthcare Professionals

State professional licensing boards contain requirements for the licensure of health care professionals and typically require a healthcare professional who is providing professional services in that state to be licensed. Some state licensing boards specifically address the licensure of professionals who are providing services via telephone or other electronic means.

Employees

As of May 26, 2015, we employed 49 full-time employees and one part-time employee. We are not a party to any labor agreements and none of our employees are represented by a labor union.

Facilities

Information concerning our principal facilities, all of which were leased as of March 31, 2015, is set forth below:

Location	Use	Approximate Area in Square Feet
11601 Wilshire Blvd. Los Angeles, California 90025	Principal executive and administrative offices	9,100

Our principal executive and administrative offices are located in Los Angeles, California, and consist of leased office space totaling approximately 9,100 square feet, under a lease which will expire in April 2019. Our base rent is approximately $29,000 per month, subject to annual adjustments, with aggregate minimum lease commitments at May 26, 2015, totaling approximately $1.4 million. In March 2015, we entered into an amendment to our existing lease agreement as a result of the landlord exercising a provision in our lease that allowed them to move us to different space in the same building. Under this amendment we will move to a new office space of approximately 9,120 square feet. The annual rent for the new office space remains unchanged and we expect to move on or about June 1, 2015.

We believe that such office space is adequate to meet our needs.

Legal Proceedings

Neither we nor our subsidiary is currently a party to, nor is our property the subject of, any material legal proceedings.

MANAGEMENT AND CERTAIN CORPORATE GOVERNANCE MATTERS

Directors, Executive Officers and Certain Other Non-Executive Officers

The following table lists our executive officers and directors serving at May 26, 2015. Our executive officers are elected annually by our board of directors and serve at the discretion of the board of directors. Each current director is serving a term that will expire at our next annual meeting. There are no family relationships among any of our directors or executive officers.

Name	Age	Position	Officer/ Director Since
Terren S. Peizer	55	Director, Chairman of the Board and Chief Executive Officer	2003

Richard A. Anderson	45	Director, President and Chief Operating Officer	2003

Susan Etzel	41	Chief Financial Officer	2011

Richard Berman (1)	70	Director, and Chairman of the Audit Committee.	2014

Steven Kriegsman (1), (2), (3)	72	Director, Chairman of the Compensation Committee, Member of the Audit Committee and Member of the Nominations and Governance Committee.	2014

David E. Smith	68	Director	2014

Marvin Igelman (1), (2), (3)	52	Director, Chairman of the Nominations and Governance Committee, Member of the Audit Committee and Member of the Compensation Committee.	2014

Steve Gorlin	77	Director	2014

(1)	Member of the Audit Committee
(2)	Member of the Compensation Committee
(3)	Member of the Nominations and Governance Committee

Business Experience

The following is a brief account of the education and business experience of our current directors and executive officers:

Terren S. Peizer is our founder and has served as our Chief Executive Officer and Chairman of our board of directors since our inception in February 2003. Since September 2009, he has served as the Chairman of Crede Capital Group, LLC, his personal investment vehicle, and industry leader in investing in micro and small capitalization equities, having invested over $1 billion directly into portfolio companies. Mr. Peizer has been the largest beneficial shareholder, and has held various senior executive positions with several technology, biotech, and healthcare services companies. He has assisted companies by assembling management teams, boards of directors and scientific advisory boards, and formulating business, capital formation, and investor relations strategies for the companies.  Mr. Peizer has a background in venture capital, investing, mergers and acquisitions, corporate finance, and previously held senior executive positions with the investment banking firms Goldman Sachs, First Boston and Drexel Burnham Lambert. He received his B.S.E. in Finance from The Wharton School of Finance and Commerce.

We believe Mr. Peizers’s qualifications to serve on our board of directors include his role as an investor and executive in several private and public companies, including numerous companies in the healthcare field. He has extensive knowledge and experience in the financial and healthcare industries, and provides extensive insight and experience with capital markets and publicly traded companies at all stages of development.

Richard A. Anderson has served as a director since July 2003 and as a member of our management team since April 2005. He has been our President and Chief Operating Officer since July 2008, in this role he has been primarily responsible for the creation of our managed care OnTrak program. He has more than twenty years of experience in business development, strategic planning, operations, finance and management, with 15 years of that in the healthcare field. Prior to joining us, he held senior level financial and operational positions in healthcare and financial companies, and served as a director in Price Waterhouse Coopers LLP’s business assurance and transaction support practices. He received a B.A. in Business Economics from University of California, Santa Barbara.

We believe Mr. Anderson’s qualifications to serve on the board of directors include his business and healthcare experience, including a diversified background as an executive and in operational roles in both public and private companies. His leadership of our product creation gives him a breadth of knowledge and valuable understanding of our business, operations and customers.

Susan Etzel has served our Chief Financial Officer since July 2011 and prior to that was our Corporate Controller since February 2011. Prior to joining us, she acted as the Controller of Clearant, Inc., a developer of a universal pathogen inactivation technology, from July 2005 until February 2011. Prior to joining Clearant she held a senior level auditor position at Arthur Anderson LLP. She received a Bachelor of Business Economics with an emphasis in Accounting from the University of California, Santa Barbara. She is also a Certified Public Accountant.

Richard Berman is currently the President and Chief Executive Officer of LICAS, a K-12, College and University, Health Care consulting firm and has served in this role since July 2009. In addition, since 1998, he has served as Chairman of the board of directors of Emblem Health's Quality of Care Committee and a member of its Audit Committee. Mr. Berman is also an Entrepreneur in Residence at GaTech’s ATDC and visiting professor at USF MUMA College of Business. He is an elected member of the Institute of Medicine of the National Academy of Sciences. Previously, he was a management consultant for McKinsey & Company, Executive Vice President of NYU Medical Center and Professor of Health Care Management at the NYU School of Medicine. He has also held various roles at Korn Ferry International, Howe-Lewis International, the New York Office of Health Systems Management, US Department of Health Education, and Welfare, and as the President of Manhattanville College. In 1995, Mr. Berman was selected by Manhattanville College to serve as its tenth President. Mr. Berman is credited with the turnaround of the College, where he served until 2009. In 2006, Mr. Berman was awarded a Fulbright Commission grant to travel to Uganda and provide strategic planning and leadership training to Kabale University. Mr. Berman has a Bachelor of Business Administration, an MBA and Master in Public Health.

We believe Mr. Berman’s qualifications to serve on our board of directors include his extensive experience as an executive in several healthcare firms.  In addition, as a board member of a health plan we believe he has an understanding of our customer base and current developments and strategies in the health insurance industry.

Steven Kriegsman has been CytRx’s (NASDAQ: CYTR) President and Chief Executive Officer and director since July 2002. He also serves as a director of Galena Biopharma, Inc. (NASDAQ: GALE) and Chairman of Galena’s Compensation and Transaction Committees. He previously served as Director and Chairman of Global Genomics from June 2000 to July 2002. Since 2002, Mr. Kriegsman has been an inactive Chairman and Founder of Kriegsman Capital Group LLC, a financial advisory firm specializing in emerging growth companies in the healthcare industry. He previously served as a director and is the former Chairman of the Audit Committee of Bradley Pharmaceuticals, Inc. (NYSE, the company since has been sold). Mr. Kriegsman has a BS degree with honors from New York University in Accounting.

We believe Mr. Kriegsman’s qualifications to serve on our board of directors include his experience in the healthcare industry, his previous experience in both public and private companies, and his experience serving as a director of several public companies.

David E. Smith is the President, Chief Executive Officer and Chief Investment Officer of the Trading Advisor. Mr. Smith was the founder and Chief Executive Officer of Coast Asset Management. Mr. Smith has worked in various capacities in the securities industry, including as Vice President of Security Pacific Bank , and Oppenheimer and Company as a bond arbitrageur, and he is also a successful investor in small cap growth companies. Mr. Smith has an MBA from the University of California at Berkeley.

We believe Mr. Smith’s qualifications to serve on our board of directors include his extensive background in the banking and securities industries, as well as his experience in corporate governance and management.

Marvin Igelman is the Chief Executive Officer of Sprylogics International Inc. (TSX: SPY), a leader in the semantic search technology sector. Mr. Igelman’s previous board experience includes servicing as a director of Jamba Juice (NASDAQ:JMBA) from May 2011 to May 2015, a director of American Apparel from June 2011 to June 2014 and serving as a director of Northcare Technologies, Inc. from May 2011 to December 2012. Previously, he was Chief Executive Officer of Unomobi, Inc. a mobile advertising and messaging platform that was acquired in February 2010 by Poynt Corporation. Mr. Igelman served on Poynt Corporation’s board from February 2010 to June 2011 Mr. Igelman was also founder, President and Chief Executive Officer of Brandera Inc., which operated Portfolios.com, a leading online business-to-business site for the Graphic Arts and creative community, and has served as a business development consultant for numerous technology companies, and established a number of other successful ventures. Mr. Igelman has a Bachelor of Laws from Osgoode Hall Law School.

We believe Mr. Igelman’s qualifications to serve on our board of directors include his extensive business development experience, and his current and past executive experience in numerous private and publicly traded companies.

Steve Gorlin is an entrepreneur who has founded numerous successful biotechnology and pharmaceutical companies over the last 40 years, including Medivation and Entremed. He has served as Executive Chairman of Conkwest, Inc. and served as Chairman of the Board of MiMedx, Inc., a wound care company, from November 2006 to June 2013.  Mr. Gorlin served many years on the Business Advisory Council to the Johns Hopkins School of Medicine as well as on the advisory board of the Johns Hopkins BioMedical Engineering Advisory Board.

We believe Mr. Gorlin’s qualifications to serve on our board of directors include his experience in the healthcare industry, his extensive business development experience, and his current and past executive experience in numerous private and publicly traded companies.

Independence of the Board of Directors

The board of directors has determined that a majority of the members of the board of directors qualify as “independent,” as defined by the listing standards of the NASDAQ. Consistent with these considerations, after review of all relevant transactions and relationships between each director, or any of his family members, and us, its senior management and its independent auditors, the Board has determined further that Messrs. Berman, Kriegsman, Igelman, and Gorlin are independent under the listing standards of NASDAQ. In making this determination, the board of directors considered that there were no new transactions or relationships between its current independent directors and us, our senior management and our independent registered public accounting firm since last making this determination.

Committees of the Board of Directors

Audit committee

During 2014, the audit committee consisted of three directors, Mr. Berman, Mr. Kriegsman and Mr. Igelman. The board of directors has determined that each of the members of the audit committee were independent as defined by the NASDAQ rules, meet the applicable requirements for audit committee members, including Rule 10A-3(b) under the Exchange Act, and Mr. Berman qualifies as an “audit committee financial expert” as defined by Item 401(h)(2) of Regulation S-K. The duties and responsibilities of the audit committee include (i) selecting, evaluating and, if appropriate, replacing our independent registered accounting firm, (ii) reviewing the plan and scope of audits, (iii) reviewing our significant accounting policies, any significant deficiencies in the design or operation of internal controls or material weakness therein and any significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of their evaluation and (iv) overseeing related auditing matters.

Nominations and governance committee

The nominations and governance committee consists of up to three directors who are independent as defined by the NASDAQ rules. During 2014, the committee consisted of Mr. Igelman and Mr. Kriegsman, and did not hold any meetings during 2013. The committee nominates new directors and periodically oversees corporate governance matters.

The charter of the nominations and governance committee provides that the committee will consider board candidates recommended for consideration by our stockholders, provided the stockholders provide information regarding candidates as required by the charter or reasonably requested by us within the timeframe proscribed in Rule 14a-8 of Regulation 14A under the Exchange Act, and other applicable rules and regulations. Recommendation materials are required to be sent to the nominations and governance committee c/o Catasys, Inc., 11601 Wilshire Boulevard, Suite 950, Los Angeles, California 90025. There are no specific minimum qualifications required to be met by a director nominee recommended for a position on the board of directors, nor are there any specific qualities or skills that are necessary for one or more of our board of directors to possess, other than as are necessary to meet any requirements under the rules and regulations applicable to us. The nominations and governance committee considers a potential candidate's experience, areas of expertise, and other factors relative to the overall composition of the board of directors.

The nominations and governance committee considers director candidates that are suggested by members of the board of directors, as well as management and stockholders. Although it has not previously utilized third-party executive search firm, the committee may also retain a third-party executive search firm to identify candidates. The process for identifying and evaluating nominees for director, including nominees recommended by stockholders, involves reviewing potentially eligible candidates, conducting background and reference checks, interviews with the candidate and others (as schedules permit), meeting to consider and approve the candidate and, as appropriate, preparing and presenting to the full board of directors an analysis with respect to particular recommended candidates. The nominations and governance committee endeavors to identify director nominees who have the highest personal and professional integrity, have demonstrated exceptional ability and judgment, and, together with other director nominees and members, are expected to serve the long term interest of our stockholders and contribute to our overall corporate goals.

Compensation committee

The compensation committee consists of two directors who are independent as defined by the NASDAQ rules. During 2014, the committee consisted of Mr. Igelman and Mr. Kriegsman, and did not hold any meetings during 2014. The compensation committee reviews and recommends to the board of directors for approval the compensation of our executive officers.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the total compensation paid during the last two fiscal years ended December 31, 2014 and 2013 to (i) our Chief Executive Officer, and (ii) our two next most highly compensated executive officers who earned more than $100,000 during the fiscal year ended December 31, 2014 and were serving as executive officers as of such date.

				All
				Other
		Salary ($)	Option Awards	Compensation ($)
Name and Principal Position	Year	(1)	(2)	(3)	Total ($)

Terren S. Peizer,	2014	450,000	-	19,303	469,303
Chairman & Chief	2013	450,000	-	19,442	469,442
Executive Officer

Richard A. Anderson,	2014	374,250	-	29,019	403,269
President and	2013	370,287	-	30,815	401,102
Chief Operating Officer

Etzel, Susan	2014	164,538	-	-	164,538
Chief Financial Officer	2013	150,000	-	-	150,000
Officer

(1)	Mr. Peizer deferred part of his salary for the 2014 and 2013 years.
(2)	No equity awards were granted during 2014 and 2013.
(3)	Includes group life insurance premiums and medical benefits.

Narrative Disclosures to Summary Compensation Table

Executive employment agreements

Chief Executive Officer

We entered into a five-year employment agreement with our Chairman and Chief Executive Officer, Terren S. Peizer, effective as of September 29, 2003, which automatically renews after each five-year term. Mr. Peizer received an annual base salary of $450,000 in each of 2014 and 2013, part of which was deferred, with annual bonuses targeted at 100% of his base salary based on goals and milestones established and reevaluated on an annual basis by mutual agreement between Mr. Peizer and the board of directors. Mr. Peizer did not receive any annual bonus during the years ended December 31, 2014 and 2013. His base salary and bonus target will be adjusted each year to not be less than the median compensation of similarly positioned CEO’s of similarly situated companies. Mr. Peizer receives executive benefits including group medical and dental insurance, term life insurance equal to 150% of his salary, accidental death and long-term disability insurance, grossed up for taxes. There were no options granted to Mr. Peizer during 2014 or 2013. All unvested options vest immediately in the event of a change in control, termination without good cause or resignation with good reason. In the event that Mr. Peizer is terminated without good cause or resigns with good reason prior to the end of the term, he will receive a lump sum payment equal to the remainder of his base salary and targeted bonus for the year of termination, plus three years of additional salary, bonuses and benefits. If any of the provisions above result in an excise tax, we will make an additional “gross up” payment to eliminate the impact of the tax on Mr. Peizer.

President and Chief Operating Officer

We entered into a four-year employment agreement with our President and Chief Operating Officer, Richard A. Anderson, effective April 19, 2005, as amended on July 16, 2008. After the initial four-year term, the employment agreement automatically renews for additional three-year terms unless otherwise terminated. Mr. Anderson’s agreement renewed for an additional three-year term in April 2015. Mr. Anderson received an annual base salary of $374,250 in 2014 and $370,287 in 2013, with annual bonuses targeted at 50% of his base salary based on achieving certain milestones. Mr. Anderson did not receive any annual bonus during the years ended December 31, 2014 and 2013. Mr. Anderson’s compensation will be adjusted each year by an amount not less than the Consumer Price Index. Mr. Anderson received executive benefits including group medical and dental insurance, term life insurance, accidental death and long-term disability insurance. There were no equity awards granted to Mr. Anderson in 2014 or 2013. All unvested options will vest immediately in the event of a change in control, termination without cause or resignation with good reason. In the event of termination without good cause or resignation with good reason prior to the end of the term, upon execution of a mutual general release, Mr. Anderson will receive a lump sum payment equal to one year of salary and bonus, and will receive continued medical benefits for one year unless he becomes eligible for coverage under another employer's plan. If he is terminated without cause or resigns with good reason within twelve months following a change in control, upon execution of a general release he will receive a lump sum payment equal to 18 months’ salary, 150% of the targeted bonus, and will receive continued medical benefits for 18 months unless he becomes eligible for coverage under another employer's plan.

Chief Financial Officer

We entered into a two-year employment agreement with Ms. Etzel effective January 1, 2013. Beginning January 1, 2015, Ms. Etzel will be employed on an at-will basis. Ms. Etzel received an annual base salary of $164,538 in 2014 and $150,000 in 2013, and she may be eligible to an annual bonus, to be determined solely by us, contingent on achieving certain individual goals and milestones and our overall performance and profitability. Ms. Etzel did not receive any annual bonus during the years ended December 31, 2014 and 2013. In the event we terminate the employment with Good Cause or if Ms. Etzel resigns, we will pay Ms. Etzel her then applicable salary prorated through the date of termination, together with any benefits accrued through the date of termination and all of her unvested option will terminate. If we terminate the employment without Good Cause, Ms. Etzel will be entitled to her then applicable salary prorated through the date of termination, together with any benefits accrued through the date of termination, all of her unvested stock options will vest immediately and we will continue to pay Ms. Etzel her base salary for a period of three months after the termination date. In addition, Ms. Etzel will be entitled to COBRA continuation coverage for a period of three months from the termination date.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth all outstanding equity awards held by our named executive officers as of December 31, 2014.

	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised	Option
	Options (#)	Options (#)	Exercise	Option
	Exercisable	Unexer-	Price	Expiration
Name	(1)	cisable	($)	Date
Terren S. Peizer	1,150	-	123.20	02/07/18
	1,350	-	123.20	06/20/18
	2,398	-	193.60	10/27/19
	148,500	-	17.60	12/06/20
	153,398	-

Richard A. Anderson	638	-	112.00	04/28/15
	63	-	112.00	07/27/16
	733	-	112.00	02/07/18
	862	-	112.00	06/20/18
	1,245	-	176.00	10/27/19
	148,500	-	16.00	12/06/20
	152,041	-

Susan Etzel	1,625	-	8.00	05/24/21

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

Potential payments upon termination

The following summarizes the payments that the named executive officers would have received if their employment had terminated on December 31, 2014.

If Mr. Peizer's employment had terminated due to disability, he would have received insurance and other fringe benefits for a period of one year thereafter, with a value equal to $15,000. If Mr. Peizer had been terminated without good cause or resigned for good reason, he would have received a lump sum payment of $2,745,000, plus a tax gross up of $702,000 based upon: (i) three years of additional salary at $450,000 per year; (ii) three years of additional bonus of $450,000 per year; and (iii) three years of fringe benefits, with a value equal to $45,000.

If Mr. Anderson had been or is terminated without good cause or resigned for good reason, he would have received a lump sum payment of $590,000 based upon one year's salary plus the full targeted bonus of 50% of base salary. In addition, medical benefits would continue for up to one year, with a value equal to $29,000.

If Ms. Etzel had been or is terminated without good cause or resigned for good reason, she would have received a lump sum payment of $45,000 based upon 3 month’s salary plus medical benefits for three months, with a value equal to $3,000.

Potential payments upon change in control

Upon a change in control, the unvested stock options of each of our named executive officers would have vested, with the values set forth above.

If Mr. Peizer had been terminated without good cause or resigned for good reason within twelve months following a change in control, he would have received a lump sum payment of $2,745,000, as described above, plus a tax gross up of $702,000.

If Mr. Anderson had been terminated without good cause or resigned for good reason within twelve months following a change in control, he would have received a lump sum payment of $886,000, based upon one-and-a-half year's salary plus one-and-a-half the full targeted bonus of 50% of base salary. In addition, medical benefits would continue for up to one-and-a-half years, with a value equal to $44,000.

DIRECTOR COMPENSATION

None of our non-employee directors received compensation during the year ended December 31, 2014 for their service on our board of directors. Directors who are also our employees receive no additional compensation for their services as directors. In addition, as of December 31, 2014, no equity awards were held by each of our non-employee directors.

In February 2015, subsequent to year-end, we granted to each of our non-employee directors as annual compensation for serving on our board an option to purchase 200,000 shares of our common stock. In addition, we granted to the Chairman of our Audit Committee an additional option to purchase 50,000 shares of our common stock. The options were granted under our 2010 Stock Incentive Plan, as amended. These options have a three-year vesting period with one-year vesting immediately and the remainder of the options vesting equally over a 24-month period, have an exercise price of $2.20, the closing bid price of our common stock on the OTCQB on the date of the grant, and they expire in February 2025. All unvested options will immediately vest in the event of termination without cause, are transferable upon death and will be exercisable for a period of ten years after the grantee ceases to be director.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain aggregate information with respect to all of our equity compensation plans in effect as of December 31, 2014.

	(a)	(b)	( c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and right	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

Equity compensation plans approved by security holders (1)	398,621	$20.04	1,369,142

Equity compensation plans not approved by security holders	—	—	—

Total	398,621	$20.04	1,369,142

(1) This plan consisted of 398,621 outstanding options.

2010 Stock Incentive Plan

We adopted our 2010 Stock Incentive Plan, or the 2010 Plan, in 2011. Under the 2010 Plan, we may grant incentive stock options, non-qualified stock options, restricted and unrestricted stock awards and other stock-based awards. The 2010 Plan will expire on December 9, 2020. As of May 26, 2015, we have 1,676,625 stock options issued and 91,138 are reserved for issuance of future awards under the 2010 Plan.

The 2010 Plan provides that no participant may receive awards for more than 187,500 shares of common stock in any fiscal year.

In accordance with the terms of the 2010 Plan, our board of directors has authorized our Compensation Committee to administer the 2010 Plan. The Compensation Committee may delegate part of its authority and powers under the 2010 Plan to one or more of our directors and/or officers, but only the Compensation Committee can make awards to participants who are our directors or executive officers. In accordance with the provisions of the 2010 Plan, our Compensation Committee determines the terms of awards, including:

•	which employees, directors and consultants shall be granted options and other awards;

•	the number of shares of our common stock subject to options and other awards;

•	the exercise price of each option, which generally shall not be less than fair market value on the date of grant;

•	the schedule upon which options become exercisable;

•	the termination or cancellation provisions applicable to options;

•	the terms and conditions of other awards, including conditions for repurchase, termination or cancellation, issue price and repurchase price; and

•	all other terms and conditions upon which each award may be granted in accordance with the 2010 Plan.

Upon a merger, consolidation or sale of all or substantially all of our assets, the administrator of the 2010 Plan, or the board of directors of any corporation assuming our obligations, may, in its sole discretion, take any one or more of the following actions pursuant to our plan, as to some or all outstanding awards:

•

provide that outstanding options will be substituted for shares of the successor corporation or consideration payable with respect to our outstanding stock in connection with the corporate transaction;

•

provide that the outstanding options must be exercised within a certain number of days, either to the extent the options are then exercisable, or at our board of directors’ discretion, any such options being made partially or fully exercisable;

•

terminate outstanding options in exchange for payment of an amount equal to the difference between (a) the consideration payable upon consummation of the corporate transaction to a holder of the number of shares into which such option would have been exercisable to the extent then exercisable (or, in our board of directors’ discretion, any such options being made partially or fully exercisable) and (b) the aggregate exercise price of those options;

•

provide that outstanding stock grants will be substituted for shares of the successor corporation or consideration payable with respect to our outstanding stock in connection with the corporate transaction;

•	the terms and conditions of other awards, including conditions for repurchase, termination or cancellation, issue price and repurchase price; and

•

terminate outstanding stock grants in exchange for payment of any amount equal to the consideration payable upon consummation of the corporate transaction to a holder of the same number of shares comprising the stock grant, to the extent the stock grant is no longer subject to any forfeiture or repurchase rights (or, at our board of directors’ discretion, all forfeiture and repurchase rights being waived upon the corporate transaction).

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The following is a description of transactions, since January 1, 2012, to which we have been a party and the amount involved exceeded $120,000, and in which any of our executive officers, directors or holders of more than 5% of any class of our voting securities, or an affiliate or immediate family member thereof, had a direct or indirect material interest, other than compensation, termination and change of control arrangements, which are described under “Executive and Director Compensation.”

Review and Approval of Transactions with Related Persons

Either the audit committee or the disinterested members of the board of directors approves all related party transactions. The procedure for the review, approval or ratification for related party transactions involves discussing the transaction with management, discussing the transaction with our independent registered public accounting firm, reviewing financial statements, the notes thereto and related disclosures and reviewing the details of major deals and transactions. Members of management have been informed and understand that they are to bring related party transactions to the audit committee or the board of directors for pre-approval. These policies and procedures are evidenced in the audit committee charter and our code of ethics.

Certain Transactions

In April 2012, we entered into securities purchase agreements with several investors, including Crede CG III, Ltd. (“Crede III”), an affiliate of Terren S. Peizer, our Chairman and Chief Executive Officer, and David E. Smith, currently a member of our board of directors and the beneficial owner of more than 5% of our shares of common stock, relating to the sale and issuance of an aggregate of 2,144,005 shares of common stock, and warrants to purchase an aggregate of 2,144,005 shares of common stock at an exercise price of $1.60 per share, for aggregate gross proceeds of approximately $3,430,000. These warrants were subsequently exchanged for shares of our common stock on a one-for-one basis, as described in this prospectus under the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Recent Developments – Warrant Exchange.”

In May 2012, we entered into a securities purchase agreement with an accredited investor on the same terms of the securities purchase agreements disclosed above, relating to the sale and issuance of 25,000 shares of common stock and warrants to purchase an aggregate of 25,000 shares of common stock at an exercise price of $1.60 per share, for gross proceeds of $40,000. These warrants were subsequently exchanged for shares of our common stock on a one-for-one basis, as described in this prospectus under the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Recent Developments – Warrant Exchange.”

In September 2012, we entered into securities purchase agreements with several investors, including Crede III and Mr. Smith, relating to the sale and issuance of an aggregate of 1,719,000 shares of common stock, and warrants to purchase an aggregate of 1,719,000 shares of common stock at an exercise price of $1.00 per share, for aggregate gross proceeds of approximately $1.7 million. These warrants were subsequently exchanged for shares of our common stock on a one-for-one basis as described in this prospectus under the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Recent Developments – Warrant Exchange.”

In December 2012, we entered into securities purchase agreements with several investors, including Crede III and Mr. Smith, relating to the sale and issuance of an aggregate of 4,712,143 shares of common stock, and warrants to purchase an aggregate of 4,712,143 shares of common stock at an exercise price of $0.70 per share for aggregate gross proceeds of approximately $3.3 million. These warrants were subsequently exchanged for shares of our common stock on a one-for-one basis, as described in this prospectus under the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Recent Developments – Warrant Exchange.”

In April 2013, we entered into securities purchase agreements with several investors, including Crede and Shamus, LLC (“Shamus”), a company owned by Mr. Smith, relating to the sale and issuance of an aggregate of 2,192,857 shares of common stock and warrants (the “April Warrants”) to purchase an aggregate of 2,192,857 shares of common stock at an exercise price of $0.70 per share for aggregate gross proceeds of approximately $1.5 million (the “April Offering”). The April Warrants expire in April 2018, and contain anti-dilution provisions. As a result, if we, in the future, issue or grant any rights to purchase any of our common stock, or other security convertible into our common stock, for a per share price less than the exercise price of the April Warrants, the exercise price of the April Warrants will be reduced to such lower price, subject to customary exceptions; however, such warrants were subsequently exchanged for shares of our common stock on a one-for-one basis, as described in this prospectus under the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Recent Developments – Warrant Exchange.” The April Offering also provided that in the event that we effectuate a reverse stock split of its common stock within 24 months of the closing date of the securities purchase agreement (the “Reverse Split”) and the volume weighted average price (“VWAP”) of the common stock during the 20 trading days following the effective date of the Reverse Split (the “VWAP Period”) declines from the closing price on the trading date immediately prior to the effective date of the Reverse Split, that we issue additional shares of common stock (the “Adjustment Shares"). The 24 months period expired in April 2015 and we are not required to issue the Adjustment Shares to the investors who participated in the April Offering.

In October 2013, we entered into securities purchase agreements with several investors, including Crede III and Shamus, relating to the sale and issuance of an aggregate of 4,550,002 shares of common stock, and warrants (the “October Warrants”) to purchase an aggregate of 4,550,002 shares of common stock at an exercise price of $0.58 per share for aggregate gross proceeds of approximately $2.6 million (the “October Offering”). The October Warrants expire in October 2018, and contain anti-dilution provisions. As a result, if we, in the future, issue or grant any rights to purchase any of our common stock, or other security convertible into our common stock, for a per share price less than the exercise price of the October Warrants, the exercise price of the October Warrants will be reduced to such lower price, subject to customary exceptions; however, such warrants were subsequently exchanged for shares of our common stock on a one-for-one basis, as described in this prospectus under the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Recent Developments – Warrant Exchange.” The October Offering provides that in the event that we effectuate a Reverse Split and the VWAP period declines from the closing price on the trading date immediately prior to the effective date of the Reverse Split, that we shall issue the Adjustment Shares.

In January 2014, we entered into securities purchase agreements with several investors, including Crede III, relating to the sale and issuance of an aggregate of 1,724,141 shares of common stock, and warrants (the “January Warrants”) to purchase an aggregate of 1,724,141 shares of common stock at an exercise price of $0.58 per share for aggregate gross proceeds of approximately $1.0 million (the “January Offering”). The January Warrants expire in January 2019, and contain anti-dilution provisions. As a result, if we, in the future, issue or grant any rights to purchase any of our common stock, or other security convertible into our common stock, for a per share price less than the exercise price of the January Warrants, the exercise price of the January Warrants will be reduced to such lower price, subject to customary exceptions; however, such warrants were subsequently exchanged for shares of our common stock on a one-for-one basis, as described in this prospectus under the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Recent Developments – Warrant Exchange.” The January Offering provides that in the event that we effectuate a Reverse Split and the VWAP period declines from the closing price on the trading date immediately prior to the effective date of the Reverse Split, that we shall issue the Adjustment Shares.

In May 2014, we entered into securities purchase agreements with several investors, including Crede III and Shamus, relating to the sale and issuance of an aggregate of 2,586,210 shares of common stock and warrants (the “May Warrants”) to purchase an aggregate of 2,586,210 shares of common stock at an exercise price of $0.58 per share for aggregate gross proceeds of approximately $1.5 million (the “May Offering”). The May Warrants expire in May 2019, and contain anti-dilution provisions. As a result, if we, in the future, issue or grant any rights to purchase any of our common stock, or other security convertible into our common stock, for a per share price less than the exercise price of the May Warrants, the exercise price of the May Warrants will be reduced to such lower price, subject to customary exceptions; however, such warrants were subsequently exchanged for shares of our common stock on a one-for-one basis, as described in this prospectus under the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Recent Developments – Warrant Exchange.” The May Offering provide that in the event that we effectuate a Reverse Split and the VWAP period declines from the closing price on the trading date immediately prior to the effective date of the Reverse Split, that we shall issue the Adjustment Shares to the investors.

In September 2014, we entered into the securities purchase agreements with several investors, relating to the sale and issuance of an aggregate of 750,000 shares of common at a price of $2.00 per share for aggregate gross proceeds of approximately $1.5 million.

In December 2014, we entered into the securities purchase agreements with several investors, including Crede III and Steve Gorlin, a member of our board of director, relating to the sale and issuance of an aggregate of 550,000 shares of common at a price of $2.00 per share for aggregate gross proceeds of approximately $1.1 million.

In March and April 2015, an affiliate of Mr. Peizer, loaned us an aggregate of $560,000 by way of short term, interest free loans. Upon the closing of our Bridge Note financing in April 2015, we repaid in full the outstanding indebtedness of $560,000.

In May 2015, Messrs. Peizer and Smith participated in our Warrant Exchange pursuant to which warrants to purchase 20,160,120 shares of our common stock were exchanged for an aggregate of 20,160,120 shares of our common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of May 26, 2015 for (a) each stockholder known by us to own beneficially more than 5% of our common stock (b) our named executive officers, (c) each of our directors, and (d) all of our current directors and executive officers as a group. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange and includes voting or investment power with respect to the securities. We deem shares of common stock that may be acquired by an individual or group within 60 days of May 26, 2015 pursuant to the exercise of options or warrants to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them based on information provided to us by these stockholders. Percentage of ownership is based on 46,597,760 shares of common stock outstanding on May 26, 2015.

Name of beneficial owner (1)	Common Stock Beneficially Owned (2)	Options & Warrants Exercisable (3)	Total Common Stock Beneficially Owned	Percentage Owned Before this Offering (3)	Percentage Owned After this Offering

Directors and Named Executive Officers:
Terren S. Peizer (4)	31,404,916	153,398	31,558,314	67.5%
Richard A. Anderson (5)	−	151,403	151,403	*
Susan Etzel (6)	−	1,625	1,625	*
Richard Berman (7)	−	118,056	118,056	*
Steven Kriegsman (8)	−	104,861	104,861	*
David Smith (9)	9,105,407	163,511	9,268,918	19.8%
Marvin Igelman (10)	−	104,861	104,861	*
Steve Gorlin (11)	150,000	104,861	254,861	*
All current directors and executive officers as a group (8 persons) (12)	40,660,323	902,576	41,562,899	87.5%

* Less than 1%

(1)	Except as set forth below, the mailing address of all individuals listed is c/o Catasys, Inc., 11601 Wilshire Boulevard, Suite 950, Los Angeles, California 90025.
(2)

The number of shares beneficially owned includes shares of common stock in which a person has sole or shared voting power and/or sole or shared investment power. Except as noted below, each person named reportedly has sole voting and investment powers with respect to the common stock beneficially owned by that person, subject to applicable community property and similar laws.

(3)

On May 26, 2015, there were 46,597,760 shares of common stock outstanding. Common stock not outstanding but which underlies options and rights (including warrants) vested as of or vesting within 60 days after May 26, 2015, is deemed to be outstanding for the purpose of computing the percentage of the common stock beneficially owned by each named person (and the directors and executive officers as a group), but is not deemed to be outstanding for any other purpose. In February 2015, we granted to each of our non-employee directors as annual compensation for serving on our board an option to purchase 200,000 shares of our common stock. In addition, we granted to the Chairman of our Audit Committee an additional option to purchase 50,000 shares of our common stock. The options were granted under our 2010 Stock Incentive Plan, as amended.  These options have a three-year vesting period with one-year vesting immediately and the remainder of the options vesting equally over 24 months, have an exercise price of $2.20, the closing bid price of our common stock on the OTCQB on the date of the grant, and they expire in February 2025.All unvested options will immediately vest in the event of termination without cause, are transferable upon death and will be exercisable for a period of ten years after the grantee ceases to be director.

(4)

Consists of warrants to purchase 31,404,916 shares of common stock, and options to purchase 153,398 shares of common stock. 32,750, 31,315,374 and 56,792 shares are held of record by Reserva Capital LLC, Crede CG III Ltd. and Bonmore, LLC, respectively, where Mr. Peizer serves as Managing Director and may be deemed to beneficially own or control. Mr. Peizer disclaims beneficial ownership of any such securities.

(5)	Includes options to purchase 151,403 shares of common stock, which are exercisable within the next 60 days.
(6)	Includes options to purchase 1,625 shares of common stock, which are exercisable within the next 60 days.
(7)	Incudes options to purchase 118,056 shares of common stock, which are exercisable within the next 60 days.
(8)	Includes options to purchase 104,861 shares of common stock, which are exercisable within the next 60 days.
(9)

Consists of 9,105,407 shares of common stock, options to purchase 104,861 shares of common stock, which are exercisable within the next 60 days, and warrants to purchase 58,650 shares of common stock held by Shamus, LLC, where Mr. Smith serves as Managing Director and may be deemed to beneficially own or control.

(10)	Includes options to purchase 104,861 shares of common stock, which are exercisable within the next 60 days.
(11)	Consists of 150,000 shares of common stock and options to purchase 104,861 shares of common stock, which are exercisable within the next 60 days.
(12)	Refer to footnotes 4 through 11.

DESCRIPTION OF CAPITAL STOCK

The following describes the material terms of our capital stock. The following description does not purport to be complete and is subject to, and qualified in its entirety by reference to, our Certificate of Incorporation and By-Laws, as amended, which are attached as Exhibits to the registration statement of which this prospectus forms a part. All of our stockholders are urged to read our Certificate of Incorporation and By-Laws carefully and in their entirety.

General

Our certificate of incorporation authorizes us to issue up to 500,000,000 shares of common stock, par value $0.0001 per share, and 50,000,000 shares of preferred stock, par value $0.0001 per share, none of which is currently outstanding.

As of May 26, 2015, there were 46,597,760 shares of our common stock issued and outstanding, held by approximately 60 record holders. In addition, as of May 26, 2015, there were warrants and options outstanding to purchase approximately 2,635,635 million shares of our common stock.

The following description of our capital stock is not complete and is subject to and qualified in its entirety by our certificate of incorporation and By-Laws, which are filed as exhibits to the registration statement of which this prospectus is a part, and by the relevant provisions of the Delaware General Corporation Law.

Common Stock

The holders of common stock are entitled to one vote per share on all matters to be voted upon by stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably dividends as may be declared by the board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution, or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding preferred stock. The common stock has no preemptive or conversion rights, other subscription rights, or redemption or sinking fund provisions. All issued and outstanding shares of common stock are fully paid and non-assessable.

Anti-Takeover Provisions of Delaware Law and Charter Provisions

We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a publicly-held Delaware corporation from engaging in a “business combination,” except under certain circumstances, with an “interested stockholder” for a period of three years following the date such person became an “interested stockholder” unless:

●

before such person became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction that resulted in the interested stockholder becoming an interested stockholder;

●

upon the consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares held by directors who also are officers of the corporation and shares held by employee stock plans; or

●

at or following the time such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of 66 2/3% of the outstanding voting stock of the corporation which is not owned by the interested stockholder.

The term “interested stockholder” generally is defined as a person who, together with affiliates and associates, owns, or, within the three years prior to the determination of interested stockholder status, owned, 15% or more of a corporation’s outstanding voting stock. The term “business combination” includes mergers, asset or stock sales and other similar transactions resulting in a financial benefit to an interested stockholder. Section 203 makes it more difficult for an “interested stockholder” to effect various business combinations with a corporation for a three-year period. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

The ability of the board of directors to issue shares of preferred stock and to set the voting rights, preferences and other terms thereof, without further stockholder action, may be deemed to have an anti-takeover effect and may discourage takeover attempts not first approved by the board of directors, including takeovers which stockholders may deem to be in their best interests. If takeover attempts are discouraged, temporary fluctuations in the market price of our common stock, which may result from actual or rumored takeover attempts, may be inhibited. These provisions, together with the ability of our board of directors to issue preferred stock without further stockholder action could also delay or frustrate the removal of incumbent directors or the assumption of control by stockholders, even if the removal or assumption would be beneficial to our stockholders. These provisions could also discourage or inhibit a merger, tender offer or proxy contests, even if favorable to the interests of stockholders, and could depress the market price of our common stock. In addition, our bylaws may be amended by action of the board of directors.

Warrants

As of May 26, 2015, we had warrants outstanding for the number of shares of our common stock at the exercise prices and expiration dates set forth below. Warrants entitle the holder to purchase shares of our common stock at the specified exercise price at any time prior to the expiration date.

Expiration Date	Number of Shares	Weighted-Average Exercise Price
July 2015	18,381	$36.57
October 2015	63,125	$4.00
November 2015	5,950	$4.00
December 2016	16,251	$3.75
February 2017	25,000	$3.00
April 2019	830,303	$2.00
Total:	959,010	$2.86

Transfer Agent

The transfer agent for our securities is American Stock Transfer & Trust Company, LLC whose address is 6201 15th Avenue, Brooklyn, NY 11219, and whose telephone number is 1-800-937-5449.

Current Trading Symbol and Exchange Listing

Our common stock is quoted for trading on the OTCQB under the symbol “CATS.” We intend to apply to list our common stock on the NASDAQ Capital Market under the symbol “             .” No assurance can be given that our application will be approved.

SHARES ELIGIBLE FOR FUTURE SALE

Future sales of shares of our common stock in the public market, or the availability of such shares for sale in the public market, could adversely affect the market price of our common stock prevailing from time to time. As described below, only a limited number of shares are currently available for sale due to contractual and legal restrictions on resale. Nonetheless, sales of our common stock, or the perception that these sales could occur, could adversely affect prevailing market prices for our common stock and could impair our future ability to raise equity capital in the future.

Based on the number of shares outstanding as of                    , 2015, upon the closing of this offering,               shares of common stock will be outstanding, assuming no exercise of outstanding options or warrants and no exercise of the underwriters’ option to purchase additional shares. Of the outstanding shares, all of the shares of common stock sold in this offering (including pursuant to the underwriters’ exercise of their option to purchase additional shares) will be freely tradable, except that any shares held by our affiliates, as that term is defined in Rule 144 under the Securities Act, may only be sold in compliance with the limitations described below.

The remaining shares of our common stock outstanding after this offering are restricted securities, as that term is defined in Rule 144 under the Securities Act, or are subject to lock-up agreements with us as described below. Following the expiration of the lock-up period, restricted securities may be sold in the public market only if registered or if their resale qualifies for exemption from registration described below under Rule 144 promulgated under the Securities Act.

Rule 144. In general, persons who have beneficially owned restricted shares of our common stock for at least six months, and any affiliate of ours who owns either restricted or unrestricted shares of our common stock, are entitled to sell their securities without registration with the Securities and Exchange under an exemption from registration provided by Rule 144 under the Securities Act.

In general, a person who has beneficially owned restricted shares of our common stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the 90 days preceding, a sale and (ii) we have been subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale. Persons who have beneficially owned restricted shares of our common stock for at least six months, but who are our affiliates at the time of, or any time during the 90 days preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of either of the following:

●

1% of the number of shares of our common stock then outstanding, which will equal approximately shares immediately after the closing of this offering based on the number of common shares outstanding as of                 , 2015 and assuming no exercise of the underwriters’ option to purchase additional shares of our common stock; or

●	the average weekly trading volume of our common stock on the NASDAQ Capital Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale;

provided, in each case, that we have been subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale. Such sales both by affiliates and by non-affiliates must also comply with the manner of sale, current public information and notice provisions of Rule 144.

Lock-Up Agreements

All of our directors and executive officers are subject to lock-up agreements or market standoff provisions that, subject to certain exceptions, prohibit them from offering for sale, selling, contracting to sell, granting any option for the sale of, transferring or otherwise disposing of any shares of our common stock, options or warrants to acquire shares of our common stock or any security or instrument related to our common stock, or entering into any swap, hedge or other arrangement that transfers any of the economic consequences of ownership of our common stock, for a period of            following the date of this prospectus without the prior written consent of                       . See the section of this prospectus titled “Underwriting.”

In April 2015, in connection with our Bridge Notes transaction, the investors participated in the transaction agreed, subject to certain exceptions for shares owned prior to this transaction or acquired in the open market subsequent to this transaction, not to sell or dispose of any shares prior to October 15, 2015, subject to earlier termination of such lock-up if we have not filed a registration statement for a public offering by May 31, 2015. In addition, the our officers and directors also entered into lock-up agreements pursuant to which they agreed not to sell or dispose any of our securities beneficially owned by them until the Bridge Notes are no longer outstanding.

In May 2015, in connection with our Warrant Exchange transaction, we separately entered into lock-up agreements with the each warrant holder, under which the warrant holders agreed, subject to certain limited exceptions, that they will not, among other things, offer, sell, contract to sell, hypothecate, pledge or otherwise dispose any securities of beneficially owned by them, until the earlier of (a) six months after we file a registration statement, and (b) January 4, 2016.

Equity Incentive Plans

We have filed a Form S-8 registration statement under the Securities Act of 1933, as amended, to register shares of our common stock issued or reserved for issuance under our equity compensation plans and agreements. Accordingly, the shares covered by this registration statement are eligible for sale in the public markets, subject to vesting restrictions, the lock-up agreements described above and Rule 144 limitations applicable to affiliates.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement, we have agreed to sell to the underwriters named below, for which                      is acting as representative, and the underwriters named below have agreed to purchase from us, the number of shares set forth opposite their respective names below.

Underwriter	Number of Shares

Total

The underwriting agreement provides that the obligation of the underwriters to purchase the shares offered hereby is subject to certain conditions and that the underwriters are obligated to purchase all of the shares offered hereby if any of the shares are purchased.

If the underwriters sell more shares than the above number, the underwriters have an option for       days to buy up to an aggregate of              (   % of the number of shares offered hereunder) additional shares from us at the public offering price, less the underwriting discounts and commission, to cover these sales.

Discounts, Commissions and Other Compensation

The underwriters have advised us that they propose to offer the shares to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $0.         per share. After this offering, the public offering price and concession may be changed by the underwriters. No such change shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus. The shares are offered by the underwriters as stated herein, subject to receipt and acceptance by the underwriters and subject to their right to reject any order in whole or in part.

We have agreed to pay to the underwriters a fee equal to    % of the aggregate gross proceeds of the securities sold in this offering. This fee is to be paid by means of a discount from the offering price to purchasers in the offering. In addition, we have agreed to reimburse the representative for its reasonable out-of-pocket expenses incurred in connection with this offering in an aggregate amount not to exceed $           for all such expenses. We estimate that expenses payable by us in connection with this offering, other than the underwriting discounts and commissions and estimated expenses payable to the underwriters referred to above, will be approximately $                        .

The following table summarizes the public offering price, underwriting discounts and commissions and proceeds before expenses to us assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares:

Total
	Per Share	Without Exercise of Over-Allotment Option	With Full Exercise of Over-Allotment Option
Public offering price		$	$
Underwriting discounts and commissions
Proceeds, before expenses, to us		$	$

 Determination of Offering Price

Prior to this offering, there has been only a very limited a public market for our securities in the United States. The public offering price for our shares will be determined through negotiations between us and the representative. Among the factors to be considered in these negotiations will be prevailing market conditions, our financial information, market valuations of other companies that we and the underwriters believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant.

We offer no assurances that the initial public offering price will correspond to the price at which our securities will trade in the public market subsequent to this offering or that an active trading market for our securities will develop and continue after this offering.

Lock-up Agreements

We have agreed not to offer, sell, contract to sell, pledge, grant options to purchase, or otherwise dispose of any of our shares of common stock or securities exchangeable for or convertible into our shares of common stock for a period of             days after the date of this prospectus without the prior written consent of the representative of this offering. This agreement does not apply to the issuance of shares upon the exercise of rights to acquire shares pursuant to any existing warrants, convertible securities, stock option or similar equity incentive or compensation plan. Our directors, executive officers and holders of 5% or more of our common shares have agreed, subject to certain exceptions, not to, directly or indirectly, sell, hedge, or otherwise dispose of any shares, options to acquire shares or securities exchangeable for or convertible into shares, for a period of            from the date of this prospectus forms a part is declared effective by the U.S. Securities and Exchange Commission without the prior written consent of the representative of this offering.

Indemnification and Contribution

The underwriting agreement provides for indemnification between us and the underwriters against specified liabilities, including liabilities under the Securities Act, and for contribution by us and the underwriters to payments that may be required to be made with respect to those liabilities. We have been advised that, in the opinion of the U.S. Securities and Exchange Commission, indemnification of liabilities under the Securities Act is against public policy as expressed in the Securities Act, and is therefore, unenforceable.

Short Sales, Stabilizing Transactions and Penalty Bids

In order to facilitate this offering, persons participating in this offering may engage in transactions that stabilize, maintain, or otherwise affect the price of shares during and after this offering. Specifically, the underwriters may engage in the following activities in accordance with the rules of the U.S. Securities and Exchange Commission.

Short sales. Short sales involve the sales by the underwriters of a greater number of securities than they are required to purchase in the offering. Covered short sales are short sales made in an amount not greater than the underwriters’ over-allotment option to purchase additional shares from us in this offering. The underwriters may close out any covered short position by either exercising their over-allotment option to purchase shares or purchasing securities in the open market. In determining the source of securities to close out the covered short position, the underwriters will consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Naked short sales are any short sales in excess of such over-allotment option. The underwriters must close out any naked short position by purchasing securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of securities in the open market after pricing that could adversely affect investors who purchase in this offering.

Stabilizing transactions. The underwriters may make bids for or purchases of the securities for the purpose of pegging, fixing, or maintaining the price of the securities, so long as stabilizing bids do not exceed a specified maximum.

Penalty bids. If the underwriters purchase securities in the open market in a stabilizing transaction or syndicate covering transaction, they may reclaim a selling concession from the underwriters and selling group members who sold those securities as part of this offering. Stabilization and syndicate covering transactions may cause the price of the securities to be higher than it would be in the absence of these transactions. The imposition of a penalty bid might also have an effect on the price of the securities if it discourages re-sales of the securities.

The transactions above may occur on the NASDAQ Capital Market or otherwise. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of the securities. If these transactions are commenced, they may be discontinued without notice at any time.

Discretionary Sales

The underwriters have informed us that they do not expect to confirm sales of securities offered by this prospectus to accounts over which they exercise discretionary authority without obtaining the specific approval of the account holder.

Electronic Distribution

A prospectus in electronic format may be made available on the internet sites or through other online services maintained by one or more of the underwriters participating in this offering, or by their affiliates. Other than the prospectus in electronic format, the information on any underwriters’ web site and any information contained in any other web site maintained by an underwriter is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter and should not be relied upon by investors.

Affiliations

The underwriters and their affiliates may in the future provide various investment banking and other financial services for us for which services they may in the future receive customary fees.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Australia

This prospectus is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the securities under this prospectus is only made to persons to whom it is lawful to offer the securities without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act; (ii) this prospectus is made available in Australia only to those persons as set forth in clause (i) above; and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after its transfer for the offeree under this prospectus.

China

The information in this document does not constitute a public offer of theshares , whether by way of sale or subscription, in the People’s Republic of China (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). The securities may not be offered or sold directly or indirectly in the PRC to legal or natural persons other than directly to “qualified domestic institutional investors.”

European Economic Area — Belgium, Germany, Luxembourg and the Netherlands

The information in this document has been prepared on the basis that all offers of shares will be made pursuant to an exemption under the Directive 2003/71/EC (“Prospectus Directive”), as implemented in Member States of the European Economic Area (each, a “Relevant Member State”), from the requirement to produce a prospectus for offers of securities.

An offer to the public of shares have not been made, and may not be made, in a Relevant Member State except pursuant to one of the following exemptions under the Prospectus Directive as implemented in that Relevant Member State:

●	to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

●

to any legal entity that has two or more of (i) an average of at least 250 employees during its last fiscal year; (ii) a total balance sheet of more than €43 million (as shown on its last annual unconsolidated or consolidated financial statements); and (iii) an annual net turnover of more than €50 million (as shown on its last annual unconsolidated or consolidated financial statement);

●

to fewer than 100 natural or legal persons (other than qualified investors within the meaning of Article 2(1)I of the Prospectus Directive) subject to obtaining the prior consent of the company or any underwriter for any such offer; or

●

in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares shall result in a requirement for the publication by the company of a prospectus pursuant to Article 3 of the Prospectus Directive.

France

This document is not being distributed in the context of a public offering of financial securities (offre au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code monétaire et financier) and Articles 211-1 et seq. of the General Regulation of the French Autorité des marchés financiers (“AMF”). The shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.

This document and any other offering material relating to the shares have not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in France.

Such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investisseurs qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-1 to D.411-3, D. 744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation; and/or (ii) a restricted number of non-qualified investors (cercle restreint d’investisseurs non-qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-4, D.744-1, D.754-1 and D.764-1 of the French Monetary and Financial Code and any implementing regulation.

Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France are informed that the shares of common stock cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.

Ireland

The information in this document does not constitute a prospectus under any Irish laws or regulations and this document has not been filed with or approved by any Irish regulatory authority as the information has not been prepared in the context of a public offering of securities in Ireland within the meaning of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005 (the “Prospectus Regulations”). The shares have not been offered or sold, and will not be offered, sold or delivered directly or indirectly in Ireland by way of a public offering, except to (i) qualified investors as defined in Regulation 2(l) of the Prospectus Regulations; and (ii) fewer than 100 natural or legal persons who are not qualified investors.

Israel

The shares offered by this prospectus may not be offered or sold to any person resident in Israel or entity organized or formed in Israel, unless it is an “institutional investor,” as set forth in Section 15A(b)(1) of the Israeli Securities Law 5728-1968, or the Israeli Securities Law, and has provided the requisite certification under the First Addendum of the Israeli Securities Law, or pursuant to other exemptions available under the Israeli Securities Law.

Italy

The offering of the shares in the Republic of Italy has not been authorized by the Italian Securities and Exchange Commission (Commissione Nazionale per le Società e la Borsa, “CONSOB” pursuant to the Italian securities legislation and, accordingly, no offering material relating to theshares may be distributed in Italy and such securities may not be offered or sold in Italy in a public offer within the meaning of Article 1.1(t) of Legislative Decree No. 58 of 24 February 1998 (“Decree No. 58”), other than:

●

to Italian qualified investors, as defined in Article 100 of Decree no. 58 by reference to Article 34-ter of CONSOB Regulation no. 11971 of 14 May 1999 (“Regulation no. 1197l”) as amended (“Qualified Investors”); and

●

in other circumstances that are exempt from the rules on public offer pursuant to Article 100 of Decree No. 58 and Article 34-ter of Regulation No. 11971 as amended. Any offer, sale or delivery of the shares or distribution of any offer document relating to the shares in Italy (excluding placements where a Qualified Investor solicits an offer from the issuer) under the paragraphs above must be:

●

made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of 1 September 1993 (as amended), Decree No. 58, CONSOB Regulation No. 16190 of 29 October 2007 and any other applicable laws; and

●	in compliance with all relevant Italian securities, tax and exchange controls and any other applicable laws.

Any subsequent distribution of the shares in Italy must be made in compliance with the public offer and prospectus requirement rules provided under Decree No. 58 and the Regulation No. 11971 as amended, unless an exception from those rules applies. Failure to comply with such rules may result in the sale of such shares being declared null and void and in the liability of the entity transferring the shares for any damages suffered by the investors.

Japan

The shares have not been and will not be registered under Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948), as amended (the “FIEL”) pursuant to an exemption from the registration requirements applicable to a private placement of securities to Qualified Institutional Investors (as defined in and in accordance with Article 2, paragraph 3 of the FIEL and the regulations promulgated thereunder). Accordingly, the shares may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan other than Qualified Institutional Investors. Any Qualified Institutional Investor who acquires shares may not resell them to any person in Japan that is not a Qualified Institutional Investor, and acquisition by any such person of shares are conditional upon the execution of an agreement to that effect.

Portugal

This document is not being distributed in the context of a public offer of financial securities (oferta pública de valores mobiliários) in Portugal, within the meaning of Article 109 of the Portuguese Securities Code (Código dos Valores Mobiliários). The shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in Portugal. This document and any other offering material relating to the shares have not been, and will not be, submitted to the Portuguese Securities Market Commission (Comissão do Mercado de Valores Mobiliários) for approval in Portugal and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in Portugal, other than under circumstances that are deemed not to qualify as a public offer under the Portuguese Securities Code. Such offers, sales and distributions of shares in Portugal are limited to persons who are “qualified investors” (as defined in the Portuguese Securities Code). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Sweden

This document has not been, and will not be, registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this document may not be made available, nor may the shares be offered for sale in Sweden, other than under circumstances that are deemed not to require a prospectus under the Swedish Financial Instruments Trading Act (1991:980) (Sw. lag (1991:980) om handel med finansiella instrument). Any offering of shares in Sweden is limited to persons who are “qualified investors” (as defined in the Financial Instruments Trading Act). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering material relating to the shares may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering material relating to the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority (FINMA).

        This document is personal to the recipient only and not for general circulation in Switzerland.

United Arab Emirates

Neither this document nor the shares have been approved, disapproved or passed on in any way by the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates, nor have we received authorization or licensing from the Central Bank of the United Arab Emirates or any other governmental authority in the United Arab Emirates to market or sell the shares within the United Arab Emirates. This document does not constitute and may not be used for the purpose of an offer or invitation. No services relating to theshares , including the receipt of applications and/or the allotment or redemption of such shares, may be rendered within the United Arab Emirates by us.

        No offer or invitation to subscribe for shares is valid or permitted in the Dubai International Financial Centre.

United Kingdom

Neither the information in this document nor any other document relating to the offer has been delivered for approval to the Financial Services Authority in the United Kingdom and no prospectus (within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) has been published or is intended to be published in respect of the shares. This document is issued on a confidential basis to “qualified investors” (within the meaning of section 86(7) of FSMA) in the United Kingdom, and the shares may not be offered or sold in the United Kingdom by means of this document, any accompanying letter or any other document, except in circumstances that do not require the publication of a prospectus pursuant to section 86(1) FSMA. This document should not be distributed, published or reproduced, in whole or in part, nor may its contents be disclosed by recipients to any other person in the United Kingdom.

Any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received in connection with the issue or sale of the shares have only been communicated or caused to be communicated and will only be communicated or caused to be communicated in the United Kingdom in circumstances in which section 21(1) of FSMA does not apply to us.

In the United Kingdom, this document is being distributed only to, and is directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19(5) (investment professionals) of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005 (“FPO”); (ii) who fall within the categories of persons referred to in Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the FPO; or (iii) to whom it may otherwise be lawfully communicated (together “relevant persons”). The investments to which this document relates are available only to, and any invitation, offer or agreement to purchase will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

LEGAL MATTERS

The validity of the shares of the common stock offered by this prospectus will be passed upon for us by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., New York, New York.                                                                .

EXPERTS

The consolidated balance sheets of Catasys, Inc. as of December 31, 2014 and 2013, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2014, have been audited by Rose, Snyder & Jacobs LLP, independent registered public accounting firm, as stated in its report. Such financial statements have been included in this prospectus and Registration Statement in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the Securities and Exchange, or the SEC, a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock being offered by this prospectus. This prospectus does not contain all of the information in the registration statement and its exhibits. For further information with respect to us and the common stock offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

You can read our SEC filings, including the registration statement, over the Internet at the SEC's website at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street NE, Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. You may also request a copy of these filings, at no cost, by writing us at 11095 11601 Wilshire Blvd, Suite 950, Los Angeles, California 90025 or telephoning us at (310) 444-4300.

We are subject to the information and periodic reporting requirements of the Exchange Act, and we file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available for inspection and copying at the public reference room and website of the SEC referred to above. We maintain a website at http://www.nephrogenex.com. You may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not incorporated by reference in, and is not part of, this prospectus.

CATASYS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,
(In thousands, except for number of shares)	2015	December 31,
	(unaudited)	2014
ASSETS
Current assets
Cash and cash equivalents	$84	$708
Receivables, net of allowance for doubtful accounts of $0 and $0, respectively	109	189
Receivables from related party	-	300
Prepaids and other current assets	331	313
Total current assets	524	1,510
Long-term assets
Property and equipment, net of accumulated depreciation of $2,031 and $2,002, respectively	332	354
Intangible assets, net of accumulated amortization of $423 and $418, respectively	96	101
Deposits and other assets	387	387
Total Assets	$1,339	$2,352

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities
Accounts payable	$506	$341
Accrued compensation and benefits	1,535	1,392
Deferred revenue	515	354
Other accrued liabilities	622	614
Short term debt	200	-
Warrant liabilities	223	259
Total current liabilities	3,601	2,960
Long-term liabilities
Deferred rent and other long-term liabilities	250	267
Capital leases	18	23
Warrant liabilities	37,888	40,326
Total Liabilities	41,757	43,576

Stockholders' deficit
Preferred stock, $0.0001 par value; 50,000,000 shares authorized; no shares issued and outstanding	-	-
Common stock, $0.0001 par value; 500,000,000 shares authorized; 25,320,569 and 25,244,485 shares issued and outstanding at March 31, 2015 and December 31, 2014, respectively	3	3
Additional paid-in-capital	214,334	213,333
Accumulated deficit	(254,755)	(254,560)
Total Stockholders' Deficit	(40,418)	(41,224)
Total Liabilities and Stockholders' Deficit	$1,339	$2,352

See accompanying notes to the financial statements.

CATASYS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three Months Ended
(In thousands, except per share amounts)	March 31,
	2015	2014
Revenues
Healthcare services revenues	$433	$199

Operating expenses
Cost of healthcare services	406	265
General and administrative	2,734	1,337
Depreciation and amortization	34	24
Total operating expenses	3,174	1,626

Loss from operations	(2,741)	(1,427)

Other income	11	-
Interest expense	(2)	(1,312)
Change in fair value of warrant liability	2,474	5,101
Income/(Loss) from continuing operations before provision for income taxes	(258)	2,362
Provision for income taxes	2	2
Income/(Loss) from continuing operations	$(260)	$2,360

Loss from discontinued operations, net of income taxes	$-	$(221)

Net Income/(Loss)	$(260)	$2,139

Basic net income (loss) from continuing operations per share:	$(0.01)	$0.12

Basic weighted number of shares outstanding	25,286	19,449

Diluted net income (loss) from continuing operations per share:	$(0.01)	$0.08

Diluted weighted number of shares outstanding	25,286	28,166

Basic net loss from discontinued operations per share:	$(0.00)	$(0.01)

Basic weighted number of shares outstanding	25,286	19,449

Diluted net loss from discontinued operations per share:	$(0.00)	$(0.01)

Diluted weighted number of shares outstanding	25,286	28,166

See accompanying notes to the financial statements.

CATASYS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(unaudited)

	Three Months Ended
(In thousands)	March 31,
	2015	2014
Operating activities:
Net Income/(loss)	$(260)	$2,139
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Loss from discontinued operations	$-	$221
Depreciation and amortization	33	28
Issuance costs included in interest expense	-	1,311
Provision for doubtful accounts	66	-
Deferred rent	(17)	78
Share-based compensation expense	828	13
Common stock issued for consulting services	172	-
Fair value adjustment on warrant liability	(2,474)	(5,101)
Changes in current assets and liabilities:
Receivables	380	(132)
Prepaids and other current assets	(18)	41
Deferred revenue	160	150
Accounts payable and other accrued liabilities	319	10
Net cash used in operating activities of continuing operations	$(811)	$(1,242)
Net cash used in operating activities of discontinued operations	$-	$(222)
Net cash used in operating activities	$(811)	$(1,464)

Investing activities:
Purchases of property and equipment	$(8)	$(30)
Deposits and other assets	-	87
Net cash provided by/(used in) investing activities	$(8)	$57

Financing activities:
Proceeds from the issuance of common stock and warrants	$-	$1,000
Proceeds from bridge loan	200	-
Capital lease obligations	(5)	(6)
Net cash provided by financing activities	$195	$994

Net decrease in cash and cash equivalents	$(624)	$(413)
Cash and cash equivalents at beginning of period	708	1,136
Cash and cash equivalents at end of period	$84	$723

Supplemental disclosure of cash paid
Income taxes	$2	$11
Supplemental disclosure of non-cash activity
Common stock issued for investor relations services	$172	$-

See accompanying notes to the financial statements.

Catasys, Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(unaudited)

Note 1. Basis of Consolidation, Presentation and Going Concern

The accompanying unaudited condensed consolidated financial statements for Catasys, Inc. and its subsidiaries have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”) and instructions to Form 10-Q and, therefore, do not include all disclosures necessary for a complete presentation of financial position, results of operations, and cash flows in conformity with U.S. GAAP. In our opinion, all adjustments, consisting of normal recurring adjustments, considered necessary for a fair presentation have been included.  Interim results are not necessarily indicative of the results that may be expected for the entire fiscal year. The accompanying financial information should be read in conjunction with the financial statements and the notes thereto included in our most recent Annual Report on Form 10-K for the year-ended December 31, 2014, from which the balance sheets, as of December 31, 2014, have been derived.

Our financial statements have been prepared on the basis that we will continue as a going concern. At March 31, 2015, cash and cash equivalents amounted to $84,000 and we had a working capital deficit of approximately $3.1 million. In April 2015, we closed a bridge note financing of $2.0 million in gross proceeds. We have incurred significant operating losses and negative cash flows from operations since our inception. During the three months ended March 31, 2015, our cash used in operating activities of continuing operations was $811,000. We anticipate that we could continue to incur negative cash flows and net losses for the next twelve months. The financial statements do not include any adjustments relating to the recoverability of the carrying amount of the recorded assets or the amount of liabilities that might result from the outcome of this uncertainty. As of March 31, 2015, these conditions raised substantial doubt as to our ability to continue as a going concern. We expect our current cash resources to cover expenses into July 2015; however delays in cash collections, revenue, or unforeseen expenditures could negatively impact our estimate. We are in need of additional capital, however, there is no assurance that additional capital can be timely raised in an amount which is sufficient for us or on terms favorable to us and our stockholders, if at all. If we do not obtain additional capital, there is a significant doubt as to whether we can continue to operate as a going concern and we will need to curtail or cease operations or seek bankruptcy relief. If we discontinue operations, we may not have sufficient funds to pay any amounts to stockholders.

Our ability to fund our ongoing operations and continue as a going concern is dependent on signing and generating fees from existing and new contracts for our Catasys managed care programs and the success of management’s plans to increase revenue and continue to control expenses. We currently operate our OnTrak for substance dependence program in Florida, Kansas, Kentucky, Louisiana, Massachusetts, New Jersey, Oklahoma, West Virginia and Wisconsin. During the first quarter of 2015, we expanded our Wisconsin program with a national health plan to include their Medicare Advantage members. In addition, we signed an agreement with a new customer in Illinois, which is anticipated to commence enrollment during the second quarter of 2015, and an existing customer in Kansas expanded into our OnTrak for anxiety program in the second quarter of 2015. The agreement to include OnTrak for anxiety represents our first agreement for this product. We have generated fees from our launched programs and expect to increase enrollment and fees throughout 2015. However, there can be no assurance that we will generate such fees or that new programs will launch as we expect.

We have discontinued our license and management fee segment. The operations were shut down effective April 1, 2014 and all of the assets were absorbed by the Company.

Note 2. Summary of Significant Accounting Policies

Revenue Recognition

Our Catasys contracts are generally designed to provide cash fees to us on a monthly basis based on enrolled members. To the extent our contracts may include a minimum performance guarantee; we reserve a portion of the monthly fees that may be at risk until the performance measurement period is completed. To the extent we receive case rates that are not subject to the performance guarantees, we recognize the case rate ratably over twelve months.

Cost of Services

Cost of healthcare services consists primarily of salaries related to our care coaches, healthcare provider claims payments, and fees charged by our third party administrators for processing these claims. Healthcare services cost of services is recognized in the period in which an eligible member receives services. We contract with doctors and licensed behavioral healthcare professionals, on a fee-for-services basis. We determine that a member has received services when we receive a claim or, in the absence of a claim, by utilizing member data recorded in the OnTrakTM database within the contracted timeframe, with all required billing elements correctly completed by the service provider.

Cash Equivalents and Concentration of Credit Risk

We consider all highly liquid investments with an original maturity of three months or less to be cash equivalents. Financial instruments that potentially subject us to a concentration of credit risk consist of cash and cash equivalents, and accounts receivable. Cash is deposited with what we believe are highly credited, quality financial institutions. The deposited cash may exceed Federal Deposit Insurance Corporation (“FDIC”) insured limits. As of March 31, 2015, we did not have any cash and cash equivalents exceeding federally insured limits.

For the three months ended March 31, 2015, three customers accounted for approximately 99% of revenues and one customer accounted for approximately 94% of accounts receivable.

Basic and Diluted Income (Loss) per Share

Basic income (loss) per share is computed by dividing the net income (loss) to common stockholders for the period by the weighted average number of common shares outstanding during the period. Diluted income (loss) per share is computed by dividing the net income (loss) for the period by the weighted average number of common and dilutive common equivalent shares outstanding during the period.

Common equivalent shares, consisting of 23,409,694 incremental common shares for the three months ended March 31, 2015, issuable upon the exercise of stock options and warrants have been excluded from the diluted earnings per share calculation as their effect is anti-dilutive.

Common equivalent shares, consisting of 8,717,165 incremental common shares for the three months ended March 31, 2014, issuable upon the exercise of stock options and warrants have been included in the diluted earnings per share calculation.

	Three Months Ended
	March 31
(in thousands, except per share amounts)	2015	2014

Numerator

Net income (loss) from continuing operations	$(260)	$2,360

Net loss from discontinued operations	$-	$(221)

Net income (loss)	$(260)	$2,139

Denominator

Weighted-average common shares outstanding	25,286	19,449

Shares used in calculation - basic	25,286	19,449

Shares issuable for stock options and warrants	-	8,717

Shares used in calculation - diluted	25,286	28,166

Net income (loss) per share from continuing operations

Basic	$(0.01)	$0.12

Diluted	$(0.01)	$0.08

Net loss per share from discontinued operations

Basic	$-	$(0.01)

Diluted	$-	$(0.01)

Share-Based Compensation

Our 2010 Stock Incentive Plan, as amended (the “Plan”), provides for the issuance of up to 1,825,000 shares of our common stock. Incentive stock options (ISOs) under Section 422A of the Internal Revenue Code and non-qualified options (NSOs) are authorized under the Plan. We have granted stock options to executive officers, employees, members of our board of directors, and certain outside consultants. The terms and conditions upon which options become exercisable vary among grants, but option rights expire no later than ten years from the date of grant and employee and board of director awards generally vest over three to five years. At March 31, 2015, we had 1,698,124 vested and unvested shares outstanding and 69,639 shares available for future awards under the Plan.

Share-based compensation expense attributable to continuing operations were $828,000 and $13,000 for the three months ended March 31, 2015, compared with the same period in 2014.

Stock Options – Employees and Directors

We measure and recognize compensation expense for all share-based payment awards made to employees and directors based on estimated fair values on the date of grant. We estimate the fair value of share-based payment awards using the Black-Scholes option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods in the condensed consolidated statements of operations.

Share-based compensation expense recognized for employees and directors for the three months ended March 31, 2015 and 2014, was $826,000 and $12,000, respectively.

For share-based awards issued to employees and directors, share-based compensation is attributed to expense using the straight-line single option method. Share-based compensation expense recognized in our condensed consolidated statements of operations for the three months ended March 31, 2015 and 2014, is based on awards ultimately expected to vest, reduced for estimated forfeitures. Accounting rules for stock options require forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

There were 1,300,000 options granted to employees and directors during the three months ended March 31, 2015 and no options were granted to employees and directors during the same period in 2014 under the Plan. Employee and director stock option activity for the three months ended March 31, 2015 are as follows:

		Weighted Avg.
	Shares	Exercise Price
Balance December 31, 2014	378,000	$19.59

Granted	1,300,000	$2.20
Cancelled	(1,000)	$45.20

Balance March 31, 2015	1,677,000	$6.22

The expected volatility assumptions have been based on the historical and expected volatility of our stock, measured over a period generally commensurate with the expected term. The weighted average expected option term for the three months ended March 31, 2015 and 2014, reflects the application of the simplified method prescribed in SEC Staff Accounting Bulletin (“SAB”) No. 107 (as amended by SAB 110), which defines the life as the average of the contractual term of the options and the weighted average vesting period for all option tranches.

As of March 31, 2015, there was $1.8 million of total unrecognized compensation cost related to non-vested share-based compensation arrangements granted under the Plan. That cost is expected to be recognized over a weighted-average period of approximately 2.33 years.

Stock Options and Warrants – Non-employees

We account for the issuance of options and warrants for services from non-employees by estimating the fair value of warrants issued using the Black-Scholes pricing model. This model’s calculations include the option or warrant exercise price, the market price of shares on grant date, the weighted average risk-free interest rate, the expected life of the option or warrant, and the expected volatility of our stock and the expected dividends.

For options and warrants issued as compensation to non-employees for services that are fully vested and non-forfeitable at the time of issuance, the estimated value is recorded in equity and expensed when the services are performed and benefit is received. For unvested shares, the change in fair value during the period is recognized in expense using the graded vesting method.

There were no options issued to non-employees for the three months ended March 31, 2015 and 2014, respectively. Share-based compensation expense relating to stock options and warrants recognized for non-employees was $2,000 and $1,000 for the three months ended March 31, 2015 and 2014, respectively.

Non-employee stock option activity for the three months ended March 31, 2015, are as follows:

		Weighted Avg.
	Shares	Exercise Price
Balance December 31, 2014	21,000	$28.40

Granted	-	$-
Cancelled	-	$-

Balance March 31, 2015	21,000	$28.40

Common Stock

There were 76,000 and 0 shares of common stock issued in exchange for investor relations services during the three months ended March 31, 2015 and 2014, respectively. Generally, the costs associated with shares issued for services are being amortized to the related expense on a straight-line basis over the related service periods.

Income Taxes

We have recorded a full valuation allowance against our otherwise recognizable deferred tax assets as of March 31, 2015.  As such, we have not recorded a provision for income tax for the period ended March 31, 2015.  We utilize the liability method of accounting for income taxes as set forth in ASC 740, Income Taxes. Under the liability method, deferred taxes are determined based on the temporary differences between the financial statement and tax basis of assets and liabilities using tax rates expected to be in effect during the years in which the basis differences reverse. A valuation allowance is recorded when it is more likely than not that some of the deferred tax assets will not be realized. In determining the need for valuation allowances, we consider projected future taxable income and the availability of tax planning strategies.  After evaluating all positive and negative historical and perspective evidences, management has determined it is more likely than not that our deferred tax assets will not be realized.

We assess our income tax positions and record tax benefits for all years subject to examination based upon our evaluation of the facts, circumstances and information available at the reporting date. For those tax positions where there is greater than 50% likelihood that a tax benefit will be sustained, we have recorded the largest amount of tax benefit that may potentially be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. For those income tax positions where there is less than 50% likelihood that a tax benefit will be sustained, no tax benefit has been recognized in the financial statements.  Based on management's assessment of the facts, circumstances and information available, management has determined that all of the tax benefits for the period ended March 31, 2015 should be realized.

Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Assets and liabilities recorded at fair value in the condensed consolidated balance sheets are categorized based upon the level of judgment associated with the inputs used to measure fair value. The fair value hierarchy distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level I) and the lowest priority to unobservable inputs (Level III). The three levels of the fair value hierarchy are described below:

Level Input:	Input Definition:
Level I	Inputs are unadjusted, quoted prices for identical assets or liabilities in active markets at the measurement date.

Level II	Inputs, other than quoted prices included in Level I, that are observable for the asset or liability through corroboration with market data at the measurement date.
Level III	Unobservable inputs that reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date.

The following table summarizes fair value measurements by level at March 31, 2015 for assets and liabilities measured at fair value:

	2015

(Dollars in thousands)	Level I	Level II	Level III	Total
Certificates of deposit	$122	$-	$-	$122
Total assets	$122	$-	$-	$122

Warrant liabilities	$-	$-	$38,111	$38,111
Total liabilities	$-	$-	$38,111	$38,111

Financial instruments classified as Level III in the fair value hierarchy as of March 31, 2015, represent our liabilities measured at market value on a recurring basis which include warrant liabilities resulting from recent debt and equity financings. In accordance with current accounting rules, the warrant liabilities are being marked-to-market each quarter-end until they are completely settled. The warrants are valued using the Black-Scholes option-pricing model, using both observable and unobservable inputs and assumptions consistent with those used in our estimate of fair value of employee stock options. See Warrant Liabilities below.

The following table summarizes our fair value measurements using significant Level III inputs, and changes therein, for the three months ended March 31, 2015:

Level III
Warrant
(Dollars in thousands)	Liabilities
Balance as of December 31, 2014	$40,585
Issuance of warrants	-
Change in fair value	(2,474)
Balance as of March 31, 2015	$38,111

Intangible Assets

As of March 31, 2015, the gross and net carrying amounts of intangible assets that are subject to amortization are as follows:

	Gross			Amortization
(In thousands)	Carrying	Accumulated	Net	Period
	Amount	Amortization	Balance	(in years)
Intellectual property	$519	$(423)	$96	6

During the three months ended March 31, 2015, we did not acquire any new intangible assets and at March 31, 2015, all of our intangible assets consisted of intellectual property, which is not subject to renewal or extension.

We review our intangible assets for impairment whenever events or circumstances indicate that the carrying amount of these assets may not be recoverable. In reviewing for impairment, we compare the carrying value of such assets to the estimated undiscounted future cash flows expected from the use of the assets and/or their eventual disposition. If the estimated undiscounted future cash flows are less than their carrying amount, we record an impairment loss to recognize a loss for the difference between the assets’ fair value and their carrying value. Since we have not recognized significant revenue to date, our estimates of future revenue may not be realized and the net realizable value of our capitalized costs of intellectual property or other intangible assets may become impaired. We had no intangible impairment for the three months ended March 31, 2015 or 2014.

Estimated remaining amortization expense for intangible assets for the current year and each of the next five years ending December 31 is as follows:

(In thousands)
Year	Amount
2015 (9 months)	$12
2016	$16
2017	$16
2018	$16
2019	$16

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation. Additions and improvements to property and equipment are capitalized at cost. Expenditures for maintenance and repairs are charged to expense as incurred. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets, which range from two to seven years for furniture and equipment. Leasehold improvements are amortized over the lesser of the estimated useful lives of the assets or the related lease term, which is typically five to seven years.

Warrant Liabilities

We have issued warrants to purchase common stock in July 2010, October 2010, November 2010, December 2011, February 2012, April 2012, May 2012, September 2012, December 2012, April 2013, October 2013, January 2014, and May 2014. The warrants are being accounted for as liabilities in accordance with FASB accounting rules, due to anti-dilution provisions in some warrants that protect the holders from declines in our stock price and a requirement to deliver registered shares upon exercise of the warrants, which is considered outside our control.  The warrants are marked-to-market each reporting period, using the Black-Scholes pricing model, until they are completely settled or expire.

For the three months ended March 31, 2015 and 2014, we recognized a gain of $2.5 million and a gain of $5.1 million, respectively, related to the revaluation of our warrant liabilities.

Recently Issued or Newly Adopted Accounting Standards

In February 2015, the FASB issued Accounting Standards Update (“ASU”) 2015-02, Consolidation (Topic 810): Amendments to the Consolidation Analysis (“ASU 2015-02”). ASU 2015-02 modifies existing consolidation guidance for reporting organizations that are required to evaluate whether they should consolidate certain legal entities. ASU 2015-02 is effective for fiscal years and interim periods within those years beginning after December 15, 2015, and requires either a retrospective or a modified restrospective approach to adoptions. Early adoption is permitted. We are currently evaluating the potential impact of this standard on our consolidated financial statements, as well as the available transition methods.

In August 2014, the FASB issued FASB ASU 2014-15, Presentation of Financial Statements—Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern, (“ASU 2014-15”). ASU 2014-15 changes to the disclosure of uncertainties about an entity’s ability to continue as a going concern. Under U.S. GAAP, continuation of a reporting entity as a going concern is presumed as the basis for preparing financial statements unless and until the entity’s liquidation becomes imminent. Even if an entity’s liquidation is not imminent, there may be conditions or events that raise substantial doubt about the entity’s ability to continue as a going concern. Because there is no guidance in U.S. GAAP about management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern or to provide related note disclosures, there is diversity in practice whether, when, and how an entity discloses the relevant conditions and events in its financial statements. As a result, these changes require an entity’s management to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the date that financial statements are issued. Substantial doubt is defined as an indication that it is probable that an entity will be unable to meet its obligations as they become due within one year after the date that financial statements are issued. If management has concluded that substantial doubt exists, then the following disclosures should be made in the financial statements: (i) principal conditions or events that raised the substantial doubt, (ii) management’s evaluation of the significance of those conditions or events in relation to the entity’s ability to meet its obligations, (iii) management’s plans that alleviated the initial substantial doubt or, if substantial doubt was not alleviated, management’s plans that are intended to at least mitigate the conditions or events that raise substantial doubt, and (iv) if the latter in (iii) is disclosed, an explicit statement that there is substantial doubt about the entity’s ability to continue as a going concern. ASU 2014-15 is effective for periods beginning after December 15, 2016. The adoption of ASU 2013-15 will not have a material effect on our consolidated financial position or results of operations.

Note 3. Discontinued Operations

We have discontinued our license and management fees segment. The operations of this segment were shut down effective April 1, 2014, and all of the assets were absorbed by the healthcare services segment. The revenues and expenses of discontinued operations for the three months ended March 31, 2015 and 2014 are as follows:

	Three months ended
	March 31,
	(unaudited)
	2015	2014
(in thousands)
Revenues	$-	$19

Expenses
Cost of license and management services	$-	$68
General and administrative expenses
Salaries and benefits	-	96
Other expenses	-	72
Depreciation and amortization	-	4
Total expenses	$-	$240
Loss from discontinued operations	$-	$(221)

There was no carrying amount of the assets and liabilities of discontinued operations as of March 31, 2015 and December 31, 2014, respectively.

Note 4. Related Party Disclosure

In March 2015, Crede CG III, Ltd (“Crede”), an affiliate of our Chairman and Chief Executive Officer, loaned the company $200,000. This short term, interest free indebtedness was repaid in full in April 2015 from the proceeds we received in the Bridge Notes financing.

In December 2014, we entered into securities purchase agreement with several investors including Steve Gorlin, an affiliate of the Company, related to the sale and issuance of common stock. Mr. Gorlin received approximately 150,000 shares of common stock at a price of $2.00 per share, for gross proceeds of approximately $300,000. Such proceeds were received subsequent to year-end.

Crede, an affiliate of our Chairman and Chief Executive Officer, participated in our January 2014 and May 2014 Offerings. Crede received approximately 3,662,932 shares of our common stock and warrants to purchase an aggregate 3,662,932 shares of common stock at a price of $0.58 per share, for gross proceeds of approximately $2.1 million.

Shamus, LLC (“Shamus”), a company owned by David E. Smith, a member of the Company’s board of directors, participated in our May 2014 Offering. Shamus received approximately 344,828 shares of our common stock and warrants to purchase an aggregate 344,828 shares of common stock at a price of $0.58 per share, for gross proceeds of approximately $200,000.

Note 5. Short-term Debt

In March 2015, Terren S. Peizer, our Chairman and Chief Executive Officer, loaned the company $200,000. No terms were discussed nor were any agreements executed in connection with such loan and amount was paid back in full in April 2015.

Note 6. Subsequent Event

In April 2015, Crede, an affiliate of our Chairman and Chief Executive Officer, loaned the company $360,000. This short term, interest free indebtedness was repaid in full in April 2015 from the proceeds we received in the Bridge Notes financing.

In April 2015, we entered into a Securities Purchase Agreement with several institutional accredited investors, pursuant to which we received aggregate gross proceeds of $2.0 million from the investors for the sale of approximately $2.12 million principal amount of 12% Original Issue Discount Convertible Debentures due January 18, 2016 (the “Bridge Notes”), and five-year warrants to purchase an aggregate of 530,303 shares of our shares of common stock, at an exercise price of $2.00 per share (the “April 2015 Warrants”). The closing of the Bridge Notes transaction occurred on April 17, 2015. We received aggregate net proceeds of $1,815,000. We have used $560,000 of the net proceeds to repay our outstanding indebtedness incurred by way of short term, interest free loans over the months of March and April 2015 to Crede.

The conversion price of the Bridge Notes and the exercise price of the April 2015 Warrants is $2.00 per share, subject to adjustment, including for issuances of common stock and common stock equivalents below the then current conversion or exercise price, as the case may be. The Bridge Notes are unsecured, bear interest at a rate of 12% per annum payable quarterly in cash or shares of common stock, subject to certain conditions, at our option, and are subject to mandatory prepayment upon the consummation of certain future financings . The investors will receive 200,000 additional shares of common stock if we have not consummated a public offering of at least $5.0 million in gross proceeds by September 30, 2015.

Rose, Snyder & Jacobs LLP
ACCOUNTANTS & ADVISORS

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on to Form S-1 of our report dated March 30, 2015, with respect to the consolidated financial statements of Catasys, Inc. and Subsidiaries appearing in the Company's Annual Report on Form 10-K for the years ended December 31, 2014 and 2013. Our report relating to the consolidated financial statements for the years ended December 31, 2014 and 2013 contains an explanatory paragraph regarding the Company's ability to continue as a going concern. We also consent to the reference of our Firm under the caption "Experts" in the Registration Statement.

Rose, Snyder & Jacobs LLP

Rose, Snyder & Jacobs LLP

Encino, California
May 28, 2015

15821 Ventura Boulevard, Suite 490, Encino, California 91436
Phone: (818) 461-0600 • Fax: (818) 461-0610

CATASYS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except for number of shares)	December 31,	December 31,
	2014	2013
ASSETS
Current assets
Cash and cash equivalents	$708	$1,136
Receivables, net of allowance for doubtful accounts of $0 and $0, respectively	189	173
Receivables from related party	300	115
Prepaids and other current assets	313	275
Total current assets	1,510	1,699
Long-term assets
Property and equipment, net of accumulated depreciation of $2,002 and $2,001, respectively	354	366
Intangible assets, net of accumulated amortization of $418 and $401, respectively	101	118
Deposits and other assets	387	440
Total Assets	$2,352	$2,623

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities
Accounts payable	$341	$1,148
Accrued compensation and benefits	1,392	1,181
Deferred revenue	354	534
Other accrued liabilities	614	1,270
Warrant liabilities	259	39
Total current liabilities	2,960	4,172
Long-term liabilities
Deferred rent and other long-term liabilities	267	160
Capital leases	23	26
Warrant liabilities	40,326	16,308
Total Liabilities	43,576	20,666

Stockholders' deficit
Preferred stock, $0.0001 par value; 50,000,000 shares authorized; no shares issued and outstanding	-	-
Common stock, $0.0001 par value; 500,000,000 shares authorized; 25,244,485 and 18,835,571 shares issued and outstanding at December 31, 2014 and December 31, 2013, respectively	3	2
Additional paid-in-capital	213,333	209,169
Accumulated deficit	(254,560)	(227,214)
Total Stockholders' deficit	(41,224)	(18,043)
Total Liabilities and Stockholders' Deficit	$2,352	$2,623

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

CATASYS, INC. AND SUBSIDIARIES

 CONSOLIDATED STATEMENTS OF OPERATIONS

	Twelve Months Ended
(In thousands, except per share amounts)	December 31,
	2014	2013
Revenues
Healthcare services revenues	$2,030	$754

Operating expenses
Cost of healthcare services	1,301	650
General and administrative	6,302	5,426
Depreciation and amortization	113	23
Total operating expenses	7,716	6,099

Loss from operations	(5,686)	(5,345)

Interest and other income	1,194	107
Interest expense	(2,778)	(3,069)
Change in fair value of warrant liability	(19,854)	5,392
Loss from continuing operations before provision for income taxes	(27,124)	(2,915)
Provision for income taxes	9	9
Loss from continuing operations	$(27,133)	$(2,924)

Loss from discontinued operations, net of income taxes	$(213)	$(1,755)

Loss	$(27,346)	$(4,679)

Basic and diluted net loss from continuing operations per share:	$(1.21)	$(0.20)

Basic weighted number of shares outstanding	22,353	14,604

Basic and diluted net loss from discontinued operations per share:	$(0.01)	$(0.12)

Basic weighted number of shares outstanding	22,353	14,604

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

CATASYS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

			Additional	Other
(Amounts in thousands)	Common Stock		Paid-In	Comprehensive	Accumulated
	Shares	Amount	Capital	Income	Deficit	Total

Balance at December 31, 2012*	12,022,826	$1	$208,776	$-	$(222,535)	$(13,758)

Exercise of Warrants	69,886	1	180	-	-	181
Common stock issued in private placement,	6,742,859	-	-	-	-	-
net of expenses	-	-	-	-	-	-
Share-based Compensation Expense	-	-	213	-	-	213
Net loss	-	-	-	-	(4,679)	(4,679)
Balance at December 31, 2013*	18,835,571	$2	$209,169	$-	$(227,214)	$(18,043)

Exercise of Warrants	443,563	-	963	-	-	963
Common stock issued for outside services	355,000	-	550			550
Common stock issued in private placement,	-	-	-	-	-	-
net of expenses	5,610,351	1	2,600	-	-	2,601
Share-based Compensation Expense	-	-	51	-	-	51
Net loss	-	-	-	-	(27,346)	(27,346)
Balance at December 31, 2014	25,244,485	$3	$213,333	$-	$(254,560)	$(41,224)

* The financial statements have been retroactively restated to reflect the 10-for-1 reverse stock split that occurred on May 6, 2013.

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

CATASYS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Twelve Months Ended
(In thousands)	December 31,
	2014	2013
Operating activities:
Net loss	$(27,346)	$(4,679)
Adjustments to reconcile net loss to net cash used in operating activities:
Loss from discontinued operations	$213	$1,755
Depreciation and amortization	113	170
Issuance costs included in interest expense	2,771	3,066
Write-off of accrued liabilities	(1,194)	-
Deferred rent	70	(22)
Share-based compensation expense	51	213
Impairment losses	-	795
Transactions costs	400	-
Common stock issued for investor relations services	75	-
Fair value adjustment on warrant liability	19,854	(5,392)
Changes in current assets and liabilities:
Receivables	(16)	(242)
Prepaids and other current assets	37	(19)
Deferred revenue	(180)	256
Accounts payable and other accrued liabilities	94	(80)
Net cash used by operating activities of continuing operations	$(5,058)	$(4,179)
Net cash used by operating activities of discontinued operations	$(215)	$(1,756)
Net cash used by operating activities	$(5,273)	$(5,935)

Investing activities:
Purchases of property and equipment	$(65)	$-
Deposits and other assets	53	(265)
Net cash used by investing activities	$(12)	$(265)

Financing activities:
Proceeds from the issuance of common stock and warrants	$4,800	$4,174
Proceeds from the exercise of warrants	77	23
Capital lease obligations	(20)	(14)
Net cash provided by financing activities	$4,857	$4,183

Net increase (decrease) in cash and cash equivalents	$(428)	$(2,017)
Cash and cash equivalents at beginning of period	1,136	3,153
Cash and cash equivalents at end of period	$708	$1,136

Supplemental disclosure of cash paid
Income taxes	$14	$40
Supplemental disclosure of non-cash activity
Common stock issued for exercise of warrants	$963	$156
Common stock issued for investor relations services	$150	$-
Property and equipment acquired through capital leases and other financing	$24	$33

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

CATASYS, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 1. Summary of Significant Accounting Policies

Description of Business

     We provide specialized healthcare management services to health plans and other third party payors through our OnTrak program. Our OnTrak program is designed to improve member health and at the same time lower costs to the insurer for underserved populations where behavioral health conditions are exacerbating co-existing medical conditions.  The program utilizes member engagement and patient centric treatment that integrates evidence based medical and psychosocial interventions along with care coaching in a 52-week outpatient program.  Our initial focus has been members with substance use disorders, but we have plans to expand into other behavioral health conditions, including anxiety and depression.

Basis of Consolidation and Presentation and Going Concern

Our financial statements have been prepared on the basis that we will continue as a going concern. At December 31, 2014, cash and cash equivalents was $708,000 and we had a working capital deficit of approximately $1.5 million. We have incurred significant operating losses and negative cash flows from operations since our inception. During the year ended December 31, 2014, our cash used in operating activities from continuing operations was $5.1 million. We anticipate continuing to incur negative cash flows and net losses for the next twelve months. The financial statements do not include any adjustments relating to the recoverability of the carrying amount of the recorded assets or the amount of liabilities that might result from the outcome of this uncertainty. As of December 31, 2014, these conditions raised substantial doubt as to our ability to continue as a going concern. We expect our current cash resources to cover expenses into April 2015, however delays in cash collections, revenue, or unforeseen expenditures, could negatively impact our estimate. We are in need of additional capital, however, there is no assurance that additional capital can be timely raised in an amount which is sufficient for us or on terms favorable to us and our stockholders, if at all. If we do not obtain additional capital, there is a significant doubt as to whether we can continue to operate as a going concern and we will need to curtail or cease operations or seek bankruptcy relief. If we discontinue operations, we may not have sufficient funds to pay any amounts to stockholders.

Our ability to fund our ongoing operations and continue as a going concern is dependent on signing and generating fees from existing and new contracts for our Catasys managed care programs and the success of management’s plans to increase revenue and continue to control expenses. We currently operate our OnTrak for substance dependence program in Florida, Kansas, Kentucky, Louisiana, Massachusetts, New Jersey, Oklahoma, West Virginia and Wisconsin. In the fourth quarter of 2014 we commenced enrollment of our OnTrak program in Florida and New Jersey. The launch of the Florida program represented an expansion of an existing customer relationship. In the first quarter of 2015 we expanded our Wisconsin program with a national health plan to include their Medicare Advantage members. In addition, we signed an agreement with a new customer in Illinois, which is anticipated to commence enrollment in the second quarter of 2015, and an existing customer in Kansas to expand to our OnTrak for anxiety program. The agreement to include OnTrak for anxiety represents our first agreement for this product. We have generated fees from the launched programs and expect to increase enrollment and fees throughout 2015. However, there can be no assurance that we will generate such fees or that new programs will launch as we expect.

We have discontinued our license and management fees segment. The operations were shut down effective April 1, 2014 and all of the assets were absorbed by the Company.

All inter-company transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts in the financial statements and disclosed in the accompanying notes. Significant areas requiring the use of management estimates include expense accruals, accounts receivable allowances, accrued claims payable, the useful life of depreciable and amortizable assets, the evaluation of asset impairment, the valuation of warrant liabilities, and shared-based compensation. Actual results could differ from those estimates.

Revenue Recognition

Our Catasys contracts are generally designed to provide cash fees to us on a monthly basis based on enrolled members. To the extent our contracts may include a minimum performance guarantee; we reserve a portion of the monthly fees that may be at risk until the performance measurement period is completed. To the extent we receive case rates that are not subject to performance guarantees we recognize the case rate ratably over twelve months.

Cost of Services

Cost of healthcare services consists primarily of salaries related to our care coaches, healthcare provider claims payments, and fees charged by our third party administrators for processing these claims. Healthcare services cost of services is recognized in the period in which an eligible member receives services. We contract with doctors and licensed behavioral healthcare professionals, on a fee-for-service basis. We determine that a member has received services when we receive a claim or in the absence of a claim, by utilizing member data recorded in the eOnTrakTM database within the contracted timeframe, with all required billing elements correctly completed by the service provider.

Share-Based Compensation

Our 2010 Stock Incentive Plan, as amended (“the Plan”), provides for the issuance of up to 1,825,000 shares of our common stock. Incentive stock options (ISOs) under Section 422A of the Internal Revenue Code and non-qualified options (NSOs) are authorized under the Plan. We have granted stock options to executive officers, employees, members of our board of directors, and certain outside consultants. The terms and conditions upon which options become exercisable vary among grants, but option rights expire no later than ten years from the date of grant and employee and board of director awards generally vest over three to five years. At December 31, 2014, we had an aggregate of 398,621 vested and unvested shares outstanding and 1,369,142 shares available for future awards.

Total share-based compensation expense on a consolidated basis was $51,000 and $213,000 for the years ended December 31, 2014 and 2013, respectively.

Stock Options – Employees and Directors

We measure and recognize compensation expense for all share-based payment awards made to employees and directors based on estimated fair values on the date of grant. We estimate the fair value of share-based payment awards using the Black-Scholes option-pricing model. The value of the portion of the award that is ultimately expected to vest is recognized as expense over the requisite service periods in the consolidated statements of operations.

There were no new stock options granted for the years ended December 31, 2014 or 2013, respectively.

Stock Options and Warrants – Non-employees

We account for the issuance of stock options and warrants for services from non-employees by estimating the fair value of stock options and warrants issued using the Black-Scholes pricing model. This model’s calculations incorporate the exercise price, the market price of shares on grant date, the weighted average risk-free interest rate, expected life of the option or warrant, expected volatility of our stock and expected dividends.

For options and warrants issued as compensation to non-employees for services that are fully vested and non-forfeitable at the time of issuance, the estimated value is recorded in equity and expensed when the services are performed and benefit is received. For unvested shares, the change in fair value during the period is recognized in expense using the graded vesting method.

From time to time, we have retained terminated employees as part-time consultants upon their resignation from the company. Because the employees continue to provide services to us, their options continue to vest in accordance with the original terms. Due to the change in classification of the option awards, the options are considered modified at the date of termination. The modifications are treated as exchanges of the original awards in return for the issuance of new awards. At the date of termination, the unvested options are no longer accounted for as employee awards under FASB’s accounting rules for share-based expense but are instead accounted for as new non-employee awards. The accounting for the portion of the total grants that have already vested and have been previously expensed as equity awards is not changed. We recorded no expense for the years ended December 31, 2014 and 2013, respectively, associated with modified liability awards.

Income Taxes

We account for income taxes using the liability method in accordance with Accounting Standards Committee (“ASC”) 740 “Income Taxes”. To date, no current income tax liability has been recorded due to our accumulated net losses. Deferred tax assets and liabilities are recognized for temporary differences between the financial statement carrying amounts of assets and liabilities and the amounts that are reported in the tax returns. Deferred tax assets and liabilities are recorded on a net basis; however, our net deferred tax assets have been fully reserved by a valuation allowance due to the uncertainty of our ability to realize future taxable income and to recover our net deferred tax assets.

Basic and Diluted Loss per Share

Basic loss per share is computed by dividing the net loss to common stockholders for the period by the weighted average number of common shares outstanding during the period. Diluted loss per share is computed by dividing the net loss for the period by the weighted average number of common and dilutive common equivalent shares outstanding during the period.

Common equivalent shares, consisting of approximately 21,860,191 and 18,342,335 of incremental common shares as of December 31, 2014 and 2013, respectively, issuable upon the exercise of stock options and warrants, have been excluded from the diluted loss per share calculation because their effect is anti-dilutive.

Cash and Cash Equivalents

We consider all highly liquid investments with an original maturity of three months or less to be cash equivalents. Financial instruments that potentially subject us to a concentration of credit risk consist of cash and cash equivalents, and accounts receivable. Cash is deposited with what we believe are highly credited, quality financial institutions. The deposited cash may exceed Federal Deposit Insurance Corporation (“FDIC”) insured limits. At December 31, 2014, cash and cash equivalents exceeding federally insured limits totaled $551,000.

Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Assets and liabilities recorded at fair value in the condensed consolidated balance sheets are categorized based upon the level of judgment associated with the inputs used to measure fair value. The fair value hierarchy distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level I) and the lowest priority to unobservable inputs (Level III). The three levels of the fair value hierarchy are described below:

Level Input:	Input Definition:
Level I	Inputs are unadjusted, quoted prices for identical assets or liabilities in active markets at the measurement date.
Level II	Inputs, other than quoted prices included in Level I, that are observable for the asset or liability through corroboration with market data at the measurement date.
Level III	Unobservable inputs that reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date.

The following tables summarize fair value measurements by level at December 31, 2014 and 2013, respectively, for assets and liabilities measured at fair value on a recurring basis:

	Balance at December 31, 2013

(Amounts in thousands)	Level I	Level II	Level III	Total
Certificates of deposit	175	-	-	175
Total assets	175	-	-	175

Warrant liabilities	-	-	16,347	16,347
Total liabilities	-	-	16,347	16,347

	Balance at December 31, 2014

(Amounts in thousands)	Level I	Level II	Level III	Total
Certificates of deposit	122	-	-	122
Total assets	122	-	-	122

Warrant liabilities	-	-	40,585	40,585
Total liabilities	-	-	40,585	40,585

We measure warrant liabilities issued from our debt and equity financings on a recurring basis. In accordance with current accounting rules, the warrant liabilities are being marked-to-market each quarter-end until they are completely settled. The warrants are valued using the Black-Scholes option pricing model, using both observable and unobservable inputs and assumptions consistent with those used in our estimate of fair value of employee stock options. Significant increases (decreases) in any of these inputs could result in significantly lower (higher) fair value measurement. Generally, a change in the assumption used for the expected term is accompanied by a change in the assumption used for the risk free rate and the expected stock. See Warrant Liabilities below.

The following table summarizes our fair value measurements using significant Level III inputs, and changes therein, for the years ended December 31, 2014 and 2013:

Level III
Warrant
(Dollars in thousands)	Liabilities
Balance as of December 31, 2012	$14,658
Reclassification to equity	(156)
Change in fair value	(5,392)
Issuance of Warrants	7,237
Balance as of December 31, 2013	$16,347

Issuance (exercise) of warrants, net	4,384
Change in fair value	19,897
Expiration of warrants	(43)
Balance as of December 31, 2014	$40,585

Intangible Assets

Intellectual Property

Intellectual property consists primarily of the costs associated with acquiring certain technology, patents, patents pending, know-how and related intangible assets with respect to programs for treatment of dependence to alcohol, cocaine, methamphetamines other addictive stimulants, and anxiety. These long-term assets are stated at cost and are being amortized on a straight-line basis over the life of the respective patents, or patent applications, which is approximately six years at December 31, 2014.

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation and amortization. Additions and improvements to property and equipment are capitalized at cost. Expenditures for maintenance and repairs are charged to expense as incurred. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets, which range from two to seven years for furniture and equipment. Leasehold improvements are amortized over the lesser of the estimated useful lives of the assets or the related lease term, which is typically five to seven years. Construction in progress is not depreciated until the related asset is placed into service.

Impairment of Long-Lived Assets

Long-lived assets such as property, equipment and intangible assets subject to amortization are reviewed for impairment whenever events or circumstances indicate that the carrying amount of these assets may not be recoverable. In reviewing for impairment, we compare the carrying value of such assets to the estimated undiscounted future cash flows expected from the use of the assets and their eventual disposition. When the estimated undiscounted future cash flows are less than their carrying amount, an impairment loss is recognized equal to the difference between the assets’ fair value and their carrying value.

We performed an impairment analysis on intellectual property for the years ended December 31, 2014 and 2013. There was no impairment of intangibles for the year ended December 31, 2014. We determined that the carrying value for certain intangibles was not recoverable and exceeded the fair value at December 31, 2013. We recorded an impairment charge of $795,000 for these assets at December 31, 2013 We determined that the estimated lives of the remaining intellectual property properly reflected the current remaining economic lives of the assets.

Capital Leases

Assets held under capital leases include computer equipment, and are recorded at the lower of the net present value of the minimum lease payments or the fair value of the leased asset at the inception of the lease. Depreciation expense is computed using the straight-line method over the estimated useful lives of the assets. All lease agreements meet at least one of the four requirements of a capital lease in accordance with ASC 840 of the codification.

Warrant Liabilities

In May 2014, we entered into the securities purchase agreements (the “May Agreements”) with several investors, including Crede CG III, Ltd. (“Crede III”), an affiliate of Terren S. Peizer, Chairman and Chief Executive Officer of the Company, and Shamus, LLC (“Shamus”) an affiliate of the Company, relating to the sale and issuance of an aggregate of 2,586,210 shares of common stock and warrants (the “May Warrants”) to purchase an aggregate of 2,586,210 shares of common stock at an exercise price of $0.58 per share for aggregate gross proceeds of approximately $1.5 million (the “May Offering”). The May Agreements provide that in the event that the Company effectuates a reverse stock split of its common stock within 24 months of the closing date of the securities purchase agreement (the “Reverse Split”) and the volume weighted average price (“VWAP”) of the common stock during the 20 trading days following the effective date of the Reverse Split (the “VWAP Period”) declines from the closing price on the trading date immediately prior to the effective date of the Reverse Split, that the Company issue additional shares of common stock (the “Adjustment Shares").

The May Warrants expire in May 2019, and contain anti-dilution provisions. As a result, if we, in the future, issue or grant any rights to purchase any of our common stock, or other securities convertible into our common stock, for a per share price less than the exercise price of the May Warrants, the exercise price of the May Warrants will be reduced to such lower price, subject to customary exceptions. In the event that Adjustment Shares are issued, the number of shares that may be purchased under the May Warrants shall be increased by an amount equal to the Adjustment Shares. In addition, the exercise price is subject to adjustment in the event that the VWAP during the VWAP period is less than the exercise price prior to the VWAP Period.

In January 2014, we entered into the securities purchase agreements (the “January Agreements”) with several investors, including Crede III, relating to the sale and issuance of an aggregate of 1,724,141 shares of common stock and warrants (the “January Warrants”) to purchase an aggregate of 1,724,141 shares of common stock at an exercise price of $0.58 per share for aggregate gross proceeds of approximately $1.0 million (the “January Offering”). The January Agreements provide that in the event that we effectuate a Reverse Split and the VWAP period declines from the closing price on the trading date immediately prior to the effective date of the Reverse Split, that we shall issue the Adjustment Shares to the investors.

The January Warrants expire in January 2019, and contain anti-dilution provisions. As a result, if we, in the future, issue or grant any rights to purchase any of our common stock, or other securities convertible into our common stock, for a per share price less than the exercise price of the January Warrants, the exercise price of the January Warrants will be reduced to such lower price, subject to customary exceptions. In the event that Adjustment Shares are issued, the number of shares that may be purchased under the January Warrants shall be increased by an amount equal to the Adjustment Shares. In addition, the exercise price is subject to adjustment in the event that the VWAP during the VWAP period is less than the exercise price prior to the VWAP Period.

In October 2013, we entered into the securities and purchase agreements with several investors including Crede III and Shamus, relating to the sale and issuance of an aggregate of 4,550,002 shares of common stock and warrants (the “October Warrants”) to purchase an aggregate of 4,550,002 shares of common stock at an exercise price of $0.58 per share for aggregate gross proceeds of approximately $2.6 million (the “October Offering”). The October Offering provides that in the event that we effectuate a Reverse Split and the VWAP period declines from the closing price on the trading date immediately prior to the effective date of the Reverse Split, that we shall issue the Adjustment Shares.

The October Warrants expire in October 2018, and contain anti-dilution provisions. As a result, if we, in the future, issue or grant any rights to purchase any of our common stock, or other securities convertible into our common stock, for a per share price less than the exercise price of the October Warrants, the exercise price of the October Warrants will be reduced to such lower price, subject to customary exceptions. In the event that Adjustment Shares are issued, the number of shares that may be purchased under the October Warrants shall be increased by an amount equal to the Adjustment Shares. In addition, the exercise price is subject to adjustment in the event that the VWAP during the VWAP period is less than the exercise price prior to the VWAP Period.

In April 2013, we entered into the securities purchase agreements with several investors, Crede III and Shamus, LLC, relating to the sale and issuance of an aggregate of 2,192,857 shares of common stock and warrants (the “April Warrants”) to purchase an aggregate of 2,192,857 shares of common stock at an exercise price of $0.70 per share for aggregate gross proceeds of approximately $1.5 million (the “April Offering”). The April Offering provides that in the event that we effectuate a Reverse Split and the VWAP period declines from the closing price on the trading date immediately prior to the effective date of the Reverse Split, that we shall issue the Adjustment Shares. We effectuated a reverse split on May 6, 2013, and no Adjustment Shares were issued.

The April Warrants expire in April 2018, and contain anti-dilution provisions. As a result, if we, in the future, issue or grant any rights to purchase any of our common stock, or other securities convertible into our common stock, for a per share price less than the exercise price of the April Warrants, the exercise price of the April Warrants will be reduced to such lower price, subject to customary exceptions. In the event that Adjustment Shares are issued, the number of shares that may be purchased under the April Warrants shall be increased by an amount equal to the Adjustment Shares. In addition, the exercise price is subject to adjustment in the event that the VWAP during the VWAP period is less than the exercise price prior to the VWAP Period. In October 2013, we completed a private placement at $0.58 per share and the warrant shares associated with the April Offering were reduced to $0.58 per share.

We have issued warrants to purchase common stock in July 2010, October 2010, November 2010, December 2011, February 2012, April 2012, May 2012, September 2012, December 2012, April 2013, October 2013, January 2014, and May 2014. The warrants are being accounted for as liabilities in accordance with FASB accounting rules, due to provisions in some warrants that protect the holders from declines in our stock price and a requirement to deliver registered shares upon exercise of the warrants, which is considered outside our control.  The warrants are marked-to-market each reporting period, using the Black-Scholes pricing model, until they are completely settled or expire.

For the years ended December 31, 2014 and 2013, we recognized a loss of $19.9 million and a gain of $5.4 million, respectively, related to the revaluation of our warrant liabilities.

Concentration of Credit Risk

Financial instruments, which potentially subject us to a concentration of risk, include cash and accounts receivable. All of our customers are based in the United States at this time and we are not subject to exchange risk for accounts receivable.

The Company maintains its cash in domestic financial institutions subject to insurance coverage issued by the Federal Deposit Insurance Corporation (FDIC). Under FDIC rules, the company is entitled to aggregate coverage as defined by the Federal regulation per account type per separate legal entity per financial institution. The Company has incurred no losses as a result of any credit risk exposures.

For the year ended December 31, 2014, three customers accounted for approximately 87% of revenues and four customers accounted for approximately 98% of accounts receivable.

Recently Issued or Newly Adopted Accounting Pronouncements

In February 2015, the FASB issued Accounting Standards Update (“ASU”) 2015-02, Consolidation (Topic 810): Amendments to the Consolidation Analysis (“ASU 2015-02”). ASU 2015-02 modifies existing consolidation guidance for reporting organizations that are required to evaluate whether they should consolidate certain legal entities. ASU 2015-02 is effective for fiscal years and interim periods within those years beginning after December 15, 2015, and requires either a retrospective or a modified restrospective approach to adoptions. Early adoption is permitted. We are currently evaluating the potential impact of this standard on our consolidated financial statements, as well as the available transition methods.

In August 2014, the FASB issued ASU 2014-15, Presentation of Financial Statements—Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern, (“ASU 2014-15”). ASU 2014-15 changes to the disclosure of uncertainties about an entity’s ability to continue as a going concern. Under U.S. GAAP, continuation of a reporting entity as a going concern is presumed as the basis for preparing financial statements unless and until the entity’s liquidation becomes imminent. Even if an entity’s liquidation is not imminent, there may be conditions or events that raise substantial doubt about the entity’s ability to continue as a going concern. Because there is no guidance in U.S. GAAP about management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern or to provide related note disclosures, there is diversity in practice whether, when, and how an entity discloses the relevant conditions and events in its financial statements. As a result, these changes require an entity’s management to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the date that financial statements are issued. Substantial doubt is defined as an indication that it is probable that an entity will be unable to meet its obligations as they become due within one year after the date that financial statements are issued. If management has concluded that substantial doubt exists, then the following disclosures should be made in the financial statements: (i) principal conditions or events that raised the substantial doubt, (ii) management’s evaluation of the significance of those conditions or events in relation to the entity’s ability to meet its obligations, (iii) management’s plans that alleviated the initial substantial doubt or, if substantial doubt was not alleviated, management’s plans that are intended to at least mitigate the conditions or events that raise substantial doubt, and (iv) if the latter in (iii) is disclosed, an explicit statement that there is substantial doubt about the entity’s ability to continue as a going concern. ASU 2014-15 is effective for periods beginning after December 15, 2016. The adoption of ASU 2013-15 will not have a material effect on our consolidated financial position or results of operations.

Note 2. Discontinued Operations

We have discontinued our license and management fees segment. The operations were shut down effective April 1, 2014 and all of the assets were absorbed by the Company. The revenues and expenses of discontinued operations for the twelve months ended December 31, 2014 and 2013 are as follows:

	Twelve months ended
	December 31,
(in thousands)	2014	2013

Revenues	$25	$112

Expenses
Cost of license and management services	$55	$235
General and administrative expenses
Salaries and benefits	96	465
Other expenses	83	225
Impairment losses	-	795
Depreciation and amortization	4	147
Total expenses	$238	$1,867

Loss from discontinued operations	$(213)	$(1,755)

The carrying amount of the assets and liabilities of discontinued operations, were as follows:

	December 31	December 31,
(in thousands)	2014	2013
Cash and cash equivalents	$-	$24
Receivables, net	-	24
Total assets	$-	$48

Accounts payable	-	25
Intercompany Payable	-	13,119
Total liabilities	$-	$13,144

Net assets (liabilities) of discontinued operations	$-	$(13,096)

Note 3. Accounts Receivable

Accounts receivables consisted of the following as of December 31, 2014 and 2013:

	December 31,
(in thousands)	2014	2013
Healthcare fees	$184	$146
Patient fees receivable	-	24
Other	5	3
Total receivables	$189	$173
Less allowance for doubtful accounts	-	-
Total receivables, net	$189	$173

We use the specific identification method for recording the provision for doubtful accounts, which was $0 and $0 as of December 31, 2014 and 2013, respectively.

Note 4. Receivable – Related Party

In December 2014, we entered into securities purchase agreement with several investors including Steve Gorlin, an affiliate of the Company, related to the sale and issuance of common stock. Mr. Gorlin received approximately 150,000 shares of common stock at a price of $2.00 per share, for gross proceeds of approximately $300,000. Such proceeds were received subsequent to year-end.

In December 2010, we entered into a three-year sublease agreement with Xoftek, Inc., an affiliate of our Chairman and Chief Executive Officer, to sublease approximately one-third of our office space for a three-year term for a monthly rent of approximately $11,000 per month. The related party receivable as of December 31, 2014 and December 31, 2013 was $0 and $115,000, respectively. This is net of an offset against this receivable of $0 and $186,000 payable to our Chairman and Chief Executive Officer at December 31, 2014 and December 31, 2013, respectively. We have offset approximately $382,000 in payables due to our Chairman and Chief Executive Officer during the year ended December 31, 2014.

Note 5. Property and Equipment

Property and equipment consisted of the following as of December 31, 2014 and 2013:

(in thousands)	2014	2013
Furniture and equipment	$2,038	$2,054
Leasehold improvements	318	313
Total property and equipment	2,356	2,367
Less accumulated depreciation and amortization	(2,002)	(2,001)
Total property and equipment, net	$354	$366

Depreciation expense was $96,000 and $35,000 for the years ended December 31, 2014 and 2013, respectively.

At December 31, 2013, we wrote off $2.7 million of the fully depreciated balance of leasehold improvements, furniture, and equipment related to the premises we vacated in 2013.

Note 6. Intangible Assets

Intellectual property consists primarily of the costs associated with acquiring certain technology, patents, patents pending, know-how and related intangible assets with respect to our program for treatment of anxiety. Intellectual property is being amortized on a straight-line basis from the date costs are incurred over the remaining life of the respective patents or patent applications, which is approximately six years at December 31, 2014. As of December 31, 2014 and 2013, intangible assets were as follows:

	December 31,
(in thousands)	2014	2013
Intellectual property	$519	$519

Less accumulated amortization	(418)	(401)

Total intangibles, net	$101	$118

Amortization expense for all intangible assets amounted to $17,000 and $135,000 for the years ended December 31, 2014 and 2013, respectively. Estimated amortization expense for intellectual property for the next five years ending December 31, is as follows:

(In thousands)
Year	Amount
2015	$16
2016	$16
2017	$16
2018	$16
2019	$16

We recorded impairment losses of $0 and $795,000 for the years ended December 31, 2014 and 2013, respectively.

Note 7. Capital Lease Obligations

We lease certain computer equipment under agreements entered into during 2014 that are classified as capital leases. The computer equipment under capital leases is included in furniture and equipment on our condensed consolidated balance sheets and was $88,000 and $64,000 at December 31, 2014 and 2013, respectively. Accumulated depreciation of the leased equipment at December 31, 2014 and 2013 was approximately $44,000 and $18,000, respectively.

The future minimum lease payments required under the capital leases and the present values of the net minimum lease payments, as of December 31, 2014, are as follows:

(in thousands)	Amount
Year ending December 31,
2015	$35
2016	22
2017	7
Total minimum lease payments	64
Less amounts representing interest	(12)
Capital lease obligations, net of interest	52
Less current maturities of capital lease obligations	(29)
Long-term capital lease obligations	$23

Note 8. Income Taxes

As of December 31, 2014, the Company had net federal operating loss carry forwards and state operating loss carry forwards of approximately $191 million and $152 million, respectively. The net federal operating loss carry forwards begin to expire in 2024, and net state operating loss carry forwards begin to expire in 2014. The majority of the foreign net operating loss carry forwards expire over the next seven years.

The primary components of temporary differences which give rise to our net deferred tax assets are as follows:

	2014	2013
(in thousands)
Federal, state and foreign net operating losses	$72,141	$68,199
Stock based compensation	7,778	8,228
Accrued liabilities	503	430
Other temporary differences	6,510	(2,595)
Valuation allowance	(86,932)	(74,262)
	$-	$-

The Company has provided a valuation allowance in full on its net deferred tax assets in accordance with ASC 740 Income Taxes. Because of the Company's continued losses, management assessed the realizability of its net deferred tax assets as being less than the more-likely-than-not criteria set forth by ASC 740. Furthermore, certain portions of the Company's net operating loss carryforwards were acquired, and therefore subject to further limitation set forth under the federal tax code, which could further limit the Company's ability to realize its deferred tax assets.

A reconciliation between the statutory federal income tax rate and the effective income tax rate for the years ended December 31, is as follows

	2014	2013
Federal statutory rate	-34.0%	-34.0%
State taxes, net of federal benefit	2.7%	-37.1%
Non-deductible goodwill	0.0%	0.0%
ISO / ESPP	0.0%	1.3%
Other	0.0%	0.4%
Change in valuation allowance	31.3%	69.6%
Tax provision	0.0%	0.2%

Current accounting rules require that companies recognize in the consolidated financial statements the impact of a tax position, if that position is more likely than not of being sustained on audit, based on the technical merits of the position. We file income tax returns in the U.S. federal jurisdiction and various state and foreign jurisdictions. Tax years that remain subject to examinations by tax authorities are 2009 through 2013. The federal and material foreign jurisdictions statutes of limitations began to expire in 2009. There are no current income tax audits in any jurisdictions for open tax years and, as of December 31, 2014, there have been no material changes to our tax positions.

The Company has adopted guidance issued by the FASB that clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements and prescribes a recognition threshold of more likely than not and a measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. In making this assessment, a company must determine whether it is more likely than not that a tax position will be sustained upon examination, based solely on the technical merits of the position and must assume that the tax position will be examined by taxing authorities. Our policy is to include interest and penalties related to unrecognized tax benefits in income tax expense. There were no interest and penalties for the years ended December 31, 2014 and 2013, respectively. The Company files income tax returns with the Internal Revenue Service (“IRS”) and the state of California. For jurisdictions in which tax filings are prepared, the Company is no longer subject to income tax examinations by state tax authorities for tax years through 2008, and by the IRS for tax years through 2009. The Company’s net operating loss carryforwards are subject to IRS examination until they are fully utilized and such tax years are closed.

Note 9. Equity Financings

In December 2014, we entered into the securities purchase agreements (the “December Agreements”) with several investors, including Crede III and Steve Gorlin, an affiliate of the Company, relating to the sale and issuance of an aggregate of 550,000 shares of common for aggregate gross proceeds of approximately $1.1 million.

In September 2014, we entered into securities purchase agreements (the “September Agreements”) with several investors, relating to the sale and issuance of an aggregate of 750,000 shares of common stock for aggregate gross proceeds of approximately $1.5 million (the “September Offering”).

In May 2014, we entered into the May Agreements with several investors, including Crede III and Shamus, relating to the sale and issuance of an aggregate of 2,586,210 shares of common stock and warrants to purchase an aggregate of 2,586,210 shares of common stock at an exercise price of $0.58 per share for aggregate gross proceeds of approximately $1.5 million. The May Agreements provide that in the event that we effectuate a Reverse Split and the VWAP period declines from the closing price on the trading date immediately prior to the effective date of the Reverse Split, that we shall issue the Adjustment Shares to the investors.

In January 2014, we entered into the January Agreements with several investors, including Crede III, relating to the sale and issuance of an aggregate of 1,724,141 shares of common stock and warrants to purchase an aggregate of 1,724,141 shares of common stock at an exercise price of $0.58 per share for aggregate gross proceeds of approximately $1.0 million. The January Agreements provide that in the event that we effectuate a Reverse Split and the VWAP period declines from the closing price on the trading date immediately prior to the effective date of the Reverse Split, that we shall issue the Adjustment Shares to the investors.

In October 2013, we entered into the October Agreements with several investors, including Crede III and Shamus, relating to the sale and issuance of an aggregate of 4,550,002 shares of common stock, and warrants (the “October Warrants”) to purchase an aggregate of 4,550,002 shares of Common Stock at an exercise price of $0.58 per share for aggregate gross proceeds of approximately $2.6 million. The foregoing issuances triggered anti-dilution provisions in certain of the Company’s outstanding warrants. As a result, the exercise price of these warrants decreased to $0.58 per share, however, the number of shares issuable under these warrants remained unchanged. The October Agreements provide that in the event that we effectuate a Reverse Split and the VWAP period declines from the closing price on the trading date immediately prior to the effective date of the Reverse Split, that we shall issue the Adjustment Shares to the investors.

In April 2013, we entered into the April Agreements with several investors, including Crede III and Shamus, relating to the sale and issuance of an aggregate of 2,192,857 shares of common stock, and warrants (the “April Warrants”) to purchase an aggregate of 2,192,857 shares of Common Stock at an exercise price of $0.70 per share for aggregate gross proceeds of approximately $1,535,000 (the “April Offering”). The April Agreements provide that in the event that we effectuate a Reverse Split and the VWAP period declines from the closing price on the trading date immediately prior to the effective date of the Reverse Split, that we shall issue the Adjustment Shares to the investors. We effectuated a reverse split on May 6, 2013, and no Adjustment Shares were issued.

Note 10. Share-based Compensation

The Plan provides for the issuance of up to 1,825,000 shares of our common stock. Incentive stock options, under Section 422A of the Internal Revenue Code, non-qualified options, stock appreciation rights, limited stock appreciation rights and restricted stock grants are authorized under the Plan. We grant all such share-based compensation awards at no less than the fair market value of our stock on the date of grant, and have granted stock and stock options to executive officers, employees, members of our Board of Directors and certain outside consultants. The terms and conditions upon which options become exercisable vary among grants; however, option rights expire no later than ten years from the date of grant and employee and Board of Director awards generally vest over three to five years on a straight-line basis. At December 31, 2014, we had 398,621 vested and unvested stock options outstanding and 1,369,142 shares reserved for future awards. Total share-based compensation expense amounted to $51,000 and $214,000 for the years ended December 31, 2014 and 2013, respectively.

Stock Options – Employees and Directors

There were no stock options granted to employees and directors during 2014 or 2013.

Stock option activity for employee and director grants is summarized as follows:

		Weighted Avg.
	Shares	Exercise Price
Balance, December 31, 2012	486,000	$47.20

2013
Granted	-	-
Cancelled/Expired	(25,000)	151.70
Balance, December 31, 2013	461,000	$19.69

2014
Granted	-	-
Cancelled/Expired	(83,000)	20.21
Balance, December 31, 2014	378,000	$19.59

The weighted average remaining contractual life and weighted average exercise price of options outstanding as of December 31, 2014 were as follows:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Shares	Weighted Average Remaining Life (yrs)	Weighted Average Price	Shares	Weighted Average Price
$0.00 to $20.00	367,000	6.04	$15.60	366,000	$15.63
$20.01 to $1,000.00	11,000	3.78	154.12	11,000	154.12

	378,000	5.97	$19.59	377,000	$19.67

At December 31, 2014 and 2013, the number of options exercisable was 376,825 and 451,639, respectively, at weighted-average exercise prices of $19.67 and $20.00, respectively.

Share-based compensation expense relating to stock options granted to employees and directors was $43,000 and $189,000 for the years ended December 31, 2014 and 2013, respectively.

As of December 31, 2014, there was $1,000 of unrecognized compensation costs related to non-vested share-based compensation arrangements granted to employees and directors under the Plans. These costs are expected to be recognized over a weighted-average period of 0.87 years.

Stock Options and Warrants – Non-employees

In addition to stock options granted under the Plan, we have also granted options and warrants to purchase our common stock to certain non-employees that have been approved by our Board of Directors. There were no options and warrants granted during 2014 and 2013, respectively.

Stock option and warrant activity for non-employee grants for services is summarized as follows:

		Weighted avg.
	Shares	exercise price
Balance, December 31, 2012	22,000	$99.80

2013
Granted	-	-
Cancelled	(1,000)	893.69
Balance, December 31, 2013	21,000	$28.40

2014
Granted	-	-
Cancelled	-	-
Balance, December 31, 2014	21,000	$28.40

Warrants granted to non-employees outstanding at December 31, 2014 are summarized as follows:

Description	Shares	Weighted Average Exercise Price
Warrants issued in connection with equity offering	20,908,726	$0.62
Warrants issued in connection with debt agreement	450,000	0.58
Warrants issued for services	102,844	3.18
	21,461,570	$0.63

No warrants were granted to non-employees for services in 2014 or 2013.

Share-based compensation expense relating to stock options and warrants granted to non-employees amounted to $8,000 and $24,000 for the years ended December 31, 2014 and 2013, respectively.

Common Stock

During 2014 and 2013, we issued 355,000 and 0 shares of common stock, respectively, for consulting services valued at $550,000 and $0, respectively. Generally, The costs associated with shares issued for services are being amortized to the related expense on a straight-line basis over the related service periods.

Employee Stock Purchase Plan

Our qualified employee stock purchase plan (ESPP), approved by our Board of Directors and shareholders and adopted in June 2006, provides that eligible employees (employed at least 90 days) have the option to purchase shares of our common stock at a price equal to 85% of the lesser of the fair market value as of the first day or the last day of each offering period. Purchase options are granted semi-annually and are limited to the number of whole shares that can be purchased by an amount equal to up to 10% of a participant’s annual base salary. As of December 31, 2014, there were no shares of our common stock issued pursuant to the ESPP. There was no share-based compensation expense relating to the ESPP for the years ended December 31, 2014 and 2013, respectively.

Note 11. Commitments and Contingencies

Operating Lease Commitments

We incurred rent expense of approximately $285,000 and $294,000 for the years ended December 31, 2014 and 2013, respectively.

Our principal executive and administrative offices are located in Los Angeles, California and consist of leased office space totaling approximately 9,076 square feet. The initial term of the lease expires in April 2019. Our base rent is currently approximately $29,000 per month, subject to annual adjustments.

Rent expense is calculated using the straight-line method based on the total minimum lease payments over the initial term of the lease. Landlord tenant improvement allowances and rent expense exceeding actual rent payments are accounted for as deferred rent liability in the balance sheet and amortized on a straight-line basis over the initial term of the respective leases.

Future minimum payments, by year and in the aggregate, under non-cancelable operating leases with initial or remaining terms of one year or more, consist of the following at December 31, 2014:

(In thousands)
Year	Amount
2015	$339
2016	$365
2017	$376
2018	$387
2019	$99

Clinical Research Commitments

None.

Legal Proceedings

None.

Note 12. Other Income/Write-off of Liabilities

During the year ended December 31, 2014, the statute on a research contract, initially entered into in 2005 and amended and breached in 2010 expired in accordance with Section 337 of the California Code of Civil Procedures. Accordingly, we wrote off all balances included in accounts payable and accrued liabilities on our books relating to this contract. The amount recorded to Other Income was $1.2 million for the year ended December 31, 2014.

Note 13. Subsequent Events

In February 2015, we granted to each of our non-employee directors as annual compensation for serving on our board an option to purchase 200,000 shares of our common stock. In addition, we granted to the Chairman of our Audit Committee an additional option to purchase 50,000 shares of our common stock. The options were granted under our 2010 Stock Incentive Plan, as amended.  These options have a three-year vesting period with one-year vesting immediately and the remainder of the options vesting equally over the next 24 months, have an exercise price of $2.20, the closing bid price of our common stock on the OTCQB on the date of the grant, and they expire in February 2025. All unvested options will immediately vest in the event of termination without cause, are transferable upon death and will be exercisable for a period of ten years after the grantee ceases to be director.

In March 2015, Terren S. Peizer, our Chairman and Chief Executive Officer, loaned the company $200,000. No terms were discussed nor were any agreements executed in connection with such loan, but we currently contemplate that the $200,000 will either be paid back out of our next significant financing or invested into such financing.

                 Shares

Common Stock

PROSPECTUS

, 2015

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table indicates the expenses to be incurred in connection with the offering described in this registration statement, other than underwriting discounts and commissions, all of which will be paid by us. All amounts are estimated except the Securities and Exchange Commission registration fee, the Financial Industry Regulatory Authority, Inc., or FINRA, filing fee and the NASDAQ Capital Market listing fee.

Amount to be paid
SEC registration fee		$1,162.00
FINRA filing fee		*
NASDAQ Capital Market listing fee		*
Blue sky qualification fees and expenses		*
Printing and engraving expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Transfer agent and registrar fees and expenses		*
Miscellaneous expenses		*

Total	$	*

* To be filed by amendment.

Item 14. Indemnification of Directors and Officers.

The Certificate of Incorporation and the By-Laws of our company provide that our company will indemnify, to the fullest extent permitted by the General Corporation Law of the State of Delaware, each person who is or was a director, officer, employee or agent of our company, or who serves or served any other enterprise or organization at the request of our company. Pursuant to Delaware law, this includes elimination of liability for monetary damages for breach of the directors’ fiduciary duty of care to our company and its stockholders. These provisions do not eliminate the directors’ duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to our company, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

Section 145 of the Delaware General Corporation Law permits a corporation to indemnify any director or officer of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding brought by reason of the fact that such person is or was a director or officer of the corporation, if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe his or her conduct was unlawful. In a derivative action (i.e., one brought by or on behalf of the corporation), indemnification may be provided only for expenses actually and reasonably incurred by any director or officer in connection with the defense or settlement of such an action or suit if such person acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be provided if such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Delaware Chancery Court or the court in which the action or suit was brought shall determine that such person is fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

Pursuant to Section 102(b)(7) of the Delaware General Corporation Law, Article VI of our restated certificate of incorporation eliminates the liability of a director to us or our stockholders for monetary damages for such a breach of fiduciary duty as a director, except for liabilities arising:

•	from any breach of the director’s duty of loyalty to us or our stockholders;
•	from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
•	under Section 174 of the Delaware General Corporation Law; and
•	from any transaction from which the director derived an improper personal benefit.

We have entered into agreements with our directors and executive officers that require us to indemnify these persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that the person is or was a director or officer of our company or any of our affiliated enterprises, provided the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to our company’s best interests and, with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful. The indemnification agreements will also establish procedures that will apply if a claim for indemnification arises under the agreements.

We maintain a policy of directors’ and officers’ liability insurance that insures its directors and officers against the cost of defense, settlement or payment of a judgment under some circumstances.

The foregoing discussion of our Certificate of Incorporation, By-Laws, indemnification agreements and Delaware law is not intended to be exhaustive and is qualified in its entirety by such Certificate of Incorporation, By-Laws, indemnification agreements or law.

Reference is made to our undertakings in Item 17 with respect to liabilities arising under the Securities Act.

Reference is also made to the form of underwriting agreement filed as Exhibit 1.1 to this registration statement for the indemnification agreements between us and the underwriters.

Item 15. Recent Sales of Unregistered Securities.

The following summarizes all sales of unregistered securities by us within the past three years:

In April 2012, we entered into securities purchase agreements with several investors, including Crede CG III, Ltd. (“Crede III”), an affiliate of Terren S. Peizer, our Chairman and Chief Executive Officer, and Mr. David E. Smith, currently a member of our board of directors and the beneficial owner of more than 5% of our shares of common stock, relating to the sale and issuance of an aggregate of 2,144,050 shares of common stock, and warrants to purchase an aggregate of 2,144,050 shares of common stock at an exercise price of $1.60 per share, for aggregate gross proceeds of approximately $3,430,000. The common stock and the warrants were issued pursuant to the exemption afforded by Rule 506 of Regulation D promulgated under the Securities Act of 1933, as amended, or the Securities Act.

In May 2012, we entered into a securities purchase agreement with an accredited investor on the same terms of the securities purchase agreements disclosed above, relating to the sale and issuance of 25,000 shares of common stock and warrants to purchase an aggregate of 25,000 shares of common stock at an exercise price of $1.60 per share, for gross proceeds of $40,000. The common stock and the warrants were issued pursuant to the exemption afforded by Rule 506 of Regulation D promulgated under the Securities Act.

In September 2012, we entered into securities purchase agreements with several investors, including Crede III and Mr. Smith, relating to the sale and issuance of an aggregate of 1,719,000 shares of common stock, and warrants to purchase an aggregate of 1,719,000 shares of common stock at an exercise price of $1.00 per share, for aggregate gross proceeds of approximately $1.7 million. The common stock and the warrants were issued pursuant to the exemption afforded by Rule 506 of Regulation D promulgated under the Securities Act.

In December 2012, we entered into securities purchase agreements with several investors, including Crede III and Mr. Smith, relating to the sale and issuance of an aggregate of 4,712,143 shares of common stock, and warrants to purchase an aggregate of 4,712,143 shares of common stock at an exercise price of $0.70 per share for aggregate gross proceeds of approximately $3.3 million. The common stock and the warrants were issued pursuant to the exemption afforded by Rule 506 of Regulation D promulgated under the Securities Act.

In April 2013, we entered into securities purchase agreements with several investors, including Crede and Shamus, LLC (“Shamus”), a company owned by Mr. Smith, relating to the sale and issuance of an aggregate of 2,192,857 shares of common stock and warrants (the “April Warrants”) to purchase an aggregate of 2,192,857 shares of common stock at an exercise price of $0.70 per share for aggregate gross proceeds of approximately $1.5 million (the “April Offering”). The April Warrants expire in April 2018, and contain anti-dilution provisions. As a result, if we, in the future, issue or grant any rights to purchase any of our common stock, or other security convertible into our common stock, for a per share price less than the exercise price of the April Warrants, the exercise price of the April Warrants will be reduced to such lower price, subject to customary exceptions. The April Offering provides that in the event that we effectuate a reverse stock split of its common stock within 24 months of the closing date of the securities purchase agreement (the “Reverse Split”) and the volume weighted average price (“VWAP”) of the common stock during the 20 trading days following the effective date of the Reverse Split (the “VWAP Period”) declines from the closing price on the trading date immediately prior to the effective date of the Reverse Split, that we issue additional shares of common stock (the “Adjustment Shares") if we receive a written notice from an investor requesting us to issue to such investor the Adjustment Shares. The number of Adjustment Shares to be issued in such case will be the lesser of (a) 20% of the number of shares of our common stock originally purchased by such investor (as adjusted) and that are still held by such investor as of the last day of the VWAP Period (as adjusted), and (b) the number of shares originally purchased by such investor (as adjusted) and that are still held by such investor as of the last day of the VWAP Period (as adjusted) multiplied by the percentage decline during the VWAP Period in the VWAP from the closing price on the trading day immediately prior to the effective date of the Reverse Split (as adjusted). In addition, the number of shares of our common stock exercisable under the warrant purchased and held by such investor shall increase by a number equal to the number of Adjustment Shares. The common stock and the warrants were issued pursuant to the exemption afforded by Rule 506 of Regulation D promulgated under the Securities Act.

In October 2013, we entered into securities purchase agreements with several investors, including Crede III and Shamus, relating to the sale and issuance of an aggregate of 4,550,002 shares of common stock, and warrants (the “October Warrants”) to purchase an aggregate of 4,550,002 shares of common stock at an exercise price of $0.58 per share for aggregate gross proceeds of approximately $2.6 million (the “October Offering”). The October Warrants expire in October 2018, and contain anti-dilution provisions. As a result, if we, in the future, issue or grant any rights to purchase any of our common stock, or other security convertible into our common stock, for a per share price less than the exercise price of the October Warrants, the exercise price of the October Warrants will be reduced to such lower price, subject to customary exceptions. The October Offering provides that in the event that we effectuate a Reverse Split and the VWAP period declines from the closing price on the trading date immediately prior to the effective date of the Reverse Split, that we shall issue the Adjustment Shares, as described above. The common stock and the warrants were issued pursuant to the exemption afforded by Rule 506 of Regulation D promulgated under the Securities Act.

In January 2014, we entered into securities purchase agreements with several investors, including Crede III, relating to the sale and issuance of an aggregate of 1,724,141 shares of common stock, and warrants (the “January Warrants”) to purchase an aggregate of 1,724,141 shares of common stock at an exercise price of $0.58 per share for aggregate gross proceeds of approximately $1.0 million (the “January Offering”). The January Warrants expire in January 2019, and contain anti-dilution provisions. As a result, if we, in the future, issue or grant any rights to purchase any of our common stock, or other security convertible into our common stock, for a per share price less than the exercise price of the January Warrants, the exercise price of the January Warrants will be reduced to such lower price, subject to customary exceptions. The January Offering provides that in the event that we effectuate a Reverse Split and the VWAP period declines from the closing price on the trading date immediately prior to the effective date of the Reverse Split, that we shall issue the Adjustment Shares, as described above. The common stock and the warrants were issued pursuant to the exemption afforded by Rule 506 of Regulation D promulgated under the Securities Act.

In May 2014, we entered into securities purchase agreements with several investors, including Crede III and Shamus, relating to the sale and issuance of an aggregate of 2,586,210 shares of common stock and warrants (the “May Warrants”) to purchase an aggregate of 2,586,210 shares of common stock at an exercise price of $0.58 per share for aggregate gross proceeds of approximately $1.5 million (the “May Offering”). The May Warrants expire in May 2019, and contain anti-dilution provisions. As a result, if we, in the future, issue or grant any rights to purchase any of our common stock, or other security convertible into our common stock, for a per share price less than the exercise price of the May Warrants, the exercise price of the May Warrants will be reduced to such lower price, subject to customary exceptions. The May Offering provide that in the event that we effectuate a Reverse Split and the VWAP period declines from the closing price on the trading date immediately prior to the effective date of the Reverse Split, that we shall issue the Adjustment Shares to the investors, as described above. Chardan Capital Markets, LLC acted as the placement agent for this Offering, in consideration for which it received 200,000 of our unregistered shares of common stock. The common stock and the warrants were issued pursuant to the exemption afforded by Rule 506 of Regulation D promulgated under the Securities Act.

In September 2014, we entered into the securities purchase agreements with several investors, relating to the sale and issuance of an aggregate of 750,000 shares of common at an exercise price of $2.00 per share for aggregate gross proceeds of approximately $1.5 million. Chardan Capital Markets, LLC acted as the sole placement agent for this offering, in consideration for which it received 55,000 of our unregistered shares of common stock. The shares of common stock were issued pursuant to the exemption afforded by Rule 506 of Regulation D promulgated under the Securities Act.

In December 2014, we entered into the securities purchase agreements with several investors, including Crede III and Steve Gorlin, a member of our board of directors, relating to the sale and issuance of an aggregate of 550,000 shares of common at an exercise price of $2.00 per share for aggregate gross proceeds of approximately $1.1 million. The shares of common stock were issued pursuant to the exemption afforded by Rule 506 of Regulation D promulgated under the Securities Act.

In April 2015, we entered into a Securities Purchase Agreement with several institutional accredited investors, pursuant to which we received aggregate gross proceeds of $2.0 million from the investors for the sale of approximately $2.12 million principal amount of 12% Original Issue Discount Convertible Debentures due January 18, 2016, or the Bridge Notes, and five-year warrants to purchase an aggregate of 530,303 shares of our shares of common stock, par value $0.0001 per share, or our common stock, at an exercise price of $2.00 per share, or the April 2015 Warrants. We received aggregate net proceeds of $1,815,000. The conversion price of the Bridge Notes and the exercise price of the April 2015 Warrants is $2.00 per share, subject to adjustment, including for issuances of common stock and common stock equivalents below the then current conversion or exercise price, as the case may be. The Bridge Notes are unsecured, bear interest at a rate of 12% per annum payable quarterly in cash or shares of common stock, subject to certain conditions, at our option, and are subject to mandatory prepayment upon the consummation of certain future financings. We are obligated to offer to repay the Bridge Notes, and any interest payable thereon, out of the proceeds of the offering contemplated by this prospectus. The investors will receive 200,000 additional shares of common stock if we have not consummated a public offering of at least $5.0 million in gross proceeds by September 30, 2015. The offering contemplated by this prospectus would fulfill that requirement if consummated prior to September 30, 2015. The investors are also entitled, until April 17, 2016, to participate in certain of our future financings. These securities were issued pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D promulgated thereunder.

On May 18, 2015, we entered into Warrant Exchange Agreements, or the exchange agreements, with 15 warrant holders that held warrants for the purchase of up to an aggregate of 21,277,200 shares of our common stock, at an exercise price of $0.58 per share, that were originally issued by us in private placements consummated on various dates between December 2011 and May 2014. Pursuant to the exchange agreements, the warrant holders collectively agreed to surrender for cancellation their warrants in exchange for an aggregate of 21,277,200 of the our shares of common stock. This transaction hereinafter the “Warrant Exchange”. The issuances of our shares of common stock to the warrant holders pursuant to the exchange agreements were made pursuant to the exemption from the registration requirements of the Securities Act of 1933, as amended, provided by Section 3(a)(9) thereof.

Item 16. Exhibits and Financial Statements Schedules.

(a) Exhibits.

See the Exhibit Index immediately following the signature page hereto, which is incorporated into this Item 16(a) by reference.

(b) Financial Statements Schedules.

No financial statement schedules are provided because the information called for is not applicable or not required or is shown in the financial statements or the notes thereto.

Item 17. Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, California, on May 29, 2015.

CATASYS, INC.

By:	/s/ Terren S. Peizer
Terren S. Peizer
Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Terren S. Peizer and Richard A. Anderson and each and either of them, his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement on Form S-1 together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement on Form S-1 or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act and (iv) take any and all actions which may be necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, hereby approving, ratifying and confirming all that such agent, proxy and attorney-in-fact or any of his substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title(s)	Date

/s/ TERREN S. PEIZER	Chairman of the Board of Directors	May 29, 2015
Terren S. Peizer	and Chief Executive Officer
(Principal Executive Officer)

/s/ SUSAN ETZEL	Chief Financial Officer	May 29, 2015
Susan Etzel	(Principal Financial and
Accounting Officer)

/s/ RICHARD A. ANDERSON	President, Chief Operating Officer	May 29, 2015
Richard A. Anderson	and Director

/s/ RICHARD BERMAN	Director	May 29, 2015
Richard Berman

/s/ STEVEN KRIEGSMAN	Director	May 29, 2015
Steven Kriegsman

/s/ DAVID SMITH	Director	May 29, 2015
David Smith

/s/ MARVIN IGELMAN	Director	May 29, 2015
Marvin Igelman

/s/ STEVE GORLIN	Director	May 29, 2015
Steve Gorlin

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

1.1**	Form of Underwriting Agreement.
3.1

Certificate of Incorporation of Catasys, Inc., filed with the Secretary of State of the State of Delaware on September 29, 2003, incorporated by reference to exhibit of the same number of Catasys Inc.’s Form 8-K filed with the Securities and Exchange Commission on September 30, 2003.

3.2

Certificate of Amendment to Certificate of Incorporation of Catasys, Inc., incorporated by reference to exhibit of the same number to Catasys, Inc.’s annual report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2010.

3.3

Certificate of Amendment, as corrected by the Certificate of Correction, to Certificate of Incorporation of Catasys, Inc., incorporated by reference to exhibit of the same number to Catasys, Inc’s Registration Statement on Form S-1/A filed with Securities and Exchange Commission on September 9, 2011.

3.4

Certificate of Amendment of the Certificate of Incorporation of Catasys, Inc., incorporated by reference to exhibit 3.1 of Catasys, Inc.’s current report on Form 8-K filed with the Securities and Exchange Commission on August 10, 2012.

3.5

Certificate of Amendment of the Certificate of Incorporation of Catasys, Inc., incorporated by reference to exhibit 3.1 of Catasys, Inc.’s current report on Form 8-K filed with the Securities and Exchange Commission on May 7, 2013.

3.6

By-Laws of Catasys, Inc., a Delaware corporation, incorporated by reference to exhibit of the same number of Catasys, Inc.’s Form 8-K filed with the Securities and Exchange Commission on September 30, 2003.

4.1

Specimen Common Stock Certificate, incorporated by reference to exhibit of the same number to Catasys Inc.’s annual report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2005.

4.2

Secured Convertible Promissory Note issued to Crede Capital Group, LLC, incorporated by reference to exhibit 4.1 of Catasys, Inc.’s current report on Form 8-K filed with the Securities and Exchange Commission on April 13, 2012.

4.3

Secured Convertible Promissory Note issued to David E. Smith, incorporated by reference to exhibit 4.1 of Catasys, Inc.’s current report on Form 8-K filed with the Securities and Exchange Commission on October 7, 2011.

4.4

Secured Convertible Promissory Note issued to Crede Capital Group, LLC, incorporated by reference to exhibit 4.1 of Catasys, Inc.’s current report on Form 8-K filed with the Securities and Exchange Commission on August 19, 2011.

4.5

Amended and Restated Secured Convertible Promissory Note issued to David E. Smith, incorporated by reference to exhibit 4.1 of Catasys, Inc.’s current report on Form 8-K filed with the Securities and Exchange Commission on November 8, 2011.

4.6

Amended and Restated Secured Convertible Promissory Note issued to Crede Capital Group, LLC, incorporated by reference to exhibit 4.1 of Catasys, Inc.’s current report on Form 8-K filed with the Securities and Exchange Commission on August 8, 2011.

4.7

Second Amended and Restated Secured Convertible Promissory Note issued on November 15, 2011, incorporated by reference to exhibit 4.1 of Catasys, Inc.’s current report on Form 8-K filed with the Securities and Exchange Commission on November 18, 2011.

4.8

Third Amended and Restated Secured Convertible Promissory Note issued to Crede Capital Group, LLC, incorporated by reference to exhibit 4.1 of Catasys, Inc.’s current report on Form 8-K filed with the Securities and Exchange Commission on December 6, 2011.

4.9

Third Amended and Restated Secured Convertible Promissory Note issued to David E. Smith, incorporated by reference to exhibit 4.1 of Catasys, Inc.’s current report on Form 8-K filed with the Securities and Exchange Commission on December 14, 2011.

4.10

Fourth Amended and Restated Secured Convertible Promissory Note issued to Crede Capital Group, LLC, incorporated by reference to exhibit 4.2 of Catasys, Inc.’s current report on Form 8-K filed with the Securities and Exchange Commission on December 14, 2011.

4.11

Secured Convertible Promissory Note issued to Crede Capital Group, LLC, incorporated by reference to exhibit 4.1 of Catasys, Inc.’s current report on Form 8-K filed with the Securities and Exchange Commission on February 28, 2012.

4.12

Secured Convertible Promissory Note issued on October 19, 2010, incorporated by reference to exhibit 4.1 of Catasys, Inc.’s current report on Form 8-K filed with the Securities and Exchange Commission on October 20, 2010.

4.13	Form of Warrant incorporated by reference to Exhibit 4.2 of Catasys, Inc.’s Registrations Statement on Form S-1/A filed with the Securities and Exchange Commission on May 17, 2010.
4.14	Warrant issued to David E. Smith, incorporated by reference to exhibit 4.2 of Catasys, Inc.’s current report on Form 8-K filed with the Securities and Exchange Commission on October 7, 2011.
4.15	Warrant issued to Crede Capital Group, LLC, incorporated by reference to exhibit 4.2 of Catasys, Inc.’s current report on Form 8-K filed with the Securities and Exchange Commission on August 19, 2011.
4.16

Amended and Restated Warrant issued to David E. Smith, incorporated by reference to exhibit 4.2 of Catasys, Inc.’s current report on Form 8-K filed with the Securities and Exchange Commission on November 8, 2011.

4.17

Amended and Restated Warrant issued to Crede Capital Group, LLC, incorporated by reference to exhibit 4.2 of Catasys, Inc.’s current report on Form 8-K filed with the Securities and Exchange Commission on November 8, 2011.

4.18

Second Amended and Restated Warrant issued to David E. Smith, incorporated by reference to exhibit 4.2 of Catasys, Inc.’s current report on Form 8-K filed with the Securities and Exchange Commission on November 18, 2011.

4.19

Second Amended and Restated Warrant issued to Crede Capital Group, LLC, incorporated by reference to exhibit 4.2 of Catasys, Inc.’s current report on Form 8-K filed with the Securities and Exchange Commission on November 18, 2011.

4.20

Third Amended and Restated Warrant issued to Crede Capital Group, LLC, incorporated by reference to exhibit 4.2 of Catasys, Inc.’s current report on Form 8-K filed with the Securities and Exchange Commission on December 6, 2011.

4.21

Third Amended and Restated Warrant issued to David E. Smith, incorporated by reference to exhibit 4.3 of Catasys, Inc.’s current report on Form 8-K filed with the Securities and Exchange Commission on December 14, 2011.

4.22

Fourth Amended and Restated Warrant issued to Crede Capital Group, LLC, incorporated by reference to exhibit 4.4 of Catasys, Inc.’s current report on Form 8-K filed with the Securities and Exchange Commission on December 14, 2011.

4.23	Form of Warrant incorporated by reference to Exhibit 4.1 of Catasys, Inc.’s Form 8-K filed with the Securities and Exchange Commission on December 27, 2011.
4.24	Form of Warrant incorporated by reference to Exhibit 4.1 of Catasys, Inc.’s current report on Form 8-K filed with the Securities and Exchange Commission on December 6, 2012.
4.25	Form of Warrant incorporated by reference to Exhibit 4.1 of Catasys, Inc.’s current report on Form 8-K filed with the Securities and Exchange Commission on September 18, 2012.
4.26	Form of Warrant incorporated by reference to Exhibit 4.1 of Catasys, Inc’s current report on Form 8-K filed with the Securities and Exchange Commission on April 20, 2012.
4.27	Warrant issued to Crede Capital Group, LLC, incorporated by reference to exhibit 4.2 of Catasys, Inc.’s current report on Form 8-K filed with the Securities and Exchange Commission on April 13, 2012.
4.28

Warrant issued to Crede Capital Group, LLC, incorporated by reference to exhibit 4.2 of Catasys, Inc.’s current report on Form 8-K filed with the Securities and Exchange Commission on February 28, 2012.

4.29	Warrant issued on October 19, 2010, incorporated by reference to exhibit 4.3 of Catasys, Inc.’s current report on Form 8-K filed with the Securities and Exchange Commission on October 20, 2010.
4.30

Warrant issued on November 16, 2010, incorporated by reference to exhibit of the same number of Catasys Inc.’s annual report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2010.

4.31	Form of Warrant incorporated by reference to Exhibit 4.1 of Catasys, Inc.’s current report on Form 8-K filed with the Securities and Exchange Commission on April 15, 2013.
4.32	Form of Warrant incorporated by reference to Exhibit 4.1 of Catasys, Inc.’s current report on Form 8-K filed with the Securities and Exchange Commission on February 3, 2015.
4.33	Form of Warrant incorporated by reference to Exhibit 4.1 of Catasys, Inc.’s current report on Form 8-K filed with the Securities and Exchange Commission on May 30, 2014.
4.34

Form of 12% Original Issue Discount Convertible Debenture Due January 18, 2016, incorporated by reference to Exhibit 4.1 of Catasys, Inc.’s current report on Form 8-K filed with the Securities and Exchange Commission on April 21, 2015.

4.35	Form of Common Stock Purchase Warrant, incorporated by reference to Exhibit 4.2 of Catasys, Inc.’s current report on Form 8-K filed with the Securities and Exchange Commission on April 21, 2015.
5.1**	Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
10.1†

Employment Agreement between Catasys, Inc. and Terren S. Peizer, dated September 29, 2003, incorporated by reference to exhibit of the same number to Catasys Inc.’s annual report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2005.

10.2†

Employment Agreement between Catasys, Inc. and Richard A. Anderson, dated April 19, 2005, incorporated by reference to exhibit of the same number to Catasys Inc.’s annual report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2005.

10.3†

Amendment to Employment Agreement of Richard A. Anderson, dated July 16, 2008, incorporated by reference to Exhibit 10.1 of  Catasys Inc.’s current report on Form 8-K filed with the Securities and Exchange Commission on July 18, 2008.

10.4†	Form of Stock Option Grant Notice, incorporated by reference to Exhibit 10.4 of Catasys, Inc.’s annual report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2015.
10.5†	2010 Stock Incentive Plan, incorporated by reference to exhibit 10.1 of Catasys, Inc.’s Form 8-K filed with the Securities and Exchange Commission on December 16, 2010.
10.6

Securities Purchase Agreement between Catasys, Inc. and accredited investors dated October 19, 2010, incorporated by reference to Exhibit 10.1, 10.2, and 10.3 of Catasys, Inc.’s current report on Form 8-K filed with the Securities and Exchange Commission on October 20, 2010.

10.7

Securities Purchase Agreement between Catasys, Inc. and investors, dated June 29, 2010, incorporated by reference to Exhibit 10.1 of Catasys, Inc.’s current report on Form 8-K filed with the Securities and Exchange Commission on June 30, 2010.

10.8

Placement Agent Agreement between Rodman & Renshaw, LLC and Catasys, Inc., dated July 22, 2011, incorporated by reference to exhibit 10.30 of Catasys, Inc.’s registrations statement on Form S-1/A filed with the Securities and Exchange Commission on July 22, 2011.

10.9

Securities Purchase Agreement between Crede Capital Partners, LLC and Catasys, Inc., incorporated by reference to Exhibit 10.1 of Catasys, Inc.’s current report on Form 8-K filed with the Securities and Exchange Commission on August 19, 2011.

10.10

Securities Purchase Agreement between David E. Smith and Catasys, Inc., incorporated by reference to Exhibit 10.1 of Catasys, Inc.’s current report on Form 8-K filed with the Securities and Exchange Commission on October 7, 2011.

10.11

Consent Agreement between Crede Capital Partners, LLC and David E. Smith, incorporated by reference to Exhibit 10.2 of Catasys, Inc.’s current report on Form 8-K filed with the Securities and Exchange Commission on October 7, 2011.

10.12

Amended and Restated Consent Agreement between Crede Capital Partners, LLC and David E. Smith, incorporated by reference to Exhibit 10.2 of Catasys, Inc.’s current report on Form 8-K filed with the Securities and Exchange Commission on November 8, 2011.

10.13

Second Amended and Restated Consent Agreement between Crede Capital Partners, LLC and David E. Smith, incorporated by reference to Exhibit 10.2 of Catasys, Inc.’s current report on Form 8-K filed with the Securities and Exchange Commission on November 17, 2011.

10.14

Third Amended and Restated Consent Agreement between Crede Capital Partners, LLC and David E. Smith, incorporated by reference to Exhibit 10.1 of Catasys, Inc.’s current report on Form 8-K filed with the Securities and Exchange Commission on December 14, 2011.

10.15

Securities Purchase Agreement between Catasys, Inc. and accredited investors dated December 20, 2011, incorporated by reference to Exhibit 10.1 of Catasys, Inc.’s current report on Form 10-K filed with the Securities and Exchange Commission on December 27, 2011.

10.16

Securities Purchase Agreement between Catasys, Inc. and accredited investors dated April 17, 2012, incorporated by reference to Exhibit 10.1 of Catasys, Inc.’s current report on Form 10-K filed with the Securities and Exchange Commission on April 20, 2012.

10.17

Securities Purchase Agreement between Catasys, Inc. and accredited investors dated September 13, 2012, incorporated by reference to Exhibit 10.1 of Catasys, Inc.’s current report on Form 10-K filed with the Securities and Exchange Commission on September 18, 2012.

10.18

Securities Purchase Agreement between Catasys, Inc. and accredited investors dated December 4, 2012, incorporated by reference to Exhibit 10.1 of Catasys, Inc.’s current report on Form 10-K filed with the Securities and Exchange Commission on December 6, 2012.

10.19†

Employment Agreement between Catasys, Inc. and Susan Etzel, dated March 27, 2013, incorporated by reference to exhibit 10.41 of Catasys Inc.’s annual report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2012.

10.20

Securities Purchase Agreement between Catasys, Inc. and accredited investors dated April 10, 2013, incorporated by reference to Exhibit 10.1 of Catasys, Inc.’s current report on Form 10-K filed with the Securities and Exchange Commission on April 15, 2013.

10.21

Securities Purchase Agreement between Catasys, Inc. and accredited investors incorporated by reference to Exhibit 10.1 of Catasys, Inc.’s current report on Form 8-K filed with the Securities and Exchange Commission on October 8, 2013.

10.22

Securities Purchase Agreement between Catasys, Inc. and accredited investors incorporated by reference to Exhibit 10.1 of Catasys, Inc.’s current report on Form 8-K filed with the Securities and Exchange Commission on February 3, 2014.

10.23

Securities Purchase Agreement between Catasys, Inc. and accredited investors incorporated by reference to Exhibit 10.1 of Catasys, Inc.’s current report on Form 8-K filed with the Securities and Exchange Commission on May 30, 2014.

10.24

Securities Purchase Agreement between Catasys, Inc. and accredited investors incorporated by reference to Exhibit 10.1 of Catasys, Inc.’s current report on Form 8-K filed with the Securities and Exchange Commission on September 30, 2014.

10.25

Securities Purchase Agreement between Catasys, Inc. and accredited investors incorporated by reference to Exhibit 10.1 of Catasys, Inc.’s current report on Form 8-K filed with the Securities and Exchange Commission on December 29, 2014.

10.26

Office Lease between Catasys, Inc. and Trizec Wilshire Center, LLC dated November 6, 2013, incorporated by reference to Exhibit 10.1 of Catasys, Inc.’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 13, 2013.

10.27

First Amendment to the Office Lease between Catasys, Inc. and Trizec Wilshire Center, LLC dated March 6, 2015, incorporated by reference to Exhibit 10.27 of Catasys, Inc.’s annual report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2015.

10.28

Form of Securities Purchase Agreement, dated April 16, 2015, by and between Catasys, Inc. and each purchaser identified on the signature pages thereto, incorporated by reference to Exhibit 10.1 of Catasys, Inc.’s current report on Form 8-K filed with the Securities and Exchange Commission on April 21, 2015.

10.29	Form of Warrant Exchange Agreement, incorporated by reference to Exhibit 10.1 of Catasys, Inc.’s current report on Form 8-K filed with the Securities and Exchange Commission on May 20, 2015.
10.30	Form of Lock-Up Agreement, incorporated by reference to Exhibit 10.2 of Catasys, Inc.’s current report on Form 8-K filed with the Securities and Exchange Commission on May 20, 2015.
21.1	Subsidiaries of the Company, incorporated by reference to Exhibit 21.1 of Catasys, Inc.’s annual report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2014
23.1*	Consent of Independent Registered Public Accounting Firm – Rose, Snyder & Jacobs LLP.
23.2**	Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (contained in Exhibit 5.1).
24.1*	Power of Attorney (contained on signature page hereto).
101.INS*	XBRL Instance Document

101.SCH*	XBRL Taxonomy Extension Schema Document
101.CAL*	XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF*	XBRL Taxonomy Extension Definition Linkbase Document
101.LAB*	XBRL Taxonomy Extension Label Linkbase Document
101.PRE*	XBRL Taxonomy Extension Presentation Linkbase Document

* Filed herewith.

** To be filed by amendment.

† Management contract or compensatory plan or arrangement.